EXHIBIT 1

Recent Developments Relating to Regulatory Matters and Legal Proceedings

On April 1, 2011, in connection with the European Commission’s antitrust investigations, the European Commission notified CEMEX, S.A.B. de C.V. about a decision under Article 18(3) of Council Regulation (EC) No 1/2003 of December 16, 2002 on the implementation of the rules on competition set forth in Article 81 of the EC Treaty (current Articles 101 and 102 of the EC Treaty), which included a request for CEMEX, S.A.B. de C.V. to deliver a material amount of information and documentation by June 27, 2011. CEMEX, S.A.B. de C.V. and several of its European affiliates filed an appeal before the General Court of the European Union for the annulment of such decision on the grounds that such request is contrary to several principles of European Union Law. In addition, on June 17, 2011, CEMEX, S.A.B. de C.V. and several of its European affiliates filed a claim for a provisional suspension of the obligation to comply with such decision before the General Court of the European Union.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The financial data set forth below as of and for each of the five years ended December 31, 2010 have been derived from our audited consolidated financial statements. The financial data set forth below as of December 31, 2010 and 2009 and for each of the three years ended December 31, 2010, 2009 and 2008 have been derived from, and should be read in conjunction with, and are qualified in their entirety by reference to, our audited consolidated financial statements included in our annual report for the year ended December 31, 2010 (the “2010 Annual Report”). Our audited consolidated financial statements for the year ended December 31, 2010 were approved by our shareholders at the annual shareholders general meeting, which was held on February 24, 2011.

The financial data set forth below as of March 31, 2011, and for the three months ended March 31, 2010 and 2011, have been derived from, and should be read in conjunction with, and are qualified in their entirety by reference to, our unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2010 and 2011 and the notes thereto included herein. In the opinion of management, the unaudited condensed consolidated financial statements reflect all adjustments (consisting of normal recurring items) that are necessary to present a fair statement of the results for the interim periods. The interim results of operations for the three months ended March 31, 2011 are not indicative of operating results to be expected for the entire year.

The operating results of newly acquired businesses are consolidated in our financial statements beginning on the acquisition date. Therefore, all periods presented do not include operating results corresponding to newly acquired businesses before we assumed operating control. As a result, the financial data for the years ended December 31, 2006, 2007, 2008, 2009 and 2010 may not be comparable to that of prior periods.

Our unaudited condensed consolidated financial statements for the three months ended March 31, 2010 and 2011 included herein are consistent with the accounting policies used in the preparation and presentation of our audited consolidated financial statements included in our 2010 Annual Report, except for the adoption as of January 1, 2011 of C-5 “Advanced payments” and MFRS C-10 “Derivative financial instruments and hedging activities,” as described in notes 2F and 2K to our unaudited condensed consolidated financial statements for the three months ended March 31, 2010 and 2011 included herein.

Our audited consolidated financial statements included in our 2010 Annual Report have been prepared in accordance with MFRS, which differ in significant respects from U.S. GAAP. Beginning on January 1, 2008, according to MFRS B-10, “Inflation effects,” inflationary accounting is only applied in a high-inflation environment, defined by MFRS B-10 as existing when the cumulative inflation for the preceding three years equals or exceeds 26%. Until December 31, 2007, inflationary accounting was applied to all CEMEX subsidiaries regardless of the inflation level of their respective country. Beginning in 2008, only the financial statements of those subsidiaries whose functional currency corresponds to a country under high inflation are restated to take account of inflation. Designation of a country as a high or low inflation environment takes place at the end of each year and inflation is applied prospectively. During 2008, the financial statements of our subsidiaries in Costa Rica and Venezuela were restated; during 2009, the financial statements of our subsidiaries in Egypt, Nicaragua, Latvia and Costa Rica were restated; and during 2010, the financial statements of our subsidiaries in Egypt, Nicaragua and Costa Rica were restated.

Beginning in 2008, MFRS B-10 has eliminated the restatement of financial statements for the period as well as the comparative financial statements for prior periods into constant values as of the date of the most recent balance sheet. Beginning in 2008, the amounts of the statement of operations, statement of cash flows and statement of changes in stockholders’ equity are presented in nominal values; meanwhile, pursuant to MFRS

B-10, amounts of financial statements for prior years are presented in constant Pesos as of December 31, 2007, the date in which inflationary accounting ceased to be generally applied. Until such date, the restatement factors for current and prior periods were calculated considering the weighted average inflation of the countries in which we operate and the changes in the exchange rates of each of these countries relative to the Mexican Peso, weighted according to the proportion that our assets in each country represent of our total assets.

The following table reflects the factor that was used to restate the originally reported Pesos as of and for the year ended December 31, 2006 to Pesos of constant purchasing power as of December 31, 2007:

	Annual Weighted Average Factor	Cumulative Weighted Average Factor to December 31, 2007
2006	1.0846	1.0846

Non-Peso amounts included in the financial statements are first translated into Dollar amounts, in each case at a commercially available or an official government exchange rate for the relevant period or date, as applicable, and those Dollar amounts are then translated into Peso amounts at the CEMEX accounting rate, described under “— Mexican Peso Exchange Rates,” as of the relevant period or date, as applicable.

The Dollar amounts provided below and, unless otherwise indicated herein, are translations of Peso amounts at an exchange rate of Ps11.90 to U.S.$1.00, the CEMEX accounting rate as of March 31, 2011. However, in the case of transactions conducted in Dollars, we have presented the Dollar amount of the transaction and the corresponding Peso amount that is presented in our consolidated financial statements. These translations have been prepared solely for the convenience of the reader and should not be construed as representations that the Peso amounts actually represent those Dollar amounts or could be converted into Dollars at the rate indicated. The noon buying rate for Pesos on March 31, 2011 was Ps11.92 to U.S.$1.00. From March 31, 2011 through June 17, 2011, the Peso appreciated by approximately 0.2% against the Dollar, based on the noon buying rate for Pesos.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Selected Consolidated Financial Information

	As of and for the Year Ended December 31,					As of and for the Three Months Ended March 31,
	2006	2007	2008	2009	2010	2010	2011
	(in millions of Pesos, except ratios and share and per share amounts)					(unaudited)
Statement of Operations Information:
Net sales	Ps 213,767	Ps 228,152	Ps 225,665	Ps 197,801	Ps 178,260	Ps 38,794	Ps 40,745
Cost of sales(1)	(136,447)	(151,439)	(153,965)	(139,672)	(128,307)	(28,340)	(29,150)
Gross profit	77,320	76,713	71,700	58,129	49,953	10,454	11,595
Operating expenses	(42,815)	(45,103)	(45,612)	(42,289)	(39,110)	(8,561)	(9,520)
Operating income	34,505	31,610	26,088	15,840	10,843	1,893	2,075
Other expense, net(2)	(580)	(2,984)	(21,403)	(5,529)	(6,672)	(1,120)	(910)
Comprehensive financing result(3)	(505)	1,018	(28,326)	(15,106)	(15,627)	(3,727)	(3,236)
Equity in income (loss) of associates	1,425	1,487	869	154	(524)	(299)	(219)
Income (loss) before income tax	34,845	31,131	(22,772)	(4,641)	(11,980)	(3,253)	(2,290)
Discontinued operations(4)	—	288	2,097	(4,276)	—	—	—
Non-controlling net income (loss)	1,292	837	45	240	27	9	(29)
Controlling interest net income (loss)	27,855	26,108	2,278	1,409	(16,516)	(4,360)	(3,324)
Basic earnings (loss) per share(5)(6)(7)	1.29	1.17	0.09	0.05	(0.55)	(0.11)	(0.16)
Diluted earnings (loss) per share(5)(6)(7)	1.29	1.17	0.09	0.05	—	—	—
Dividends per share(5)(8)(9)	0.28	0.29	—	—	—	—	—
Number of shares outstanding(5)(10)	21,987	22,297	22,985	25,643	29,975	26,743	30,108
Balance Sheet Information:
Cash and temporary investments	18,494	8,108	12,900	14,104	8,354	18,137	7,806
Property, machinery and equipment, net	201,425	250,015	270,281	258,863	231,458	239,422	225,873
Total assets(11)	351,083	542,314	623,622	582,286	515,097	556,160	507,895
Short-term debt	14,657	36,160	95,269	7,393	5,637	9,578	819
Long-term debt	73,674	180,636	162,805	203,751	197,181	194,017	202,179
Non-controlling interest and perpetual debentures(12)	22,484	40,985	46,575	43,697	19,524	40,397	17,122
Total controlling stockholders’ equity	150,627	163,168	190,692	213,873	194,176	199,154	189,831
Other Financial Information:
Net working capital(11)(13)	10,389	15,108	16,358	12,380	9,051	14,395	13,293
Book value per share(5)(10)(14)	6.85	7.32	8.30	8.34	6.48	7.45	6.31
Operating margin	16.1%	13.9%	11.6%	8.0%	6.1%	4.9%	5.1%
Operating EBITDA(15)	48,466	48,752	45,787	36,153	29,317	6,569	6,243
Ratio of Operating EBITDA to interest expense(15)	8.38	5.53	4.49	2.68	1.80	1.64	1.50
Investment in property, machinery and equipment, net	16,067	21,779	20,511	6,655	4,726	(389)	(256)
Depreciation and amortization	13,961	17,666	19,699	20,313	18,474	4,676	4,168
Net cash flow provided by continuing operations(16)	47,845	45,625	38,455	33,728	21,838	1,287	877
Basic earnings (loss) per CPO(5)(6)(7)	3.87	3.51	0.30	0.18	(1.65)	(0.33)	(0.48)

	As of and for the Year Ended December 31,
	2006	2007	2008	2009	2010
	(in millions of Pesos, except ratios and share and per share amounts)
U.S. GAAP(17)(18):
Statement of Operations Information:
Net sales	Ps 203,660	Ps 226,742	Ps 224,804	Ps 197,801	Ps 178,260
Operating income (loss)(18)	32,804	28,623	(42,233)	10,396	5,487
Controlling interest net income (loss)	26,384	21,367	(61,886)	(5,904)	(7,170)
Basic earnings (loss) per share	1.23	0.96	(2.31)	(0.21)	(0.23)
Diluted earnings (loss) per share	1.23	0.96	(2.31)	(0.21)	(0.23)
Balance Sheet Information:
Total assets	351,927	563,565	605,072	558,541	504,065
Perpetual debentures(12)	14,037	33,470	41,495	39,859	16,310
Long-term debt(12)	69,375	164,497	162,810	203,602	197,068
Non-controlling interest	7,581	8,010	5,105	3,865	3,334
Total controlling stockholders’ equity	153,239	172,217	151,294	165,539	151,537

(1)	Cost of sales includes depreciation, as well as freight expenses of raw materials used in our producing plants. Our cost of sales excludes (i) expenses related to personnel and equipment comprising our selling network and those expenses related to warehousing at the points of sale, which are included as part of our administrative and selling expenses line item, and (ii) freight expenses of finished products from our producing plants to our points of sale and from our points of sale to our customers’ locations, which are all included as part of our distribution expenses line item, except for distribution or delivery expenses related to our ready-mix concrete business, which are included in our cost of sales.
(2)	Beginning in 2007, current and deferred Employees’ Statutory Profit Sharing (“ESPS”) is included within “Other expense, net.” Until December 31, 2006, ESPS was presented in a specific line item within the income taxes section of the statement of operations. The “Selected Consolidated Financial Information” data for 2006 were reclassified to conform to the presentation required beginning in 2007.
(3)	Comprehensive financing result includes financial expenses, financial income, results from financial instruments, including derivatives and marketable securities, foreign exchange result and monetary position result. See “Item 5 — Operating and Financial Review and Prospects” in our 2010 Annual Report.
(4)	On October 1, 2009, we completed the sale of our Australian operations to a subsidiary of Holcim Ltd. for approximately $2.02 billion Australian Dollars (approximately U.S.$1.7 billion). “Discontinued operations” includes the results of our Australian operations, net of income tax, for the nine-month period ended September 30, 2009, the twelve-month period ended December 31, 2008 and the six-month period ended December 31, 2007. Accordingly, our financial information under MFRS and under U.S. GAAP presented above for the years ended December 31, 2007, 2008 and 2009 was restated to present our Australian operations as “Discontinued Operations.” See note 3B to our audited consolidated financial statements included in our 2010 Annual Report.
(5)	Our capital stock consists of Series A shares and Series B shares. Each of our CPOs represents two Series A shares and one Series B share. As of December 31, 2010, approximately 97.8% of our outstanding share capital was represented by CPOs. Each of our ADSs represents ten CPOs.
(6)	Earnings (loss) per share are calculated based upon the weighted average number of shares outstanding during the year, as described in note 18 to our audited consolidated financial statements included in our 2010 Annual Report. Beginning on January 1, 2011, in accordance with MFRS B-14 “Earnings per share,” EPS for an interim period should be determined using the information related to such interim period, as described in note 15 to our unaudited condensed consolidated financial statements for the three months ended March 31, 2010 and 2011 included herein. Basic earnings (loss) per CPO is determined by multiplying the basic earnings (loss) per share for each period by three (the number of shares underlying each CPO). Basic earnings (loss) per CPO is presented solely for the convenience of the reader and does not represent a measure under MFRS.
(7)	Basic earnings per share in the table above for the years ended December 31, 2007, 2008 and 2009 are comprised of basic earnings per share of continuing operations of Ps1.16, Ps0.01 and Ps0.21, respectively, and basic earnings per share of discontinued operations of Ps0.01 in 2007, Ps0.08 in 2008 and a loss per share of Ps0.16 in 2009. Likewise, diluted earnings per share for the years ended December 31, 2007, 2008 and 2009 are comprised of diluted earnings per share of continuing operations of Ps1.16, Ps0.01 and Ps0.21, respectively, and diluted basic earnings per share of discontinued operations of Ps0.01 in 2007, Ps0.08 in 2008 and a loss per share of discontinued operations of Ps0.16 in 2009. In 2006 and 2010, the results of operations and basic and diluted earnings (loss) per share are comprised solely of results from continuing operations. For the year ended 2010 and for the three months ended March 2010 and March 2011, diluted earnings per share are not presented because, pursuant to MFRS, diluted earnings per share shall not be disclosed when the result from continuing operations for the period is a loss.

(8)	Dividends declared at each year’s annual shareholders’ meeting are reflected as dividends of the preceding year.

(9)	In years prior to the 2008 fiscal year, our board of directors proposed, and our shareholders approved, dividend proposals, whereby our shareholders had a choice between stock dividends or cash dividends declared in respect of the prior year’s results, with the stock issuable to shareholders who receive the stock dividend being issued at a 20% discount from then current market prices. The dividends declared per share or per CPO in these years, expressed in Pesos, were as follows: 2006, Ps0.81 per CPO (or Ps0.27 per share); 2007, Ps0.84 per CPO (or Ps0.28 per share); and 2008, Ps0.87 per CPO (or Ps0.29 per share). As a result of dividend elections made by shareholders, in 2006, Ps161 million in cash was paid and approximately 212 million additional CPOs were issued in respect of dividends declared for the 2005 fiscal year; in 2007, Ps147 million in cash was paid and approximately 189 million additional CPOs were issued in respect of dividends declared for the 2006 fiscal year; and in 2008, Ps214 million in cash was paid and approximately 284 million additional CPOs were issued in respect of dividends declared for the 2007 fiscal year. For purposes of the table, dividends declared at each year’s annual shareholders’ meeting for each period are reflected as dividends for the preceding year. We did not declare a dividend for fiscal years 2008, 2009 and 2010. At our 2008, 2009 and 2010 annual shareholders’ meetings, held on April 23, 2009, April 23, 2010, and February 24, 2011, respectively, our shareholders approved recapitalizations of retained earnings. New CPOs issued pursuant to each of the recapitalizations were allocated to shareholders on a pro-rata basis. As a result, shares equivalent to approximately 334 million CPOs, approximately 384 million CPOs and approximately 401 million CPOs were allocated to shareholders on a pro-rata basis in connection with the 2008, 2009 and 2010 recapitalizations, respectively. In each case, CPO holders received one new CPO for each 25 CPOs held and ADS holders received one new ADS for each 25 ADSs held. There was no cash distribution and no entitlement to fractional shares.

(10)	Based upon the total number of shares outstanding at the end of each period, expressed in millions of shares, and includes shares subject to financial derivative transactions, but does not include shares held by our subsidiaries.

(11)	Our consolidated balance sheet information as of March 31, 2011 reflects the recent adoption of MFRS C-10 “Derivative financial instruments and hedging activities,” pursuant to which margin calls related to derivative financial instruments are presented within “other current assets” and “other non-current assets,” as applicable. For prior periods presented in this selected consolidated financial information table, those margin accounts were offset by the related derivative financial instrument liability.

(12)	Non-controlling interest, as of December 31, 2006, 2007, 2008, 2009 and 2010, includes U.S.$1,250 million (Ps14,642 million), U.S.$3,065 million (Ps33,470 million), U.S.$3,020 million (Ps41,495 million), U.S.$3,045 million (Ps39,859 million) and U.S.$1,320 million (Ps16,310 million), respectively, and U.S.$1,172 million (Ps13,953 million) as of March 31, 2011, that represents the nominal amount of the fixed-to-floating rate callable perpetual debentures, denominated in Dollars and Euros, issued by consolidated entities. In accordance with MFRS, these securities qualify as equity due to their perpetual nature and the option to defer the coupons. However, for purposes of our U.S. GAAP reconciliation, we record these debentures as debt and coupon payments thereon as part of financial expenses in our statement of operations.

(13)	Net working capital equals trade receivables, less allowance for doubtful accounts plus inventories, net, less trade payables.

(14)	Book value per share is calculated by dividing the total controlling stockholders’ equity by the number of shares outstanding.

(15)	Operating EBITDA equals operating income before amortization expense and depreciation. Operating EBITDA and the ratio of Operating EBITDA to interest expense are presented because we believe that they are widely accepted as financial indicators of our ability to internally fund capital expenditures and service or incur debt. Operating EBITDA and such ratios should not be considered as indicators of our financial performance, as alternatives to cash flow, as measures of liquidity or as being comparable to other similarly titled measures of other companies. Operating EBITDA is reconciled below to operating income under MFRS as reported in the statements of operations, before giving effect to any non-controlling interest, and to net cash flows provided by continuing operations as reported in the statements of cash flows, which we consider to be the most comparable measure as determined under MFRS. Interest expense under MFRS does not include coupon payments and issuance costs of the perpetual debentures issued by consolidated entities of approximately Ps152 million for 2006, approximately Ps1,847 million for 2007, approximately Ps2,596 million for 2008, approximately Ps2,704 million for 2009, approximately Ps1,624 million for 2010, and approximately Ps630 million and Ps259 million for the three months ended March 31, 2010 and 2011, respectively, as described in note 16D to our audited consolidated financial statements included in our 2010 Annual Report and note 14C to our unaudited condensed consolidated financial statements for the three months ended March 31, 2010 and 2011 included herein.

	For the Year Ended December 31,					For the Three Months Ended March 31,
	2006	2007	2008	2009	2010	2010	2011
	(in millions of Pesos)
Reconciliation of operating EBITDA to Net cash flows provided by continued operations
Operating EBITDA	Ps 48,466	Ps 48,752	Ps 45,787	Ps 36,153	Ps 29,317	Ps 6,569	Ps 6,243

Less:
Operating depreciation and amortization expense	13,961	17,142	19,699	20,313	18,474	4,676	4,168
Operating income	Ps 34,505	Ps 31,610	Ps 26,088	Ps 15,840	Ps 10,843	Ps 1,893	Ps 2,075

Plus / minus:
Changes in working capital excluding income taxes	2,270	(877)	1,299	(2,599)	100	(4,226)	(3,752)
Operating depreciation and amortization expense	13,961	17,142	19,699	20,313	18,474	4,676	4,168
Other cash expenses, net	(2,891)	(3,484)	(8,631)	174	(7,579)	(1,056)	(1,614)
Net cash flows provided by continued operations after income tax	47,845	44,391	38,455	33,728	21,838	1,287	877

(16)	For the two years ended December 31, 2006 and 2007, statements of cash flows were not required under MFRS; therefore net resources provided by operating activities included in this item for such years refer to the Statements of Changes in Financial Position and represent controlling interest net income plus items not affecting cash flow plus investment in working capital excluding effects from acquisitions and including inflation effects and unrealized foreign exchange effects.
(17)	We have restated the information at and for the year ended December 31, 2006 under U.S. GAAP using the inflation factor derived from the national consumer price index, or NCPI, in Mexico, as required by Regulation S-X under the Exchange Act, instead of using the weighted average restatement factors used by us until December 31, 2007 according to MFRS and applied to the information presented under MFRS of prior years. These figures are presented in constant Pesos as of December 31, 2007, the last date in which inflationary accounting was applied (see note 2A to our audited consolidated financial statements included in our 2010 Annual Report). The amounts for the years ended December 31, 2008, 2009 and 2010 are presented in nominal Pesos.
(18)	Operating loss under U.S. GAAP for the year ended December 31, 2008 includes impairment losses of approximately Ps67,202 million (U.S.$4,891 million).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with, and are qualified in their entirety by reference to, our unaudited condensed consolidated financial statements as of March 31, 2011 and for the three month period ended March 31, 2010 and 2011 included herein. Our significant accounting policies are described in note 2 to our audited consolidated financial statements included in our 2010 Annual Report. The following discussion, which follows the same MFRS accounting policies, should also be read in conjunction with such financial statements and the notes thereto.

The percentage changes in cement sales volumes described herein from our operations in a particular country or region include the number of tons of cement and/or the number of cubic meters of ready-mix concrete sold to our operations in other countries and regions. Likewise, unless otherwise indicated, the net sales financial information presented herein from our operations in each country or region includes the Mexican Peso amount of sales derived from sales of cement and ready-mix concrete to our operations in other countries and regions, which have been eliminated in the preparation of our unaudited condensed consolidated financial statements for the three months ended March 31, 2010 and 2011 included herein.

On April 29, 2011, we announced our results for the three months ended March 31, 2011. The interim results of operations for the three months ended March 31, 2011 are not indicative of operating results to be expected for the entire year. The following is a discussion of our results for the three months ended March 31, 2011.

Results of Operations

Consolidation of Our Results of Operations

Our unaudited condensed consolidated financial statements for the three month periods ended March 31, 2010 and 2011, included herein, include those subsidiaries in which we hold a controlling interest or which we otherwise control. Control exists when we have the power, directly or indirectly, to govern the administrative, financial and operating policies of an entity in order to obtain benefits from its activities.

Investments in associates are accounted for by the equity method, when we have significant influence, which is presumed with an equity interest between 10% and 50% in public companies and between 20% and 50% in non-public companies unless it is proven that we have significant influence with a lower percentage. Under the equity method, after acquisition, the investment’s original cost is adjusted for the proportional interest of the holding company in the associate’s equity and earnings, considering the effects of inflation.

All significant balances and transactions between related parties have been eliminated in consolidation.

For the three months ended March 31, 2011, our consolidated results reflect the following transaction:

•

On August 27, 2010, we completed the sale of seven aggregates quarries, three resale aggregate distribution centers and one concrete block manufacturing facility, all located in Kentucky, to Bluegrass Materials Company, LLC for U.S.$88 million in proceeds.

Three months ended March 31, 2010 compared to three months ended March 31, 2011

Summarized in the table below are the percentage (%) increases (+) and decreases (-) for the three months ended March 31, 2010 compared to the three months ended March 31, 2011 in our domestic cement and ready-mix concrete sales volumes, as well as export sales volumes of cement and domestic cement and ready-mix concrete average prices for each of our geographic segments.

	Domestic Sales Volumes		Export Sales Volumes	Average Domestic Prices in Local Currency(1)
Geographic Segment	Cement	Ready-Mix Concrete	Cement	Cement	Ready-Mix Concrete
North America
Mexico	1%	16%	-13%	5%	6%
United States(2)	-4%	-10%	N/A	-3%	Flat
Europe
Spain	5%	16%	31%	-5%	-7%
United Kingdom	20%	30%	N/A	2%	1%
Germany	60%	39%	N/A	-4%	Flat
France	N/A	29%	N/A	N/A	Flat
Rest of Europe(3)	-3%	28%	N/A	-3%	3%
South/Central America and the Caribbean
Colombia	-2%	15%	N/A	1%	3%
Rest of South/Central America and the Caribbean(4)	9%	3%	N/A	1%	2%
Africa and the Middle East
Egypt	-6%	-26%	N/A	-2%	-2%
Rest of Africa and the Middle East(5)	-20%	15%	N/A	-14%	3%
Asia
Philippines	-12%	N/A	-87%	-4%	N/A
Rest of Asia(6)	16%	2%	N/A	8%	15%

N/A = Not Applicable

(1)	Represents the average change in domestic cement and ready-mix concrete prices in local currency terms. For purposes of a geographic segment consisting of a region, the average prices in local currency terms for each individual country within the region are first translated into Dollar terms (except for the Rest of Europe region, which is translated first into Euros) at the exchange rates in effect as of the end of the reporting period. Variations for a region represent the weighted average change of prices in Dollar terms (except for the Rest of Europe region, which represent the weighted average change of prices in Euros) based on total sales volumes in the region.
(2)	On August 27, 2010, we sold seven aggregates quarries, three resale aggregate distribution centers and one concrete block manufacturing facility, all located in Kentucky.
(3)	Our Rest of Europe segment includes our operations in Croatia, Poland, Latvia, the Czech Republic, Ireland, Austria, Hungary, Finland, Norway and Sweden, as well as our other European assets.
(4)	Our Rest of South/Central America and the Caribbean segment includes our operations in Costa Rica, Panama, the Dominican Republic, Nicaragua, Puerto Rico, Jamaica and Argentina and our trading activities in the Caribbean.
(5)	Our Rest of Africa and the Middle East segment includes our operations in the UAE and Israel.
(6)	Our Rest of Asia segment includes our operations in Malaysia, Thailand, Bangladesh, China and other assets in the Asia region.

On a consolidated basis, our cement sales volumes increased approximately 6%, from 14.4 million tons in the three months ended March 31, 2010 to 15.3 million tons in the comparable period in 2011, and our ready-mix concrete sales volumes increased approximately 14%, from 10.8 million cubic meters in the three months ended March 31, 2010 to 12.3 million cubic meters in the comparable period in 2011. Our net sales increased approximately 5%, from Ps38.8 billion in the three months ended March 31, 2010 to Ps40.7 billion in the comparable period in 2011, and our operating income increased approximately 10%, from Ps1.9 billion in the three months ended March 31, 2010 to Ps2.1 billion in the comparable period in 2011.

The following tables present selected condensed financial information of net sales and operating income for each of our geographic segments for the three months ended March 31, 2010 and 2011. Variations in net sales determined on the basis of Mexican Pesos include the appreciation or depreciation which occurred during the period between the local currencies of the countries in the regions vis-à-vis the Mexican Peso; therefore, such variations differ substantially from those based solely on the countries’ local currencies:

Geographic Segment	Variation in Local Currency(1)	Approximate Currency Fluctuations, Net of Inflation Effects	Variations in Mexican Pesos	Net Sales for the Three Months Ended March 31,
				2010	2011
				(in millions of Pesos)
North America
Mexico	7%	—	7%	9,455	10,140
United States(2)	-8%	-5%	-13%	7,009	6,095
Europe
Spain	3%	-4%	-1%	1,906	1,891
United Kingdom	13%	-2%	11%	3,361	3,742
Germany	41%	-3%	38%	2,035	2,812
France	26%	-4%	22%	2,797	3,405
Rest of Europe(3)	28%	-4%	24%	1,998	2,473
South/Central America and the Caribbean
Colombia	3%	-2%	1%	1,739	1,757
Rest of South/Central America and the Caribbean(4)	8%	1%	9%	2,973	3,253
Africa and Middle East
Egypt	-11%	-11%	-22%	2,090	1,631
Rest of Africa and the Middle East(5)	12%	-6%	6%	1,272	1,353
Asia
Philippines	-18%	—	-18%	1,027	838
Rest of Asia(6)	19%	-7%	12%	559	627
Others(7)	36%	45%	81%	1,950	3,521

Net sales before eliminations			8%	40,171	43,538
Eliminations from consolidation				(1,377)	(2,793)

Consolidated net sales			5%	38,794	40,745

Geographic Segment	Variations in Local Currency(1)	Approximate Currency Fluctuations, Net of Inflation Effects	Variations in Mexican Pesos	Operating Income for the Three Months Ended March 31,
				2010	2011
				(in millions of Pesos)
North America
Mexico	9%	—	9%	2,818	3,065
United States(2)	-8%	7%	-1%	(2,399)	(2,424)
Europe
Spain	16%	—	16%	176	205
United Kingdom	56%	-7%	49%	(413)	(209)
Germany	32%	-2%	30%	(483)	(340)
France	+100%	N/A	+100%	(26)	120
Rest of Europe(3)	20%	3%	23%	(400)	(309)
South/Central America and the Caribbean
Colombia	-19%	-4%	-23%	671	514
Rest of South/Central America and the Caribbean(4)	-4%	-12%	-16%	622	522
Africa and Middle East
Egypt	Flat	-13%	-13%	874	759
Rest of Africa and the Middle East(5)	64%	-6%	58%	53	84
Asia
Philippines	-64%	-10%	-74%	297	76
Rest of Asia(6)	2%	21%	23%	13	16
Others(7)	-100%	N/A	-100%	90	(4)

Operating income			10%	1,893	2,075

N/A = Not Applicable

(1)	For purposes of a geographic segment consisting of a region, the net sales and operating income data in local currency terms for each individual country within the region are first translated into Dollar terms (except for the Rest of Europe region, which is translated first into Euros) at the exchange rates in effect as of the end of the reporting period. Variations for a region represent the weighted average change in Dollar terms (except for the Rest of Europe region, which is translated first into Euros) based on net sales and operating income for the region.
(2)	On August 27, 2010, we sold seven aggregates quarries, three resale aggregate distribution centers and one concrete block manufacturing facility, all located in Kentucky.
(3)	Our Rest of Europe segment includes our operations in Croatia, Poland, Latvia, the Czech Republic, Ireland, Austria, Hungary, Finland, Norway and Sweden, as well as our other European assets.
(4)	Our Rest of South/Central America and the Caribbean segment includes our operations in Costa Rica, Panama, the Dominican Republic, Nicaragua, Puerto Rico, Jamaica and Argentina and our trading activities in the Caribbean.
(5)	Our Rest of Africa and the Middle East segment includes our operations in the UAE and Israel.
(6)	Our Rest of Asia segment includes our operations in Malaysia, Thailand, Bangladesh, China and other assets in the Asian region.
(7)	Our Others segment includes our worldwide maritime trade operations, our information solutions company and other minor subsidiaries.

Net sales. Our consolidated net sales increased approximately 5%, from approximately Ps38.8 billion in the three months ended March 31, 2010 to Ps40.7 billion in the comparable period in 2011. The increase in consolidated net sales was due to higher volumes, mainly from our Mexican, European, and South/Central America and Caribbean operations. The infrastructure and residential sectors were the main drivers of demand in most of our markets. Set forth below is a quantitative and qualitative analysis of the various factors affecting our net sales on a geographic segment basis.

Mexico

Domestic cement sales volumes from our operations in Mexico increased approximately 1% in the three months ended March 31, 2011 compared to the comparable period in 2010, and ready-mix concrete sales volumes increased approximately 16% during the same period. Net sales from our operations in Mexico represented approximately 23% of our total net sales in the three months ended March 31, 2011, in Peso terms, before eliminations resulting from consolidation. The increases in domestic cement and ready-mix concrete sales volumes were primarily attributable to an increase in demand from the infrastructure sector, as new projects delayed from 2010 were initiated. During the quarter, the residential and industrial and commercial sectors experienced a moderate increase in activity as well. Cement export volumes of our operations in Mexico, which represented approximately 3% of our Mexican cement sales volumes in the three months ended March 31, 2011, decreased approximately 13% in the three months ended March 31, 2011 compared to the comparable period in 2010, primarily as a result of lower export volumes to our operations in Central America and the Caribbean. Of our total cement export volumes of our operations in Mexico during the three months ended March 31, 2011, approximately 27% was shipped to the United States, 54% to Central America and the Caribbean and 19% to South America. The average domestic sales price of cement from our operations in Mexico increased approximately 5%, in Peso terms, in the three months ended March 31, 2011 compared to the comparable period in 2010, and the average sales price of ready-mix concrete increased approximately 6%, in Peso terms, over the same period. For the three months ended March 31, 2011, cement represented approximately 55%, ready-mix concrete approximately 24% and our aggregates and other businesses approximately 21% of net sales from our operations in Mexico before intra-sector eliminations within the segment and before eliminations from consolidation, as applicable.

As a result of the increases in domestic cement and ready-mix concrete average sales prices and domestic cement and ready-mix concrete sales volumes, net sales from our operations in Mexico, in Peso terms, increased approximately 7% in the three months ended March 31, 2011 compared to the comparable period in 2010.

United States

Domestic cement sales volumes from our operations in the United States, which include cement purchased from our other operations, decreased approximately 4% in the three months ended March 31, 2011 compared to the comparable period in 2010, and ready-mix concrete sales volumes decreased approximately 10% during the same period. The decreases in domestic cement and ready-mix concrete sales volumes of our operations in the U.S. resulted primarily from lower activity in the residential and industrial and commercial sectors. Unfavorable weather conditions, particularly in the Midwest, Georgia, and California, affected volumes for the quarter. Our operations in the United States represented approximately 14% of our total net sales in the three months ended March 31, 2011, in Peso terms, before eliminations resulting from consolidation. Our average sales price of domestic cement of our operations in the United States decreased approximately 3%, in Dollar terms, in the three months ended March 31, 2011 compared to the comparable period in 2010, and the average sales price of ready-mix concrete remained flat in the three months ended March 31, 2011 compared to the comparable period in 2010. For the three months ended March 31, 2011, cement represented approximately 31%, ready-mix concrete approximately 28% and our aggregates and other businesses approximately 41% of net sales from our operations in the United States before intra-sector eliminations within the segment and before eliminations from consolidation, as applicable.

As a result of the decreases in domestic cement average sales prices and domestic cement and ready-mix concrete sales volumes, net sales from our operations in the United States, in Dollar terms, decreased approximately 8% in the three months ended March 31, 2011 compared to the comparable period in 2010.

Spain

Domestic cement sales volumes from our operations in Spain increased approximately 5% in the three months ended March 31, 2011 compared to the comparable period in 2010, while ready-mix concrete sales volumes increased approximately 16% during the same period. The increases in domestic cement and ready-mix concrete sales volumes resulted primarily from better weather conditions, which led to increased activity across sectors. Despite the year-over-year improvement in domestic cement and ready-mix concrete sales volumes, construction activity continues to be affected by weak demand in all our regions and sectors in Spain. Performance from the residential sector continues to be impacted by high inventory levels and lack of financing. Activity from the infrastructure sector remains stagnant, reflecting reduced expenditures, as well as cuts in the national funds. Our operations in Spain represented approximately 4% of our total net sales in the three months ended March 31, 2011, in Peso terms, before eliminations resulting from consolidation. Cement export volumes of our operations in Spain, which represented approximately 28% of our Spain cement sales volumes in the three months ended March 31, 2011, increased approximately 31% in the three months ended March 31, 2011 compared to the comparable period in 2010, primarily as a result of higher export volumes to our operations in Europe. Of our total cement export volumes of our operations in Spain during the three months ended March 31, 2011, approximately 25% was shipped to Europe and the Middle East and approximately 75% to Africa. The average domestic sales price of cement of our operations in Spain decreased approximately 5%, in Euro terms, in the three months ended March 31, 2011 compared to the comparable period in 2010, and the average price of ready-mix concrete decreased approximately 7%, in Euro terms, over the same period. For the three months ended March 31, 2011, cement represented approximately 63%, ready-mix concrete approximately 23% and our aggregates and other businesses approximately 14% of net sales from our operations in Spain before intra-sector eliminations within the segment and before eliminations from consolidation, as applicable.

As a result of the increases in domestic cement and ready-mix concrete sales volumes, net sales from our operations in Spain, in Euro terms, increased approximately 3% in the three months ended March 31, 2011 compared to the comparable period in 2010.

United Kingdom

Domestic cement sales volumes from our operations in the United Kingdom increased approximately 20% in the three months ended March 31, 2011 compared to the comparable period in 2010, and ready-mix concrete sales volumes increased approximately 30% during the same period. The increases in domestic cement and ready-mix concrete sales volumes resulted primarily from an increase in demand for building materials during the quarter in the infrastructure and residential sectors. Our operations in the United Kingdom represented approximately 9% of our total net sales in the three months ended March 31, 2011, in Peso terms, before eliminations resulting from consolidation. The average domestic sales price of cement from our operations in the United Kingdom increased approximately 2%, in Pound terms, in the three months ended March 31, 2011 compared to the comparable period in 2010, and the average price of ready-mix concrete increased approximately 1%, in Pound terms, over the same period. For the three months ended March 31, 2011, cement represented approximately 16%, ready-mix concrete approximately 30% and our aggregates and other businesses approximately 54% of net sales from our operations in the United Kingdom before intra-sector eliminations within the segment and before eliminations from consolidation, as applicable.

As a result of the increases in domestic cement and ready-mix concrete average sales prices and sales volumes, net sales from our operations in the United Kingdom, in Pound terms, increased approximately 13% in the three months ended March 31, 2011 compared to the comparable period in 2010.

Germany

Domestic cement sales volumes from our operations in Germany increased approximately 60% in the three months ended March 31, 2011 compared to the comparable period in 2010, and ready-mix concrete sales volumes in those operations increased approximately 39% during the same period. The increase in domestic cement sales volumes resulted primarily from an increase in demand in the residential sector, supported by historically low mortgage rates, shrinking unemployment and higher wages. Performance from the industrial and commercial sector was driven by an increase in building permits of non-residential buildings, supported by the current economic upswing and by higher capacity utilization. Activity from the infrastructure sector continued its downward trend given the lack of additional fiscal stimulus funds. Our operations in Germany represented approximately 6% of our total net sales in the three months ended March 31, 2011, in Peso terms, before eliminations resulting from consolidation. The average domestic sales price of cement from our operations in Germany decreased approximately 4%, in Euro terms, in the three months ended March 31, 2011 compared to the comparable period in 2010, and the average price of ready-mix concrete remained flat, in Euro terms, over the same period. For the three months ended March 31, 2011, cement represented approximately 27%, ready-mix concrete approximately 34% and our aggregates and other businesses approximately 39% of net sales from our operations in Germany before intra-sector eliminations within the segment and before eliminations from consolidation, as applicable.

As a result of the increases in domestic cement and ready-mix concrete sales volumes, net sales from our operations in Germany, in Euro terms, increased approximately 41% in the three months ended March 31, 2011 compared to the comparable period in 2010.

France

Domestic ready-mix concrete sales volumes from our operations in France increased approximately 29% in the three months ended March 31, 2011 compared to the comparable period in 2010. The residential sector continues to drive activity for building materials for the quarter given favorable credit conditions, as well as ongoing tax incentives. Performance from the infrastructure sector during the quarter was positive, as new developments that were postponed from last year were initiated during the quarter. In addition, the industrial and commercial sector experienced an increase in the number of new project starts. Our operations in France represented approximately 8% of our total net sales in the three months ended March 31, 2011, in Peso terms, before eliminations resulting from consolidation. Our average sales price of ready-mix concrete of our operations in France remained flat, in Euro terms, in the three months ended March 31, 2011 compared to the comparable period in 2010. For the three months ended March 31, 2011, ready-mix concrete represented approximately 73% and our aggregates and other businesses approximately 27% of net sales from our operations in France before intra-sector eliminations within the segment and before eliminations from consolidation, as applicable.

As a result of the increase in domestic ready-mix concrete sales volumes, net sales from our operations in France, in Euro terms, increased approximately 26% in the three months ended March 31, 2011 compared to the comparable period in 2010.

Rest of Europe

Our operations in our Rest of Europe segment in the three months ended March 31, 2011 consisted of our operations in Croatia, Poland, Latvia, the Czech Republic, Ireland, Italy, Austria, Hungary, Portugal, Denmark, Finland, Norway and Sweden. Our domestic cement sales volumes of our operations in the Rest of Europe decreased approximately 3% in the three months ended March 31, 2011 compared to the comparable period in 2010, and ready-mix concrete sales volumes increased approximately 28% during the same period. The decrease in domestic cement resulted primarily from lower cement sales volumes in our operations in Croatia, and the increase in ready-mix concrete sales volumes resulted primarily from an increase in ready-mix concrete sales volumes in our operations in Poland. Our operations in the Rest of Europe represented approximately 6% of our total net sales in the three months ended March 31, 2011, in Peso terms, before eliminations resulting from consolidation. Our average domestic sales price of cement of our operations in the Rest of Europe decreased approximately 3%, in Euro terms, in the three months ended March 31, 2011 compared to the comparable period in 2010, and the average price of ready-mix concrete increased approximately 3%, in Euro terms, over the same period. For the three months ended March 31, 2011, cement represented approximately 44%, ready-mix concrete approximately 40% and our aggregates and other businesses approximately 16% of net sales from our operations in the Rest of Europe before intra-sector eliminations within the segment and before eliminations from consolidation, as applicable.

As a result of the increases in ready-mix concrete sales volumes and average sales prices, partially offset by the decrease in domestic cement sales volumes and average sales prices, net sales from our operations in our Rest of Europe segment, in Euro terms, increased approximately 28% in the three months ended March 31, 2011 compared to the comparable period in 2010.

South America, Central America and the Caribbean

Our operations in South America, Central America and the Caribbean in the three months ended March 31, 2011 consisted of our operations in Colombia, the most significant operation in this geographic segment, Costa Rica, the Dominican Republic, Panama, Nicaragua, Puerto Rico, Jamaica and Argentina, as well as several cement terminals and other assets in other Caribbean countries and our trading operations in the Caribbean region. Most of these trading operations consist of the resale in the Caribbean region of cement produced by our operations in Mexico.

Our domestic cement sales volumes from our operations in South America, Central America and the Caribbean increased approximately 4% in the three months ended March 31, 2011 compared to the comparable period in 2010, and ready-mix concrete sales volumes increased approximately 8% over the same period. The increases in domestic cement and ready-mix concrete sales volumes were primarily attributable to our operations in the Caribbean and Colombia, respectively. Our operations in South America, Central America and the Caribbean represented approximately 12% of our total net sales in the three months ended March 31, 2011, in Peso terms, before eliminations resulting from consolidation. Our average domestic sales price of cement from our operations in South America, Central America and the Caribbean increased approximately 3%, in Dollar terms, in the three months ended March 31, 2011 compared to the comparable period in 2010, and the average sales price of ready-mix concrete increased approximately 4%, in Dollar terms, over the same period. As a result of the increases in domestic cement and ready-mix concrete average sales prices and domestic cement and ready-mix concrete sales volumes, net sales in our operations in South America, Central America and the Caribbean, in Dollar terms, increased approximately 8% in the three months ended March 31, 2011 compared to the comparable period in 2010. For the three months ended March 31, 2011, cement represented approximately 70%, ready-mix concrete approximately 21% and our aggregates and other businesses approximately 9% of net sales from our operations in South America, Central America and the Caribbean before intra-sector eliminations within the segment and before eliminations from consolidation, as applicable.

Domestic cement volumes from our operations in Colombia decreased approximately 2% in the three months ended March 31, 2011 compared to the comparable period in 2010, and ready-mix concrete sales volumes increased approximately 15% during the same period. The decrease in domestic cement sales volume was primarily attributable to a strike from carriers during the month of February. In addition, adverse weather conditions during the quarter had a negative effect on volumes. Our operations in Colombia represented approximately 4% of our total net sales in the three months ended March 31, 2011, in Peso terms, before eliminations resulting from consolidation. The average domestic sales price of cement of our operations in Colombia increased approximately 1%, in Colombian Peso terms, in the three months ended March 31, 2011 compared to the comparable period in 2010, while the average price of ready-mix concrete increased approximately 3%, in Colombian Peso terms, over the same period. As a result of the increases in domestic cement average sales prices and ready-mix concrete sales volumes and average sales prices, partially offset by the decrease in domestic cement sales volumes, net sales of our operations in Colombia, in Colombian Peso terms, increased approximately 3% in the three months ended March 31, 2011 compared to the comparable period in 2010. For the three months ended March 31, 2011, cement represented approximately 64%, ready-mix concrete approximately 24% and our aggregates and other businesses approximately 12% of net sales from our operations in Colombia before intra-sector eliminations within the segment and before eliminations from consolidation, as applicable.

Our cement volumes from our operations in the Rest of South America, Central America and the Caribbean increased approximately 9% in the three months ended March 31, 2011 compared to the comparable period in 2010, and ready-mix concrete sales volumes increased approximately 3% during the same period. Our operations in the Rest of South and Central America and the Caribbean represented approximately 8% of our total net sales in the three months ended March 31, 2011, in Peso terms, before eliminations resulting from consolidation. Our average domestic sales price of cement from our operations in South America, Central America and the Caribbean increased approximately 1%, in Dollar terms, in the three months ended March 31, 2011 compared to the comparable period in 2010, and the average sales price of ready-mix concrete increased approximately 2%, in Dollar terms, over the same period. For these reasons, net sales of our operations in the Rest of South and Central America and the Caribbean, in Dollar terms, increased approximately 8% in the three months ended March 31, 2011 compared to the comparable period in 2010. For the three months ended March 31, 2011, cement represented approximately 74%, ready-mix concrete approximately 18% and our other businesses approximately 8% of net sales from our operations in the Rest of South America, Central America and the Caribbean before intra-sector eliminations within the segment and before eliminations from consolidation, as applicable.

For the reasons mentioned above, net sales before eliminations resulting from consolidation in our operations in South and Central America and the Caribbean, in Dollar terms, increased approximately 8% in the three months ended March 31, 2011 compared to the comparable period in 2010.

Africa and the Middle East

Our operations in Africa and the Middle East consist of our operations in Egypt, the most significant operations in this geographic segment, and the UAE and Israel. Our domestic cement sales volumes from our operations in Africa and Middle East decreased approximately 7% in the three months ended March 31, 2011 compared to the comparable period in 2010, and ready-mix concrete sales volumes increased approximately 9% during the same period. The decrease in domestic cement sales volume was primarily a result of a decrease in sales volumes in our Egyptian operations. Our operations in Africa and the Middle East represented approximately 7% of our total net sales in the three months ended March 31, 2011, in Peso terms, before eliminations resulting from consolidation. Our average domestic sales price of cement of our operations Africa and Middle East decreased approximately 9%, in Dollar terms, in the three months ended March 31, 2011 compared to the comparable period in 2010, and the average price of ready-mix concrete increased approximately 2%, in Dollar terms, over the same period. For the three months ended March 31, 2011, cement represented approximately 49%, ready-mix concrete approximately 36% and our other businesses approximately 15% of net sales from our operations in Africa and Middle East before intra-sector eliminations within the segment and before eliminations from consolidation, as applicable.

Domestic cement sales volumes from our operations in Egypt decreased approximately 6% in the three months ended March 31, 2011 compared to the comparable period in 2010, and Egyptian ready-mix concrete sales volumes decreased approximately 26% during the same period. The decreases in volume resulted primarily from the political and social unrest that occurred at the beginning of 2011, which has slowed Egypt’s economy and affected the overall business environment. The residential sector, supported by low and middle income housing development, continued to drive construction activity during the quarter. All other demand segments, however, were depressed. Our operations in Egypt represented approximately 4% of our total net sales in the three months ended March 31, 2011, in Peso terms, before eliminations resulting from consolidation. The average domestic sales price of cement decreased approximately 2%, in Egyptian pound terms, in the three months ended March 31, 2011 compared to the comparable period in 2010, and ready-mix concrete sales prices decreased approximately 2%, in Egyptian pound terms, during the same period. As a result of the decreases in domestic cement and ready-mix concrete sales volumes and average sales prices, net sales of our operations in Egypt, in Egyptian pound terms, decreased approximately 11% in the three months ended March 31, 2011 compared to the comparable period in 2010. For the three months ended March 31, 2011, cement represented approximately 90%, ready-mix concrete approximately 7% and our other businesses approximately 3% of net sales from our operations in Egypt before intra-sector eliminations within the segment and before eliminations from consolidation, as applicable.

Our ready-mix concrete sales volumes from our operations in the Rest of Africa and the Middle East increased approximately 15% in the three months ended March 31, 2011 compared to the comparable period in

2010, primarily as a result of higher sales volumes in Israel, and the average sales price of ready-mix concrete increased approximately 3%, in Dollar terms, during the same period. Our operations in Rest of Africa and the Middle East represented approximately 3% of our total net sales in the three months ended March 31, 2011, in Peso terms, before eliminations resulting from consolidation. As a result of the increases in ready-mix concrete average sales price and sales volumes, net sales from our operations in the Rest of Africa and the Middle East, in Dollar terms, increased approximately 12% in the three months ended March 31, 2011 compared to the comparable period in 2010. The increase in net sales, in Dollar terms, in our operations in the Rest of Africa and the Middle East was primarily due to a 20% increase in net sales in Israel, partially offset by a 22% decrease in net sales in the UAE. Israel and the UAE represented approximately 88% and 12%, respectively, of net sales in the three months ended March 31, 2011 of our operations in the Rest of Africa and the Middle East. For the three months ended March 31, 2011, cement represented approximately 5%, ready-mix concrete represented approximately 68% and our other businesses approximately 27% of net sales from our operations in the Rest of Africa and the Middle East before intra-sector eliminations within the segment and before eliminations from consolidation, as applicable.

As a result of the increases in ready-mix concrete average sales price and sales volumes in our operations in the Rest of Africa and Middle East, net sales from our operations in the Rest of Africa and the Middle East before eliminations resulting from consolidation, in Dollar terms, increased approximately 12% in the three months ended March 31, 2011 compared to the comparable period in 2010.

Asia

Our operations in Asia in the three months ended March 31, 2011 consisted of our operations in the Philippines, Thailand, Bangladesh, Taiwan, Malaysia, and the operations we acquired from Rinker in China. Our domestic cement sales volumes in our operations in Asia decreased approximately 5% in the three months ended March 31, 2011 compared to the comparable period in 2010, primarily due to our operations in Philippines. Our ready-mix concrete sales volumes of our operations in Asia increased approximately 2% during the same period. Our operations in Asia represented approximately 3% of our total net sales in the three months ended March 31, 2011, in Peso terms, before eliminations resulting from consolidation. Cement export volumes of our operations in Asia, which represented approximately 1% of our cement sales volumes in the three months ended March 31, 2011 of our operations in Asia, decreased approximately 87% in the three months ended March 31, 2011 compared to the comparable period in 2010 primarily due to lower exports to our operations in Europe. Of our total cement export volumes of our operations in Asia during the three months ended March 31, 2011, approximately 100% was shipped to Southeast Asia. The average sales price of domestic cement remained flat, and the average sales price of ready-mix concrete increased 15%, in Dollar terms, in our operations in Asia in the three months ended March 31, 2011 compared to the comparable period in 2010. For the three months ended March 31, 2011, cement represented approximately 72%, ready-mix concrete approximately 23% and our other businesses approximately 5% of net sales from our operations in Asia before intra-sector eliminations within the segment and before eliminations from consolidation, as applicable.

Domestic cement volumes from our operations in the Philippines decreased approximately 12% in the three months ended March 31, 2011 compared to the comparable period in 2010. Sales volumes from our operations in the Philippines have decreased primarily as a result of delays in the release of annual government budget funds, coupled with delays in the initiation of new infrastructure projects under public and private partnerships. Growth in the construction activity from the residential sector has also stalled, while the industrial and commercial sector experienced a marginal increase. In addition, unfavorable weather conditions, particularly in the central and southern regions of the country, affected volumes during the quarter. Our operations in the Philippines represented approximately 2% of our total net sales in the three months ended March 31, 2011, in Peso terms, before eliminations resulting from consolidation. The average domestic sales price of cement of our operations in the Philippines decreased approximately 4%, in Philippine Peso terms, in the three months ended March 31, 2011 compared to the comparable period in 2010. As a result, net sales from our operations in the Philippines, in Philippine Peso terms, decreased approximately 18% in the three months ended March 31, 2011 compared to the comparable period in 2010. For the three months ended March 31, 2011, cement represented approximately 100% of net sales from our operations in the Philippines before intra-sector eliminations within the segment and before eliminations from consolidation, as applicable.

Our ready-mix concrete sales volumes in our operations in the Rest of Asia, which include our operations in Malaysia and China (together, representing nearly all our ready-mix concrete sales volumes in the Rest of Asia region), increased approximately 2% in the three months ended March 31, 2011 compared to the comparable period in 2010. Our domestic cement volumes in the region increased 16% during the same period. Our operations in the Rest of Asia represented approximately 1% of our total net sales in the three months ended March 31, 2011, in Peso terms, before eliminations resulting from consolidation. The average sales price of ready-mix concrete increased approximately 15%, in Dollar terms, in the three months ended March 31, 2011 compared to the comparable period in 2010, and our average sales price of domestic cement increased approximately 8%, in Dollar terms, during the same period. For the reasons mentioned above, net sales of our operations in the Rest of Asia, in Dollar terms, increased approximately 19% in the three months ended March 31, 2011 compared to the comparable period in 2010. For the three months ended March 31, 2011, cement represented approximately 35%, ready-mix concrete approximately 53% and our other businesses approximately 12% of net sales from our operations in the Rest of Asia before intra-sector eliminations within the segment and before eliminations from consolidation, as applicable.

For the reasons described above, net sales from our operations in the Rest of Asia before eliminations resulting from consolidation, in Dollar terms, increased approximately 19% in the three months ended March 31, 2011 compared to the comparable period in 2010.

Others

Our Others segment includes our worldwide cement, clinker and slag trading operations, our information technology solutions company and other minor subsidiaries. Net sales of our Others segment increased approximately 36% before eliminations resulting from consolidation in the three months ended March 31, 2011 compared to the comparable period in 2010 in Dollar terms, primarily as a result of an increase of approximately 112% in our worldwide cement, clinker and slag trading operations. For the three months ended March 31, 2011, our trading operations’ net sales represented approximately 43%, and our information technology solutions company 35%, of our Others segment’s net sales.

Cost of Sales. Our cost of sales, including depreciation, increased approximately 3%, from Ps28.3 billion in the three months ended March 31, 2010 to Ps29.1 billion in the comparable period in 2011. As a percentage of net sales, cost of sales decreased from 73% in the three months ended March 31, 2010 to 72% in the comparable period in 2011, mainly as a result of improved economies of scale resulting from higher volumes. In our cement and aggregates business, we have several producing plants and many selling points. Our cost of sales includes freight expenses of raw materials used in our producing plants. However, our costs of sales excludes (i) expenses related to personnel and equipment comprising our selling network and those expenses related to warehousing at the points of sale, which were included as part of our administrative and selling expenses line item in the amount of approximately Ps1.9 billion in the three months ended March 31, 2010 and Ps2 billion in the comparable period in 2011; and (ii) freight expenses of finished products from our producing plants to our points of sale and from our points of sale to our customers’ locations, which were included as part of our distribution expenses line item (except for distribution or delivery expenses related to our ready-mix concrete business, which are included in our cost of sales), and which, for the three months ended March 31, 2010 and 2011, represented Ps2.3 billion and Ps3.5 billion, respectively.

Gross Profit. For the reasons explained above, our gross profit increased approximately 11%, from approximately Ps10.5 billion in the three months ended March 31, 2010 to approximately Ps11.6 billion in the comparable period in 2011. As a percentage of net sales, gross profit increased from approximately 27% in the three months ended March 31, 2010 to 28% in the comparable period in 2011. In addition, our gross profit may not be directly comparable to those of other entities that include all their freight expenses in cost of sales. As described above, we include freight expenses of finished products from our producing plants to our points of sale and from our points of sale to our customers’ locations within distribution expenses, which in aggregate represented costs of approximately Ps2.3 billion in the three months ended March 31, 2010 and approximately Ps3.5 billion in the comparable period in 2011.

Operating Expenses. Our operating expenses increased approximately 11%, from approximately Ps8.6 billion in the three months ended March 31, 2010 to approximately Ps9.5 billion in the comparable period in 2011, mainly as a result of higher distribution expenses during the quarter. As a percentage of net sales, our operating expenses increased from approximately 22% in the three months ended March 31, 2010 to 23% in the comparable period in 2011. Operating expenses include administrative, selling and distribution expenses.

Operating Income. For the reasons mentioned above, our operating income increased approximately 10%, from approximately Ps1.9 billion in the three months ended March 31, 2010 to approximately Ps2.1 billion in the comparable period in 2011. As a percentage of net sales, operating income remained flat in the three months ended March 31, 2010 compared to the comparable period in 2011. Additionally, set forth below is a quantitative and qualitative analysis of the effects of the various factors affecting our operating income on a geographic segment basis.

Mexico

Our operating income from our operations in Mexico increased approximately 9%, from approximately Ps2.8 billion in the three months ended March 31, 2010 to approximately Ps3.1 billion in the comparable period in 2011, in Peso terms. The increase resulted primarily from an increase in demand from the infrastructure sector, as discussed above.

United States

Our operating loss from our operations in the U.S. increased approximately 1%, from an operating loss of approximately Ps2.40 billion in the three months ended March 31, 2010 to an operating loss of approximately Ps2.42 billion in the comparable period in 2011, in Peso terms. The increase resulted primarily from decreases in domestic cement and ready-mix sales volumes due to lower activity in the residential and industrial and commercial sectors.

Spain

Our operating income from our operations in Spain increased approximately 16%, from approximately Ps176 million in the three months ended March 31, 2010 to approximately Ps205 million in the comparable period in 2011, in Peso terms. The increase resulted primarily from better weather conditions, which led to higher cement and ready-mix sales volumes.

United Kingdom

Our operating loss from our operations in the United Kingdom decreased approximately 49%, from a loss of approximately Ps413 million in the three months ended March 31, 2010 to a loss of approximately Ps209 million in the comparable period in 2011, in Peso terms. The decrease resulted primarily from higher cement and ready-mix concrete sales volumes due to an increase in demand for building materials, as discussed above.

Germany

Our operating loss from our operations in Germany decreased approximately 30%, from approximately Ps483 million in the three months ended March 31, 2010 to approximately Ps340 million in the comparable period in 2011, in Peso terms. The decrease resulted primarily from higher cement and ready-mix concrete sales volumes due to an increase in demand in the residential sector, supported by historically low mortgage rates, shrinking unemployment and higher wages.

France

Our operating income from our operations in France increased significantly, from an operating loss of approximately Ps26 million in the three months ended March 31, 2010 to an operating income of approximately Ps120 million in the comparable period in 2011, in Peso terms. The increase resulted primarily from higher ready-mix concrete sales volumes and average sales price. As discussed above, the residential sector continues to drive activity for building materials for the quarter given favorable credit conditions, as well as ongoing tax incentives. Performance from the infrastructure sector during the quarter was positive, as new developments that were postponed from last year were initiated during the quarter.

Rest of Europe

Our operating loss from our operations in the Rest of Europe improved approximately 23%, from approximately Ps400 million in the three months ended March 31, 2010 to approximately Ps309 million in the comparable period in 2011, in Peso terms. The improvement resulted primarily from higher ready-mix concrete sales volumes and average sales prices, as discussed above.

South America, Central America and the Caribbean

Our operating income from our operations in South America, Central America and the Caribbean decreased approximately 20%, from approximately Ps1.3 billion in the three months ended March 31, 2010 to approximately Ps1.0 billion in the comparable period in 2011, in Peso terms. The decrease resulted primarily from the decrease in the operating income from our Colombian operations.

In Colombia, operating income decreased approximately 23%, from approximately Ps671 million in the three months ended March 31, 2010 to approximately Ps514 million in the comparable period in 2011, in Peso terms. The decrease resulted primarily from an increase in cost of sales and distribution expenses.

Africa and the Middle East

Our operating income from our operations in Africa and the Middle East decreased approximately 9%, from approximately Ps927 million in the three months ended March 31, 2010 to approximately Ps843 million in the comparable period in 2011, in Peso terms. The decrease resulted primarily from the decreases in domestic cement and ready-mix sales volumes in our Egyptian operations.

Operating income from our operations in Egypt decreased approximately 13%, from approximately Ps874 million in the three months ended March 31, 2010 to approximately Ps759 million in the comparable period in 2011, in Peso terms. The decrease resulted primarily from the decreases in domestic cement and ready-mix sales volumes, which were mainly attributable to the political and social unrest that occurred at the beginning of 2011, which temporarily slowed Egypt’s economy and affected the overall business environment.

Our operating income in the Rest of Africa and the Middle East increased approximately 58%, from approximately Ps53 million in the three months ended March 31, 2010 to approximately Ps84 million in the comparable period in 2011, in Peso terms. The increase in operating income in the Rest of Africa and the Middle East resulted primarily from higher ready-mix concrete sales volumes and average sales prices.

Asia

Our operating income from our operations in Asia decreased approximately 70%, from approximately Ps310 million in the three months ended March 31, 2010 to approximately Ps92 million in the comparable period in 2011, in Peso terms. The decrease resulted primarily from the decrease in net sales from our operations in the Philippines.

Our operating income from our operations in the Philippines decreased approximately 74%, from approximately Ps297 million in the three months ended March 31, 2010 to approximately Ps76 million in the comparable period in 2011, in Peso terms. The decrease in operating income resulted primarily from lower domestic and export cement sales volumes.

Others

Operating loss in our Others segment increased significantly, from an operating income of approximately Ps90 million in the three months ended March 31, 2010 to an operating loss of approximately Ps4 million in the comparable period in 2011, in Peso terms. The increase in operating loss resulted primarily from our information technology solutions company and our worldwide cement, clinker and slag trading operations.

Other Expenses, Net. Our other expenses, net, decreased, from approximately Ps1.1 billion in the three months ended March 31, 2010 to approximately Ps910 million in the comparable period in 2011, in Peso terms. The decrease resulted primarily from fewer impairment losses and lower restructuring costs.

The most significant items included under this caption in the three months ended March 31, 2010 and 2011 are as follows:

	For the Three Months Ended March 31,
	2010	2011
	(in millions of Pesos)
Impairment losses	(314)	(145)
Restructuring costs	(190)	(48)
Charitable contributions	(138)	(22)
Results from sales of assets and others, net	(478)	(695)

	(1,120)	(910)

Comprehensive Financing Result. Pursuant to MFRS, the comprehensive financing result should measure the real cost (gain) of an entity’s financing, net of the foreign currency fluctuations and the inflationary effects on monetary assets and liabilities. In periods of high inflation or currency depreciation, significant volatility may arise and is reflected under this caption. Comprehensive financing income (expense) includes:

•	financial or interest expense on borrowed funds;

•	financial income on cash and temporary investments;

•

appreciation or depreciation resulting from the valuation of financial instruments, including derivative instruments and marketable securities, as well as the realized gain or loss from the sale or liquidation of such instruments or securities;

•	foreign exchange gains or losses associated with monetary assets and liabilities denominated in foreign currencies; and

•	gains and losses resulting from having monetary liabilities or assets exposed to inflation (monetary position result) in countries under high inflation environments.

	For the Three Months Ended March 31,
	2010	2011
	(in millions of Pesos)
Comprehensive financing result:
Financial expense	(4,012)	(4,173)
Financial income	82	124
Results from financial instruments	(521)	(527)
Foreign exchange result	725	1,312
Monetary position result	(1)	28

Comprehensive financing result	(3,727)	(3,236)

Our comprehensive financing result in the three months ended March 31, 2011 was a loss of approximately Ps3.2 billion, an improvement from the loss of approximately Ps3.7 billion in the comparable period in 2010. The components of the change are shown above. Our financial expense increased approximately 4%, from approximately Ps4.0 billion in the three months ended March 31, 2010 to approximately Ps4.2 billion in the comparable period in 2011. The increase was primarily attributable to the exchange of a portion of our perpetual debentures into debt, as well as an increase in our average interest rates. Our financial income increased approximately 51%, from approximately Ps82 million in the three months ended March 31, 2010 to approximately Ps124 million in the comparable period in 2011. Our results from financial instruments decreased approximately 1%, from a loss of approximately Ps521 million in the three months ended March 31, 2010 to a loss of approximately Ps527 million in the comparable period in 2011. This loss resulted primarily from our equity derivatives related to CEMEX shares, including our put option with Citigroup and the capped call transaction, as described under “— Qualitative and Quantitative Market Disclosure — Our Derivative Financial Instruments.” Our net foreign exchange result increased approximately 81%, from a gain of approximately Ps725 million in the three months ended March 31, 2010 to a gain of approximately Ps1.3 billion in the comparable period in 2011, mainly due to the appreciation of the Euro and the Mexican Peso against the U.S. Dollar. Our monetary position result (generated by the recognition of inflation effects over monetary assets and liabilities) improved significantly, from a loss of approximately Ps1 million in the three months ended March 31, 2010 to a gain of Ps28 million in the comparable period in 2011, primarily attributable to our operations in Egypt.

During 2009, 2010 and in the first quarter of 2011, certain financing costs associated with the financing agreement dated August 14, 2009, as amended, or the Financing Agreement, were capitalized under MFRS as deferred financing costs. For the years ended December 31, 2009 and 2010, a portion of these financing costs were expensed as incurred in our income reconciliation to U.S. GAAP.

In connection with the 2010 Optional Convertible Subordinated Notes, the portion of the issuance costs associated with the equity component that were recognized within other equity reserves under MFRS, were reclassified and treated as deferred financing costs in our reconciliation to U.S. GAAP as of December 31, 2010. It is anticipated that the 2011 Optional Convertible Subordinated Notes will result in a similar reclassification and reconciliation in 2011.

Derivative Financial Instruments. For the three months ended March 31, 2010 and 2011, our derivative financial instruments that had a potential impact on our comprehensive financing result consisted of equity forward contracts, a forward instrument over the Total Return Index of the Mexican Stock Exchange and interest rate derivatives related to energy projects as discussed in note 12C to our consolidated financial statements included in our 2010 Annual Report.

For the three months ended March 31, 2011, we had a net loss of approximately Ps527 million in the item “Results from financial instruments” as compared to a net loss of approximately Ps521 million in the comparable period in 2010. The loss in the three months ended March 31, 2011 is mainly attributable to our equity derivatives related to CEMEX shares, including our put option with Citigroup and the capped call transaction, as described under “— Qualitative and Quantitative Market Disclosure — Our Derivative Financial Instruments.”

Income Taxes. Income taxes decreased from an income tax expense of Ps1.09 billion in the three months ended March 31, 2010 to an income tax expense of Ps1.06 billion in the comparable period in 2011. The decrease is mainly attributable to lower taxable income.

Consolidated Net Loss. For the reasons described above, our consolidated net loss (before deducting the portion allocable to non-controlling interest) for the three months ended March 31, 2011 improved, from a consolidated net loss of approximately Ps4.4 billion in the three months ended March 31, 2010 to a consolidated net loss of approximately Ps3.4 billion in the comparable period in 2011.

Controlling Interest Net Loss. Controlling interest net income loss represents the difference between our consolidated net loss and non-controlling interest net income (loss), which is the portion of our consolidated net loss attributable to those of our subsidiaries in which non-associated third parties hold interests. Controlling interest net loss improved, from a net loss of approximately Ps4.4 billion in the three months ended March 31, 2010 to a controlling interest net loss of approximately Ps3.3 billion in the comparable period in 2011.

Non-controlling Interest Net Income (Loss). Changes in non-controlling interest net income (loss) in any period reflect changes in the percentage of the stock of our subsidiaries held by non-associated third parties as of the end of each month during the relevant period and the consolidated net income (loss) attributable to those subsidiaries. Non-controlling interest net income (loss) decreased, from a net income of approximately Ps9.0 million in the three months ended March 31, 2010 to a non-controlling interest net loss of approximately Ps29 million in the comparable period in 2011, mainly as a result of a significant decrease in the net income of the consolidated entities in which others have a non-controlling interest.

Liquidity and Capital Resources

Operating Activities

We have satisfied our operating liquidity needs primarily through operations of our subsidiaries and expect to continue to do so for both the short and long-term. Although cash flow from our operations has historically met our overall liquidity needs for operations, servicing debt and funding capital expenditures and acquisitions, our subsidiaries are exposed to risks from changes in foreign currency exchange rates, price and currency controls, interest rates, inflation, governmental spending, social instability and other political, economic and/or social developments in the countries in which they operate, any one of which may materially reduce our net income and cash from operations. Consequently, in order to meet our liquidity needs, we also rely on cost-cutting and operating improvements to optimize capacity utilization and maximize profitability, as well as borrowing under credit facilities, proceeds of debt and equity offerings, and proceeds from asset sales. Our consolidated net cash flows provided by operating activities were approximately Ps877 million in the three months ended March 31, 2011 and Ps1.3 billion in the comparable period in 2010.

Sources and Uses of Cash

Our review of sources and uses of resources presented below refers to nominal amounts included in our statement of cash flows for the three month periods ended March 31, 2010 and 2011.

Our primary sources and uses of cash during the three month periods ended March 31, 2010 and 2011 were as follows:

	Three Months Ended March 31,
	2010	2011
	(in millions of Pesos)
Operating activities
Controlling interest net loss	(4,351)	(3,353)
Non-cash items	10,496	8,789
Changes in working capital, excluding income taxes	(4,226)	(3,752)

Net cash flows provided by operating activities before taxes	1,919	1,684
Income taxes paid in cash	(632)	(807)

Net cash flows provided by operating activities	1,287	877
Investing activities
Property, machinery and equipment, net	(389)	(256)
Intangible assets and other deferred charges	(83)	(239)
Long term assets and others, net	1,509	11

Net cash flows provided by (used in) investing activities	1,037	(484)
Financing activities
Proceeds and repayment of debt, net	5,758	2,828
Proceeds and financial expense from equity instruments	(1,748)	164
Issuance of common stock	1	—
Financing derivative instruments	(552)	(3,035)
Non-current liabilities and others, net	1,751	(300)

Net cash flows provided by (used in) financing activities	5,210	(343)

Cash conversion effect, net	(3,501)	(598)
Increase in cash and investments	7,534	50
Cash and investments at beginning of period	14,104	8,354

Cash and investments at end of period	18,137	7,806

March 31, 2010. During the first three months of 2010, in nominal Peso terms, the negative foreign currency effect of our initial balances of cash and investments generated during the period was approximately Ps3.5 billion, and there was an increase in cash and investments of approximately Ps7.5 billion. The increase in cash and investments was generated by net cash flows provided by financing activities of approximately Ps5.2 billion, by net cash flows provided by operating activities, which after income taxes paid in cash of approximately Ps632 million, amounted to approximately Ps1.3 billion, and by our net cash flows provided by investing activities of approximately Ps1 billion.

For the three months ended March 31, 2010, our net resources provided by operating activities included a net increase in working capital of approximately Ps4.2 billion, which was primarily generated by increases in trade receivables, inventories and other accounts receivables and other assets and by decreases of trade payables for an aggregate amount of approximately Ps5.2 billion, partially offset by increases in other accounts payable and accrued expenses for an aggregate amount of approximately Ps1.0 billion.

During the first three months of 2010, our net resources provided by financing activities of approximately Ps5.2 billion included proceeds and repayments of debt for an aggregate amount of approximately Ps5.8 billion and, in conjunction with the net resources provided by operating activities, were disbursed mainly in connection with: a) repayments of debt, as described above; b) capital expenditures of approximately Ps389 million; and c) financial expenses paid in cash from equity instruments of approximately Ps1.7 billion.

March 31, 2011. During the first three months of 2011, in nominal Peso terms, the negative foreign currency effect of our initial balances of cash and investments generated during the period was approximately Ps598 million, and there was an increase in cash and investments of approximately Ps50 million. The increase was generated by our net cash flows provided by operating activities, which after income taxes paid in cash of approximately Ps807 million, amounted to approximately Ps877 million, partially offset by our net resources used in financing activities of approximately Ps343 million and by our net resources used in investing activities of approximately Ps484 million.

For the three months ended March 31, 2011, our net resources provided by operating activities included a net increase in working capital of approximately Ps3.8 billion, which was primarily generated by increases in trade receivables, inventories and other accounts receivables and other assets and by decreases of trade payables for an aggregate amount of approximately Ps5.5 billion, partially offset by increases in other accounts payable and accrued expenses for an aggregate amount of approximately Ps1.7 billion

During the first three months of 2011, our net resources used in financing activities of approximately Ps343 million included proceeds and repayments of debt for an aggregate amount of approximately Ps2.8 billion and, in conjunction with the net resources provided by operating activities, were disbursed mainly in connection with: a) repayments of debt, as described above; b) capital expenditures of approximately Ps256 million; and c) net premiums paid in equity derivative instruments of approximately Ps2.6 billion.

Capital Expenditures

As of March 31, 2011, in connection with our significant projects, we had contractually committed capital expenditures of approximately U.S.$589 million, including our capital expenditures expected to be incurred during the remainder of 2011. This amount is expected to be incurred over the next 3 years, according to the evolution of the related projects. Our capital expenditures incurred for the three months ended March 31, 2010 and 2011, and our expected capital expenditures during the remainder of 2011, which include an allocation to 2011 of a portion of our total future committed amount, are as follows:

	Actual for the Three Months Ended March 31,		Estimated for the Remainder of 2011
	2010	2011
	(in millions of Dollars)
North America(1)	9.8	5.4	161.9
Europe(2)	27.1	17.0	155.3
Central and South America and the Caribbean(3)	10.3	7.0	63.3
Africa and the Middle East	3.8	2.9	18.8
Asia	1.4	0.8	19.2
Others(4)	3.3	2.7	15.7
Total consolidated	55.7	35.8	434.2
Of which:
Expansion capital expenditures(5)	27.5	12.9	107.1
Base capital expenditures(6)	28.2	22.9	327.1

(1)	In North America, our estimated capital expenditures during the remainder of 2011 include amounts related to the expansion of the Tepeaca plant in Mexico.
(2)	In Europe, our estimated capital expenditures during the remainder of 2011 include amounts related to the construction of the new cement production facility in Teruel, Spain, and the expansion of our cement plant in Latvia.
(3)	In Central and South America and the Caribbean, our estimated capital expenditures during the remainder of 2011 include the construction of the new kiln in Panama.
(4)	Our “Others” capital expenditures expected during the remainder of 2011 include our trading activities as well as our corporate requirements.

(5)	Expansion capital expenditures refer to the acquisition or construction of new assets intended to increase our current operating infrastructure and which are expected to generate additional amounts of operating cash flows.
(6)	Base capital expenditures refer to the acquisition or construction of new assets that would replace portions of our operating infrastructure and which are expected to maintain our operating continuity.

For the three months ended March 31, 2011, we recognized U.S.$35.8 million in capital expenditures. As of the date hereof, plans for capital expenditures during the remainder of 2011 totaled U.S.$434.2 million. Pursuant to the Financing Agreement, we are prohibited from making aggregate capital expenditures in excess of U.S.$800 million for the year ended December 31, 2011 and each year thereafter until the debt under the Financing Agreement has been repaid in full.

Our Indebtedness

As of March 31, 2011, we had approximately Ps203 billion (U.S.$17.1 billion) of total debt, not including approximately Ps14.0 billion (U.S.$1.2 billion) of perpetual debentures, which are not accounted for as debt under MFRS but are considered to be debt for purposes of U.S. GAAP. See notes 12A, 14C to our unaudited condensed consolidated financial statements for the three months ended March 31, 2010 and 2011 included herein. As of March 31, 2011, after giving pro forma effect to the issuance of the April 2011 Notes and the application of net proceeds therefrom, we had approximately Ps203 billion (U.S.$17.1 billion) of total debt of which approximately 0.4% was short-term (including current maturities of long-term debt) and 99.6% was long-term. As of March 31, 2011, after giving pro forma effect to the issuance of the April 2011 Notes and the application of net proceeds therefrom, approximately 74% of our consolidated debt was Dollar-denominated, approximately 4% was Peso-denominated, approximately 22% was Euro-denominated and immaterial amounts were denominated in other currencies; the weighted average interest rates of our debt as of March 31, 2011 in our main currencies were 6.3% on our Dollar-denominated debt, 7.9% on our Peso-denominated debt and 6.0% on our Euro-denominated debt.

The loss of our investment grade ratings in March 2009 has negatively impacted and will continue to negatively impact the availability of financing and the terms on which we could refinance our debt, including the imposition of more restrictive covenants and higher interest rates.

As of March 31, 2011, after giving pro forma effect to the issuance of the April 2011 Notes and the application of net proceeds therefrom, we had approximately Ps203 billion (U.S.$17.1 billion) of total debt, not including approximately Ps14.0 billion (U.S.$1.2 billion) of perpetual debentures, which are not accounted for as debt under MFRS but are considered to be debt for purposes of U.S. GAAP. As of March 31, 2011, after giving pro forma effect to the issuance of the April 2011 Notes and the application of net proceeds therefrom, our indebtedness under the Financing Agreement was approximately Ps90.2 billion (U.S.$7.6 billion), and our other debt not subject to the Financing Agreement, which remains payable pursuant to its original maturities, was approximately Ps112.9 billion (U.S.$9.5 billion). As of March 31, 2011, after giving pro forma effect to the issuance of the April 2011 Notes and the application of net proceeds therefrom, we had reduced indebtedness under the Financing Agreement by approximately U.S.$7.5 billion (thereby satisfying all required amortization payments under the Financing Agreement through December 2013), and we had an aggregate principal amount of outstanding debt under the Financing Agreement of approximately Ps8.4 billion (U.S.$708 million) maturing during 2013; and approximately Ps81.8 billion (U.S.$6.9 billion) maturing during 2014. See “Item 3 — Key Information — Risk Factors — We have a substantial amount of debt maturing in the next several years, including a significant portion of debt not subject to the Financing Agreement and, if we are unable to secure refinancing on favorable terms or at all, we may not be able to comply with our upcoming payment obligations” in our 2010 Annual Report for a description of our total debt and related maturities.

As part of the Financing Agreement, we pledged the Collateral and all proceeds of such Collateral to secure our payment obligations under the Financing Agreement and under a number of other financing arrangements for the benefit of the participating creditors and holders of debt and other obligations that benefit from provisions in their instruments requiring that their obligations be equally and ratably secured. In addition, the guarantors under our existing bank facilities (other than CEMEX, Inc. (one of our subsidiaries in the United States)) have guaranteed the obligations to the participating creditors under the Financing Agreement.

The Financing Agreement requires us to comply with several financial ratios and tests, including a consolidated coverage ratio of EBITDA to consolidated interest expense of not less than (i) 1.75:1 for each semi-annual period beginning on June 30, 2010 through the period ending December 31, 2012 and (ii) 2.00:1 for the remaining semi-annual periods to December 31, 2013. In addition, the Financing Agreement allows us a maximum consolidated leverage ratio of total debt (including our perpetual debentures) to EBITDA for each semi-annual period of 7.75:1 for the period beginning on June 30, 2010 and ending June 30, 2011, decreasing to 7:00:1 for the period ending December 31, 2011, and decreasing gradually thereafter for subsequent semi-annual periods to 4.25:1 for the period ending December 31, 2013.

On November 11, 2009, we launched an exchange offer in Mexico, in transactions exempt from registration pursuant to Regulation S under the Securities Act, directed to holders of CBs maturing on or before December 31, 2012, in order to exchange such CBs for mandatory convertible securities of CEMEX, S.A.B. de C.V., or the Mandatory Convertible Securities. The Mandatory Convertible Securities mature on November 28, 2019. Under MFRS, the Mandatory Convertible Securities represent a combined instrument with liability and equity components. The liability component, approximately Ps1,967 million as of March 31, 2011, corresponds to the net present value of interest payments due under the Mandatory Convertible Securities, assuming no early conversion, and was recognized under “Other Financial Obligations” in our balance sheet. The equity component, approximately Ps2 billion as of March 31, 2011, represents the difference between principal amount and the liability component and was recognized within “Other equity reserves” net of commissions in our balance sheet.

On October 8, 2010, we announced that, pursuant to the exercise of a put option by Ready Mix USA, we will acquire our joint venture partner’s interests in the two joint ventures between CEMEX and Ready Mix USA which have cement, aggregates, ready-mix and block assets located in the southeast region of the U.S. The purchase price will be determined jointly by CEMEX and Ready Mix USA based on a pre-determined methodology. We currently estimate the purchase price for our partner’s interests will be approximately U.S.$355 million. At closing, we will also consolidate the net debt (debt minus cash and cash equivalents) held by one of the joint ventures, which was approximately U.S.$23 million as of March 31, 2011. Closing is expected to take place in September 2011. The exercise of the put option by Ready Mix USA represents a commitment of CEMEX to acquire its joint venture partner’s interests in CEMEX Southeast LLC and Ready Mix USA LLC. However, as prescribed in the agreements with Ready Mix USA, CEMEX has not transferred the consideration or acquired the ownership interests, which is anticipated to occur at a closing date on or before September 30, 2011. As of March 31, 2011, the estimated fair value of the net assets to be acquired exceeds the expected purchase price; therefore, CEMEX has not recognized a liability. CEMEX will recognize the acquisition at the closing date of the transaction. In the meantime, CEMEX will monitor the estimated fair value of the related net assets and will record a loss to the extent the expected purchase price exceeds the fair value of the net assets to be assumed. See note 9A to our unaudited condensed consolidated financial statements for the three months ended March 31, 2010 and 2011 included herein.

From time to time, as part of our financing activities, we and our subsidiaries have entered into various financing agreements, including bank loans, credit facilities, sale-leaseback transactions, forward contracts, forward lending facilities and equity swap transactions. Additionally, we and our subsidiaries have issued notes, commercial paper, bonds, preferred equity and puttable capital securities.

Most of our outstanding indebtedness has been incurred to finance our acquisitions and to finance our capital expenditure programs. CEMEX México, our principal Mexican subsidiary and indirect owner of our international operations, has indebtedness or has provided guarantees of our indebtedness, including under the Financing Agreement and the (i) U.S.$1,750,000,000 aggregate principal amount of 9.50% Senior Secured Notes due 2016 and €350 million aggregate principal amount of 9.625% Senior Secured Notes due 2017 issued by CEMEX Finance LLC, or together, the December 2009 Notes, (ii) U.S.$1,067,665,000 aggregate principal amount of 9.25% Senior Secured Notes due 2020 and €115,346,000 aggregate principal amount of 8.875% Senior Secured Notes due 2017 issued by CEMEX España, acting through its Luxembourg branch, or together, the May 2010 Notes, (iii) U.S.$1,000,000,000 aggregate principal amount of 9.000% Senior Secured Notes due 2018 issued by CEMEX, or the January 2011 Notes, (iv) U.S.$125,331,000 additional aggregate principal amount of 9.25% Senior Secured Notes due 2020 issued by CEMEX España, acting through its Luxembourg branch, or the Additional 2020 Notes, and (v) U.S.$800,000,000 aggregate principal amount of Floating Rate Senior Secured Notes due 2015 issued by CEMEX, or the April 2011 Notes, but excluding under the perpetual debentures, in the amount of approximately Ps161.6 billion (U.S.$13.6 billion) as of March 31, 2011, after giving pro forma effect to the issuance of the April 2011 Notes and the application of net proceeds therefrom. We refer to the December 2009 Notes, the May 2010 Notes, the January 2011 Notes, the Additional 2020 Notes and the April 2011 Notes, collectively, as the Existing Senior Secured Notes. CEMEX España, a holding company for most of our international operations outside Mexico and our main operating subsidiary in Spain, has indebtedness or has provided guarantees of our indebtedness, including under the Financing Agreement, the Existing Senior Secured Notes and the CEMEX España Euro Notes, but excluding the perpetual debentures, in the amount of approximately Ps169.8 billion (U.S.$14.3 billion) as of March 31, 2011, after giving pro forma effect to the issuance of the April 2011 Notes and the application of net proceeds therefrom.

Historically, we have addressed our liquidity needs (including funds required to make scheduled principal and interest payments, refinance debt, and fund working capital and planned capital expenditures) with operating cash flow, borrowings under credit facilities, proceeds of debt and equity offerings and proceeds from asset sales.

As of March 31, 2011, we had U.S.$537 million in outstanding receivables financing facilities, which consisted of four securitization programs. We had no outstanding short-term CBs as of March 31, 2011. Our accounts receivable securitization program in Spain, which had a funded amount of U.S.$127 million as of March 31, 2011, was extended for five years on May 5, 2011 for up to €100 million in funded amounts and now expires on May 5, 2016. On May 19, 2010, we entered into a one-year accounts receivable securitization program for our U.S. operations for up to U.S.$300 million in funded amounts. As of March 31, 2011, we had U.S.$191 million in funded amounts under this program. On May 17, 2011, we extended this program two years for up to U.S.$275 million in funded amounts, and it now expires on May 17, 2013. The scheduled maturity for the securitization program in France, which had a funded amount of U.S.$80 million as of March 31, 2011, has been extended to September 30, 2011. The securitization program in Mexico, which had a funded amount of U.S.$139 million as of March 31, 2011, expires on December 29, 2011, with the first principal payment (equal to approximately 16.66% of the program) due in August 2011 and the remainder in five equal monthly installments through the program’s expiration date. We cannot ensure that, going forward, we will be able to roll over or renew these programs, which could adversely affect our liquidity.

The global equity and credit markets in the last few years have experienced significant price volatility, dislocations and liquidity disruptions, which have caused market prices of many stocks to fluctuate substantially and the spreads on prospective and outstanding debt financings to widen considerably. This volatility and illiquidity has materially and adversely affected a broad range of fixed income securities. As a result, the market for fixed income securities has experienced decreased liquidity, increased price volatility, credit downgrade events and increased defaults. Global equity markets have also been experiencing heightened volatility and turmoil, with issuers exposed to the credit markets being most seriously affected. The disruptions in the financial and credit markets may continue to adversely affect our credit rating and the market value of our common stock, our CPOs and our ADSs. If the current pressures on credit continue or worsen, and alternative sources of financing continue to be limited, we may be dependent on the issuance of equity as a source to repay our existing indebtedness, including meeting amortization requirements under the Financing Agreement. Although we have been able to raise debt, equity and equity linked capital following our entry into the Financing Agreement in August 2009, as capital markets recovered, previous conditions in the capital markets in 2008 and 2009 were such that traditional sources of capital were not available to us on reasonable terms or at all. As a result, there is no guarantee that we will be able to successfully raise additional debt or equity capital at all or on terms that are favorable.

If the global economic environment deteriorates and our operating results worsen significantly, if we were unable to complete debt or equity offerings or if our planned divestitures and/or our cash flow or capital resources prove inadequate, we could face liquidity problems and may not be able to comply with our upcoming principal payment maturities under our indebtedness or refinance our indebtedness.

We and our subsidiaries have sought and obtained waivers and amendments to several of our debt instruments relating to a number of financial ratios in the past. Our ability to comply with these ratios may be affected by current global economic conditions and high volatility in foreign exchange rates and the financial and capital markets. We may need to seek waivers or amendments in the future. However, we cannot assure you that any future waivers, if requested, will be obtained. If we or our subsidiaries are unable to comply with the provisions of our debt instruments, and are unable to obtain a waiver or amendment, the indebtedness outstanding under such debt instruments could be accelerated. Acceleration of these debt instruments would have a material adverse effect on our financial condition.

Financing Activities

As of March 31, 2011, after giving pro forma effect to the issuance of the April 2011 Notes and the application of net proceeds therefrom, we had approximately Ps203 billion (U.S.$17.1 billion) of total outstanding debt, not including approximately Ps14.0 billion (U.S.$1.2 billion) of perpetual debentures issued by special purpose vehicles, which are not accounted for as debt under MFRS but are considered to be debt for purposes of U.S. GAAP. Our financing activities through December 31, 2010 are described in our 2010 Annual Report. The following is a description of our financings for the three months ended March 31, 2011:

•

In March 2011, we used cash deposited in a CB reserve created with proceeds from the offering of the 9.000% Senior Secured Notes due 2018, or the January 2011 Notes, to prepay approximately Ps691 million (approximately U.S.$58 million based on prevailing exchange rates as of March 31, 2011) of CBs, in connection with a private cash tender offer to holders of CBs in Mexico for up to approximately Ps999 million (approximately U.S.$84 million based on prevailing exchange rates as of March 31, 2011).

•

On March 15, 2011, we closed the offering of U.S.$977.5 million aggregate principal amount of 3.25% Convertible Subordinated Notes due 2016 and U.S.$690 million aggregate principal amount of 3.75% Convertible Subordinated Notes due 2018, in transactions exempt from registration pursuant to Rule 144A and Regulation S under the Securities Act.

•

On March 4, 2011, we closed a private exchange, or the 2011 Private Exchange, of €119,350,000 aggregate principal amount of 6.277% Fixed-to-Floating Rate Callable Perpetual Debentures, or the 6.277% Perpetual Debentures, issued by C-10 EUR Capital (SPV) Limited and held by an investor for U.S.$125,331,000 aggregate principal amount of new 9.25% U.S. Dollar-Denominated Senior Secured Notes due 2020, issued by CEMEX España, acting through its Luxembourg branch, and guaranteed by CEMEX, CEMEX México and New Sunward, or the Additional 2020 Notes.

•

On February 10, 2011, we made a prepayment of U.S.$50 million to reduce the principal amount due under the Financing Agreement. We made this prepayment with proceeds from the offering of the January 2011 Notes.

•

On January 19, 2011, we prepaid approximately U.S.$256 million of CBs otherwise maturing on September 22, 2011, for which we had created a CB reserve with the proceeds from the offering of the January 2011 Notes. In addition, on January 27, 2011, we prepaid approximately U.S.$218 million of CBs maturing on January 26, 2012, or the January 2012 CBs, for which we had created a CB reserve with the proceeds from the offering of the January 2011 Notes.

•

On January 11, 2011, we issued U.S.$1.0 billion aggregate principal amount of the January 2011 Notes, in transactions exempt from registration pursuant to Rule 144A and Regulation S under the Securities Act.

For a description of our financing activities after March 31, 2011, see “Item 5 — Recent Developments — Recent Developments Relating to Our Indebtedness” in our 2010 Annual Report for a description of our total debt and related maturities.

Our Equity Forward Arrangements

In connection with the sale of CPOs of AXTEL (note 9A to our consolidated financial statements included in our 2010 Annual Report) and in order to maintain exposure to changes in the price of such entity, in March 2008, CEMEX entered into a forward contract to be settled in cash over the price of 119 million CPOs of AXTEL (59.5 million CPOs with each counterparty), which was originally set to mature in April 2011. During 2009, in order to reset the exercise price included in the contract, CEMEX instructed the counterparties to definitively dispose of the deposits in margin accounts for approximately Ps207 million, and each of the counterparties exercised an option to maintain the contract over their respective 59.5 million CPOs of AXTEL until October 2011. During 2010, one of the counterparties further extended the maturity of 50% of the notional amount of this forward contract to April 2012. The fair value of such contract as of March 31, 2011, represented an asset of approximately U.S.$53 million (Ps588 million). Changes in the fair value of this instrument generated a loss in the March 31, 2011 income statement of approximately U.S.$0.1 million (Ps1 million).

Our Perpetual Debentures

As of December 31, 2010 and March 31, 2011, non-controlling interest stockholders’ equity included approximately U.S.$1.3 billion (Ps16.3 billion) and U.S.$1.2 billion (Ps14.0 billion), respectively, representing the principal amount of perpetual debentures. These debentures have no fixed maturity date and do not represent a contractual payment obligation for us. Based on their characteristics, these debentures, issued through special purpose vehicles, or SPVs, qualify as equity instruments under MFRS and are classified within non-controlling interest as they were issued by consolidated entities, considering that there is no contractual obligation to deliver cash or any other financial asset, the debentures do not have any maturity date, meaning that they were issued to perpetuity, and we have the unilateral right to defer indefinitely the payment of interest due on the debentures. The classification of the debentures as equity instruments for accounting purposes under MFRS was made under applicable International Financial Reporting Standards, or IFRS, which were applied to these transactions in compliance with the supplementary application of IFRS in Mexico. Issuance costs, as well as the interest expense, which is accrued based on the principal amount of the perpetual debentures, are included within “Other equity reserves” and represented expenses of approximately Ps1.6 billion and Ps259 million in the three months ended March 31, 2010 and March 31, 2011, respectively. The different SPVs were established solely for purposes of issuing the perpetual debentures and are included in our consolidated financial statements. As of March 31, 2011, our perpetual debentures were as follows:

Issuer	Issuance Date	Nominal Amount at Issuance Date (in millions)	Nominal Amount Outstanding as of March 31, 2011 (in millions)	Repurchase Option	Interest Rate
C5 Capital (SPV) Ltd(1).	December 2006	U.S.$350	U.S.$146.9	Fifth anniversary	6.196%
C8 Capital (SPV) Ltd.	February 2007	U.S.$750	U.S.$368.9	Eighth anniversary	6.640%
C10 Capital (SPV) Ltd.	December 2006	U.S.$900	U.S.$448.9	Tenth anniversary	6.722%
C10-EUR Capital (SPV) Ltd.	May 2007	€730	€146.7	Tenth anniversary	6.277%

(1)	If we do not exercise our repurchase option by December 31, 2011, the annual interest rate of this series will change to 3-month LIBOR plus 4.277%, which will be reset quarterly. Interest payments on this series will be made quarterly instead of semi-annually. We are not permitted to call these debentures under the Financing Agreement. As of December 31, 2010, 3-month LIBOR was approximately 0.30%.

For a description of the 2011 Private Exchange, see “— Liquidity and Capital Resources — Financing Activities.”

Under U.S. GAAP, these perpetual debentures are recognized as debt and interest payments are included as financing expense, as part of the comprehensive financial result in the statement of operations.

As described below and in note 12C to our consolidated financial statements included in our 2010 Annual Report, there were derivative instruments associated with the debentures issued by C5 Capital (SPV) Limited, C8 Capital (SPV) Limited, C10 Capital (SPV) Limited and C10-EUR Capital (SPV) Limited through which we have changed the risk profile associated with interest rates and foreign exchange rates in respect of these debentures. In order to eliminate our exposure to Yen and to Yen interest rates, on May 22, 2009, we delivered the required notices under the documentation governing the dual-currency notes and the related perpetual debentures, informing debenture holders our decision to exercise our right to defer by one day the scheduled interest payment otherwise due and payable on June 30, 2009. As a result, during July 2009, the interest rate on the dual-currency notes converted from a Yen floating rate into a Dollar or Euro fixed rate, as applicable, as of June 30, 2009, and the associated Yen cross-currency swap derivatives were unwound, and the notes trustees received approximately U.S.$94 million that are being used to pay future coupons on the perpetual debentures, as adjusted by the exchange of May 2010 Notes for a majority in principal amount of our then outstanding perpetual debentures pursuant to an exchange offer, or the 2010 Exchange Offer. After certain coupon payments, as of March 31, 2010 and 2011, the balance of the investment placed with the trustees amounted to approximately Ps1,071 million (U.S.$86.7 million) and Ps849 million (U.S.$71.3 million), respectively.

Our Receivables Financing Arrangements

Our subsidiaries in Spain, the United States, Mexico and France have established sales of trade accounts receivable programs with financial institutions, referred to as securitization programs. Through the securitization programs, our subsidiaries effectively surrender control, risks and the benefits associated with the accounts receivable sold; therefore, the amount of receivables sold is recorded as a sale of financial assets and the balances are removed from the balance sheet at the moment of sale, except for the amounts that the counterparties have not paid, which are reclassified to other accounts receivable. The balances of receivables sold pursuant to these securitization programs as of December 31, 2010 and March 31, 2011 were Ps10 billion (U.S.$807 million) and Ps10.3 billion (U.S.$867 million), respectively. Unfunded amounts of receivables sold are not derecognized but are reclassified from trade receivables to other accounts receivable in the balance sheet (see notes 5 and 6 to our unaudited condensed consolidated financial statements for the three months ended March 31, 2010 and 2011 included herein). The accounts receivable qualifying for sale do not include amounts over specified days past due or concentrations over specified limits to any one customer, according to the terms of the programs. Expenses incurred under these programs, originated by the discount granted to the acquirers of the accounts receivable, are recognized in the statement of operations as financial expense and were approximately Ps110 million (U.S.$9 million) in the three months ended March 31, 2010 and Ps75 million (U.S.$6 million) in the three months ended March 31, 2011. The proceeds obtained through these programs have been used primarily to reduce net debt. On May 5, 2011, we extended our securitization program for accounts receivable from our operations in Spain for five years, until May 5, 2016. On May 17, 2010, we extended for two years our accounts receivable securitization program for our U.S. operations until May 17, 2013. For additional information regarding our securitization programs, see “— Liquidity and Capital Resources — Our Indebtedness.”

Stock Repurchase Program

Under Mexican law, our shareholders may authorize a stock repurchase program at our annual shareholders’ meeting. Unless otherwise instructed by our shareholders, we are not required to purchase any minimum number of shares pursuant to such program.

In connection with our 2008, 2009 and 2010 annual shareholders’ meetings held on April 23, 2009, April 29, 2010 and February 24, 2011, respectively, no stock repurchase program was proposed between April 2009 and April 2010, between April 2010 and April 2011 and between February 2011 and February 2012, respectively. Subject to certain exceptions, we are not permitted to repurchase shares of our capital stock under the Financing Agreement.

Research and Development, Patents and Licenses, etc.

Our research and development, or R&D, efforts help us in achieving our goal of increasing market share in the markets in which we operate. The department of the Vice President of Technology is responsible for developing new products for our cement and ready-mix concrete businesses that respond to our clients’ needs. The department of the Vice President of Energy has the responsibility for developing new processes, equipment and methods to optimize operational efficiencies and reduce our costs. For example, we have developed processes and products that allow us to reduce heat consumption in our kilns, which in turn reduces energy costs. Other products have also been developed to provide our customers a better and broader offering of products in a sustainable manner. We believe this has helped us to keep or increase our market share in many of the markets in which we operate.

We have 10 laboratories dedicated to our R&D efforts. Nine of these laboratories are strategically located in close proximity to our plants to assist our operating subsidiaries with troubleshooting, optimization techniques and quality assurance methods. One of our laboratories is located in Switzerland, where we are continually improving and consolidating our research and development efforts in the areas of cement, concrete, aggregates, admixtures, mortar and asphalt technology, as well as in information technology and energy management. We have several patent registrations and pending applications in many of the countries in which we operate. These patent registrations and applications relate primarily to different materials used in the construction industry and the production processes related to them, as well as processes to improve our use of alternative fuels and raw materials.

Our Information Technology divisions have developed information management systems and software relating to cement and ready-mix concrete operational practices, automation and maintenance. These systems have helped us to better serve our clients with respect to purchasing, delivery and payment.

R&D activities comprise part of the daily routine of the departments and divisions mentioned above; therefore, the costs associated with such activities are expensed as incurred. However, the costs incurred in the development of software for internal use are capitalized and amortized in operating results over the estimated useful life of the software, which is approximately four years.

For the three months ended March 31, 2010 and 2011, the combined total expense of the departments of the Vice President of Energy and the Vice President of Technology, which includes R&D activities, amounted to approximately U.S.$11 million and U.S.$8 million, respectively.

Summary of Material Contractual Obligations and Commercial Commitments

The Financing Agreement

On August 14, 2009, we entered into the Financing Agreement. The Financing Agreement extended the maturities of approximately U.S.$15.1 billion in syndicated and bilateral bank facilities and private placement obligations, providing for a semi-annual amortization schedule, with a final amortization payment of approximately U.S.$6.9 billion on February 14, 2014, based on prevailing exchange rates as of March 31, 2011. The Financing Agreement is secured by a first-priority security interest over the Collateral and all proceeds of such Collateral.

The Financing Agreement, as amended on December 1, 2009, March 18, 2010 and October 25, 2010, requires us to comply with several financial ratios and tests, including a consolidated coverage ratio of EBITDA to consolidated interest expense of not less than (i) 1.75:1 for each semi-annual period beginning on June 30, 2010 through the period ending December 31, 2012 and (ii) 2.00:1 for the remaining semi-annual periods to December 31, 2013. In addition, the Financing Agreement allows us a maximum consolidated leverage ratio of total debt (including the perpetual debentures) to EBITDA for each semi-annual period of 7.75:1 for the period beginning June 30, 2010 and ending June 30, 2011, decreasing to 7.00:1 for the period ending December 31, 2011, and decreasing gradually thereafter for subsequent semi-annual periods to 4.25:1 for the period ending December 31, 2013. Our ability to comply with these ratios may be affected by current global economic conditions and high volatility in foreign exchange rates and the financial and capital markets.

The Mandatory Convertible Securities

On December 10, 2009, we issued approximately Ps4.1 billion (approximately U.S.$315 million) in Mandatory Convertible Securities, in exchange for CBs maturing on or before December 31, 2012, pursuant to an exchange offer conducted in Mexico, in transactions exempt from registration pursuant to Regulation S under the Securities Act. The Mandatory Convertible Securities are mandatorily convertible into newly issued CPOs at a conversion price per CPO (calculated as the volume-weighted average price of the CPO for the ten trading days prior to the closing of the exchange offer multiplied by a conversion premium of approximately 1.65), accrue interest, payable in cash, at 10% per annum, provide for the payment of a cash penalty fee, equal to approximately one year of interest, upon the occurrence of certain anticipated conversion events, and mature on November 28, 2019. After giving effect to any dilution adjustments in respect of the recapitalization of earnings approved by shareholders at the 2010 shareholders’ meeting, the conversion ratio for the Mandatory Convertible Securities as of the date hereof is 402.3552 CPOs per Ps8,900 of principal amount of Mandatory Convertible Securities.

The 9.50% Senior Secured Notes due 2016 and the 9.625% Senior Secured Notes due 2017

On December 14, 2009, our subsidiary, CEMEX Finance LLC, issued U.S.$1,250 million aggregate principal amount of the 9.50% Dollar-denominated Notes and €350 million aggregate principal amount of the 9.625% Euro-denominated Notes, in transactions exempt from registration pursuant to Rule 144A and Regulation S under the Securities Act. On January 19, 2010, our subsidiary, CEMEX Finance LLC, issued an additional U.S.$500 million aggregate principal amount of the 9.50% Dollar-denominated Notes. CEMEX, S.A.B. de C.V., CEMEX México, CEMEX España, CEMEX Corp., CEMEX Concretos, S.A. de C.V., Empresas Tolteca de México, S.A. de C.V. and New Sunward have fully and unconditionally guaranteed the performance of all obligations of CEMEX Finance LLC under the December 2009 Notes on a senior basis. The December 2009 Notes are secured by a first-priority security interest over the Collateral and all proceeds of such Collateral.

The 4.875% Convertible Subordinated Notes due 2015

On March 30, 2010, we closed the offering of U.S.$715 million of our 4.875% Convertible Subordinated Notes due 2015, including the initial purchasers’ exercise in full of their over-allotment option, in transactions exempt from registration pursuant to Rule 144A under the Securities Act. The conversion rate has been adjusted to 79.5410 ADSs per U.S.$1,000 principal amount of 2010 Optional Convertible Subordinated Notes, reflecting the issuance of CPOs in connection with the recapitalization of earnings approved by shareholders at the 2010 annual shareholders’ meeting.

The 9.25% Senior Secured Notes due 2020 and the 8.875% Senior Secured Notes due 2017

On May 12, 2010, our subsidiary CEMEX España, acting through its Luxembourg branch, issued U.S.$1,067,665,000 aggregate principal amount of the 9.25% Dollar-denominated Notes and €115,346,000 aggregate principal amount of the 8.875% Euro-denominated Notes, in exchange for a majority in principal amount of our then outstanding perpetual debentures, pursuant to the 2010 Exchange Offer, in private transactions exempt from registration pursuant to Section 4(2) of the Securities Act and Regulation S under the Securities Act. In addition, on March 4, 2011, CEMEX España, acting through its Luxembourg branch, issued U.S.$125,331,000 aggregate principal amount of the Additional 2020 Notes in exchange for €119,350,000 aggregate principal amount of 6.277% Perpetual Debentures issued by C-10 EUR Capital (SPV) Limited pursuant to the 2011 Private Exchange. The exchange was effected in reliance upon the exemption from U.S. securities law registration provided by Regulation S under the Securities Act. CEMEX, S.A.B. de C.V., CEMEX México and New Sunward have fully and unconditionally guaranteed the performance of all obligations of CEMEX España under the May 2010 Notes, including the Additional 2020 Notes, on a senior basis. The payment of principal, interest and premium, if any, on such notes is secured by a first-priority security interest over the Collateral and all proceeds of such Collateral.

The 9.000% Senior Secured Notes due 2018

On January 11, 2011, we closed the offering of U.S.$1.0 billion aggregate principal amount of 9.000% Senior Secured Notes due 2018, in transactions exempt from registration pursuant to Rule 144A and Regulation S under the Securities Act. The payment of principal, interest and premium, if any, on the January 2011 Notes are fully and unconditionally guaranteed by CEMEX México, New Sunward and CEMEX España. The January 2011 Notes are secured by a first-priority security interest over the Collateral and all proceeds of such Collateral. The January 2011 Notes were issued at a price of U.S.$99.364 per U.S.$100 principal amount plus accrued interest from January 11, 2011. The net proceeds from the offering, of approximately U.S.$981 million, were used for general corporate purposes and the repayment of indebtedness, including (i) a prepayment of approximately U.S.$256 million of CBs, that had been due in September 2011, (ii) a prepayment of approximately U.S.$218 million of CBs that had been due in January 2012, (iii) a prepayment of approximately U.S.$56 million of CBs that had been due in September 2011, and (iv) a repayment of U.S.$50 million of indebtedness under the Financing Agreement.

The 3.25% Convertible Subordinated Notes due 2016 and the 3.75% Convertible Subordinated Notes due 2018

On March 15, 2011, we closed the offering of U.S.$977.5 million aggregate principal amount of 3.25% Convertible Subordinated Notes due 2016 and U.S.$690 million aggregate principal amount of 3.75% Convertible Subordinated Notes due 2018, including the initial purchasers’ exercise in full of their over-allotment options, in transactions exempt from registration pursuant to Rule 144A and Regulation S under the Securities Act. The 2011 Optional Convertible Subordinated Notes are convertible into ADSs, at any time after June 30, 2011. The initial conversion price for the 2011 Optional Convertible Subordinated Notes was equivalent to approximately U.S.$11.28 per ADS, a 30% premium to the closing price of ADSs on March 9, 2011. The conversion rate has been adjusted to 92.1659 ADSs per U.S.$1,000 principal amount of 2011 Optional Convertible Subordinated Notes, reflecting the issuance of CPOs in connection with the recapitalization of earnings approved by shareholders at the 2010 annual shareholders’ meeting. We used a portion of the net proceeds from the offering of the 2011 Optional Convertible Subordinated Notes to fund the purchase of capped call transactions, which are expected generally to reduce the potential cost to CEMEX upon future conversion of the 2011 Optional Convertible Subordinated Notes. Of the remaining net proceeds, we used approximately U.S.$128 million to prepay CBs maturing on March 8, 2012, and approximately U.S.$1,287 million to repay indebtedness under the Financing Agreement.

The Floating Rate Senior Secured Notes due 2015

On April 5, 2011, we closed the offering of U.S.$800 million aggregate principal amount of Floating Rate Senior Secured Notes due 2015, or the April 2011 Notes, in transactions exempt from registration pursuant to Rule 144A and Regulation S under the Securities Act. The payment of principal, interest and premium, if any, on the April 2011 Notes is fully and unconditionally guaranteed by CEMEX México, New Sunward and CEMEX

España. The April 2011 Notes are secured by a first-priority security interest over the Collateral and all proceeds of such Collateral. The April 2011 Notes were issued at a price of U.S.$99.001 per U.S.$100 principal amount. The net proceeds from the offering, approximately U.S.$788 million, were used to repay indebtedness under the Financing Agreement.

Existing Senior Secured Notes — General

The indentures governing the Existing Senior Secured Notes impose significant operating and financial restrictions on us. These restrictions will limit our ability, among other things, to: (i) incur debt; (ii) pay dividends on stock; (iii) redeem stock or redeem subordinated debt; (iv) make investments; (v) sell assets, including capital stock of subsidiaries; (vi) guarantee indebtedness; (vii) enter into agreements that restrict dividends or other distributions from restricted subsidiaries; (viii) enter into transactions with affiliates; (ix) create or assume liens; (x) engage in mergers or consolidations; and (xi) enter into a sale of all or substantially all of our assets.

Commercial Commitments

As of December 31, 2010 and March 31, 2011, we had commitments for the purchase of raw materials for an approximate amount of U.S.$288 million and U.S.$275 million, respectively.

In 2006, in order to take advantage of the high wind potential in the “Tehuantepec Isthmus,” CEMEX and Acciona, S.A., or Acciona, a Spanish company, formed an alliance to develop a wind farm project, which was named EURUS, for the generation of 250 Megawatts in the Mexican state of Oaxaca. CEMEX acted as sponsor of the project, and ACCIONA provided the required financing, constructed the facility and currently operates the wind farm. The installation of 167 wind turbines in the farm was finished on November 15, 2009. The agreements between CEMEX and ACCIONA establish that CEMEX’s plants in Mexico should acquire a portion of the energy generated by the wind farm for a period of at least 20 years, which began in February 2010, when EURUS reached the committed limit capacity.

In 1999, CEMEX entered into an agreement with an international partnership, which built and operated an electrical energy generating plant in Mexico called “Termoeléctrica del Golfo,” or TEG. In 2007, another international company replaced the original operator. The agreement established that CEMEX would purchase the energy generated for a term of not less than 20 years, which started in April 2004. In addition, CEMEX committed to supply TEG all fuel necessary for its operations, a commitment that has been hedged through a 20-year agreement entered with Petróleos Mexicanos, or PEMEX, which terminates in 2024. With the change of the operator in 2007, CEMEX extended the term of its agreement with TEG until 2027. Consequently, for the last 3 years of the agreement, CEMEX intends to purchase the required fuel in the market. For the years ended December 31, 2009 and 2010, the power plant has supplied approximately 74% and 73%, respectively, of CEMEX’s overall electricity needs during such years for its cement plants in Mexico.

In March 1998, we entered into a 20-year contract with PEMEX providing that PEMEX’s refinery in Cadereyta would supply us with 0.9 million tons of petcoke per year, commencing in 2003. In July 1999, we entered into a second 20-year contract with PEMEX providing that PEMEX’s refinery in Madero would supply us with 0.85 million tons of petcoke per year, commencing in 2002. We expect the PEMEX petcoke contracts to reduce the volatility of our fuel costs and provide us with a consistent source of petcoke throughout their 20-year terms (which expire in July 2023 for the Cadereyta refinery contract and October 2022 for the Madero refinery contract).

Contractual Obligations

As of December 31, 2010 and March 31, 2011, we had the following material contractual obligations:

	As of December 31, 2010		As of March 31, 2011
Obligations	Total		Less than 1 year	1-3 Years	3-5 Years	More than 5 Years	Total
	(in millions of Dollars)
Long-term debt	U.S.$	16,356	38	388	9,812	6,788	17,026
Capital lease obligation		6	2	1	2	1	6
Total long-term debt and capital lease obligation(1)		16,362	40	389	9,814	6,789	17,032
Operating leases(2)		731	126	383	126	111	746
Interest payments on debt(3)		4,617	1,111	2,360	1,477	873	5,821
Pension plans and other benefits(4)		1,579	120	318	319	844	1,601

Total contractual obligations(5)	U.S.$	23,289	1,397	3,450	11,736	8,617	25,200

Total contractual obligations (Pesos)		Ps287,852	16,624	41,055	139,658	102,542	299,880

(1)	The scheduling of debt payments, which includes current maturities, does not consider the effect of any refinancing of debt that may occur during the following years. In the past, CEMEX has replaced its long-term obligations for others of similar nature.
(2)	The amounts of operating leases have been determined on the basis of nominal cash flows. We have operating leases, primarily for operating facilities, cement storage and distribution facilities and certain transportation and other equipment, under which we are required to make annual rental payments plus the payment of certain operating expenses. Rental expense was approximately U.S.$199 million (Ps2.5 billion) and U.S.$73 million (Ps869 billion) in 2010 and in the three months ended March 31, 2011, respectively.
(3)	For purposes of determining future estimated interest payments on our floating rate debt, we used the interest rates in effect as of December 31, 2010 and March 31, 2011.
(4)	Represents estimated annual payments under these benefits for the next 10 years. The amounts presented correspond to our contractual obligations for 2010 and our estimate of future payments as of March 31, 2011. Future payments include the estimate of new retirees during such future periods.
(5)	Excludes our contractual obligation to acquire Ready Mix USA’s interests in two joint ventures between CEMEX and Ready Mix USA pursuant to the exercise of a put option by Ready Mix USA. See note 9A to our unaudited condensed consolidated financial statements for the three months ended March 31, 2010 and 2011 included herein.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that are reasonably likely to have a material effect on our financial condition, operating results, liquidity or capital resources.

CEMEX Venezuela

As of and for the periods ended December 31, 2007 and July 31, 2008, measured in Pesos, our Venezuelan operations accounted for approximately 2.9% and 3.0% of our consolidated revenues, respectively, and 2.1% at the end of both periods of our consolidated total assets. In the event our affiliates receive compensation as a result of proceedings they have initiated against Venezuela for the expropriation of their investment in CEMEX Venezuela, it is expected that the award of such relief will enable us to reduce consolidated debt and/or to expand total installed capacity. Accordingly, we believe that the expropriation of our affiliates’ investment in CEMEX Venezuela will not have a material impact on our consolidated financial position, liquidity or results of operations. At the present time, however, it is not possible to predict the timing or amount of any award of restitution and/or compensation, the extent to which any order of restitution can be enforced, or the extent to which any monetary relief can be collected following an award. Until restitution and/or compensation is received, we will be negatively affected, although we do not expect such negative effect to be significant in light of our overall consolidated financial position.

We consolidated the income statement of CEMEX Venezuela in our results of operations for the seven-month period ended July 31, 2008. For balance sheet purposes, as of December 31, 2008, our investment in Venezuela was presented within “Other investments and non current accounts receivable.” As of March 31, 2010 and 2011, the net book value of our investment in Venezuela was approximately Ps6.2 billion and Ps5.7 million, respectively, corresponding to the interest of our affiliates of approximately 75.7%.

See note 11A to our consolidated financial statements included in our 2010 Annual Report.

See “Item 4 — Information on the Company — Regulatory Matters and Legal Proceedings — Other Legal Proceedings — Expropriation of CEMEX Venezuela and ICSID Arbitration” in our 2010 Annual Report.

Qualitative and Quantitative Market Disclosure

Our Derivative Financial Instruments

For the three months ended March 31, 2011, we had a net loss of approximately Ps527 million (U.S.$44 million) from financial instruments as compared to a net loss of Ps521 million (U.S.$41 million) in the same period of 2010.

Since the beginning of 2009, with the exception of our capped call transaction entered into in March 2010 and March 2011, we have been reducing the aggregate notional amount of our derivatives, thereby reducing the risk of cash margin calls. This initiative has included closing substantially all notional amounts of derivative instruments related to our debt (currency and interest rate derivatives) and the settlement of our inactive derivative financial instruments (see note 12C to our consolidated financial statements included in our 2010 Annual Report), which we finalized during April 2009. The Financing Agreement significantly restricts our ability to enter into derivative transactions.

We use derivative financial instruments in order to change the risk profile associated with changes in interest rates and foreign exchange rates of debt agreements, as a vehicle to reduce financing costs, as an alternative source of financing, and as hedges of: (i) highly probable forecasted transactions, (ii) our net assets in foreign subsidiaries and (iii) future exercises of options under our executive stock option programs. Before entering into any transaction, we evaluate, by reviewing credit ratings and our business relationship according to our policies, the creditworthiness of the financial institutions and corporations that are prospective counterparties to our derivative financial instruments. We select our counterparties to the extent we believe that they have the financial capacity to meet their obligations in relation to these instruments. Under current financial conditions and volatility, we can not assure that risk of non-compliance with the obligations agreed to with such counterparties is minimal.

The fair value of derivative financial instruments is based on estimated settlement costs or quoted market prices and supported by confirmations of these values received from the counterparties to these financial instruments. The notional amounts of derivative financial instrument agreements are used to measure interest to be paid or received and do not represent the amount of exposure to credit loss.

	At December 31, 2010		At March 31, 2011		Maturity Date
	Notional amount	Estimated fair value(1)	Notional amount	Estimated fair value(1)
	(in millions of Dollars)
Equity forward contracts	53	15	53	16	October 2011
Other forward contracts	16	1	13	1	October 2011
Other Equity Derivatives	1,575	(71)	3,076	143	April 2015
Derivatives related to energy	196	35	196	34	September 2022

(1)	The fair value amounts presented are net of margin calls. For balance sheet purposes the margin calls are recognized within “Other current assets” and “Other investments and non-current accounts receivable,” as applicable, as described in note 12B to our unaudited condensed consolidated financial statements for the three months ended March 31, 2010 and 2011 included herein.

Our Equity Derivative Forward Contracts. In connection with the sale of shares of AXTEL and in order to benefit from a future increase in the prices of such entity, on March 31, 2008, CEMEX entered into a forward contract with cash settlement over the price of 119 million CPOs of AXTEL. The fair value of such contract as of March 31, 2011, represented an asset of approximately U.S.$16 million (Ps177 million). Changes in the fair value of this instrument generated a loss in the March 31, 2011 income statement of approximately U.S.$0.1 million (Ps1 million). Fifty percent of the notional amount of this forward contract matures October 2011 and the remainder matures April 2012.

Our Other Forward Contracts. During 2008, CEMEX negotiated a forward contract over the TRI of the Mexican Stock Exchange, maturing in October 2009, through which CEMEX maintains exposure to increases or decreases of such index. At maturity in 2009, CEMEX renegotiated this contract and extended its maturity until October 2010 and subsequently further extended it until October 2011. Changes in the fair value of this instrument generated a gain in the March 31, 2011 income statement of approximately U.S.$0.1 million (Ps1.5 million).

Our Other Equity Derivative Contracts. These derivatives are described as options over the CPO price. In June 2008, CEMEX entered into a structured transaction, with a final maturity of approximately three years, under which it issued debt for U.S.$500 million (Ps6,870 million) paying an interest expense of LIBOR plus 132.5 bps., which includes options over the price of CEMEX’s ADSs. In case the ADS price exceeds U.S.$30.4, the net interest rate under the issuance is considered to be zero. This rate increases as the price of the share decreases, with a maximum rate of 12% when the ADS price is below approximately U.S.$20.50, after adjustments made as of March 31, 2011. CEMEX measures the option over the price of the ADS at fair value, recognizing the amount in the statement of operations. The fair value of such contract, as of March 31, 2011, was a loss of approximately U.S.$13 million (Ps144 million), including a deposit in margin accounts of U.S.$103 million (Ps1.1 billion).

In April 2008, Citibank entered into put option transactions on CEMEX’s CPOs with a Mexican trust that CEMEX established on behalf of its Mexican pension fund and certain of CEMEX’s directors and current and former employees (the “participating individuals”). The transaction was structured with two main components. Under the first component, the trust sold, for the benefit of CEMEX’s Mexican pension fund, put options to Citibank in exchange for a premium of approximately U.S.$38 million. The premium was deposited into the trust and was used to purchase, on a prepaid forward basis, securities that track the performance of the Mexican Stock Exchange. Under the second component, the trust sold, on behalf of the participating individuals, additional put options to Citibank in exchange for a premium of approximately U.S.$38 million, which was used to purchase prepaid forward CPOs. These prepaid forward CPOs, together with additional CPOs representing an equal amount in U.S. Dollars, were deposited into the trust by the participating individuals as security for their obligations, and represent the maximum exposure of the participating individuals under this transaction. At closing, the put options gave Citibank the right to require the trust to purchase, in April 2013, approximately 112 million CPOs at a price of U.S.$3.2086 per CPO (120% of the initial CPO price in Dollars). If the value of the assets held in the trust (32.1 million CPOs and the securities that track the performance of the Mexican Stock Exchange) are insufficient to cover the obligations of the trust, a guarantee will be triggered and CEMEX, S.A.B. de C.V. will be required to purchase in April 2013 the total CPOs at a price per CPO equal to the difference between the CPO purchase price in Dollars and the market value of the assets of the trust. The purchase price per CPO in Dollars and the corresponding number of CPOs under this transaction are subject to dividend adjustments. After giving effect to the dividend adjustments as of March 31, 2011, and after giving effect to any dilution adjustments in respect of the recapitalization of earnings approved by shareholders at the 2010 shareholders’ meeting, the number of CPOs subject to this transaction is approximately 131 million and the purchase price has been adjusted to U.S.$2.7558. As of March 31, 2011, this item includes a nominal amount of approximately U.S.$360 million in relation to the guarantee granted by CEMEX, S.A.B. de C.V. The fair value of such contract as of March 31, 2011, net of a deposit in margin accounts, was a loss of approximately U.S.$76 million (Ps843 million), an amount that was recognized as a provision against the statement of operations within “Results from financial instruments.” A deposit in margin accounts of U.S.$90 million (Ps998 million) is included separately from the provision as an asset for balance sheet purposes.

Our Capped Call Transactions. On March 30, 2010, in connection with the offering of the 2010 Optional Convertible Subordinated Notes, we entered into a capped call transaction with an affiliate of Citigroup Global Markets Inc., the sole global coordinator and sole structuring agent of the 2010 Optional Convertible Subordinated Notes. The capped call transaction covers, subject to customary anti-dilution adjustments, approximately 54.7 million ADSs. The capped call transaction was designed to effectively increase the conversion price of the 2010 Optional Convertible Subordinated Notes for CEMEX. The capped call transaction had a cap price 80% higher than the closing price of our ADSs on March 24, 2010 (the pricing date for the 2010 Optional Convertible Subordinated Notes) and will be cash-settled. Because the capped call transaction is cash-settled, it does not provide an offset to any ADSs we may deliver to holders upon conversion of the 2010 Optional Convertible Subordinated Notes. The fair value of such contract as of March 31, 2011 represented an asset of approximately U.S.$295 million (Ps3.3 billion). For the three months ended March 31, 2011, the changes in the fair value of this instrument generated a loss of approximately U.S.$24 million (Ps289 million). This result was recognized in earnings during the three month period ended March 31, 2011. We have recently entered into capped call transactions with several financial institutions in connection with the issuance of the 2011 Optional Convertible Subordinated Notes.

On March 15, 2011, in connection with the offering of the 2011 Optional Convertible Subordinated Notes, we entered into capped call transactions with affiliates of certain of the initial purchasers of the 2011 Optional Convertible Subordinated Notes. The capped call transactions cover, subject to customary anti-dilution adjustments, approximately 148 million ADSs. The capped call transactions with respect to the 2016 Notes had a cap price 90% higher than the closing price of our ADSs on March 9, 2011 (the pricing date for the 2011 Optional Convertible Subordinated Notes) and the capped call transactions with respect to the 2018 Notes had a cap price 110% higher than such closing price. Because the capped call transactions are cash-settled, they do not provide an offset to any ADSs we may deliver to holders upon conversion of the 2011 Optional Convertible Subordinated Notes.

Our Derivatives Related to Energy Projects. As of March 31, 2011, we had an interest rate swap maturing in September 2022, for notional amounts of U.S.$196 million, negotiated to exchange floating for fixed interest rates, in connection with agreements we entered into for the acquisition of electric energy for a 20-year period commencing in 2003. During the life of the derivative contract and over its notional amount, we will pay LIBOR and receive a 5.4% fixed rate until maturity in September 2022. As of March 31, 2011, the fair value of the swap represented an asset of U.S.$34 million (Ps405 million), and the change in the fair value of this instrument generated a gain of approximately U.S.$1 million (Ps12 million). Changes in fair value of these contracts were recognized in earnings during the respective period.

Interest Rate Risk, Foreign Currency Risk and Equity Risk

Interest Rate Risk. The table below presents tabular information of our fixed and floating rate long-term foreign currency-denominated debt as of March 31, 2011. See note 12A to our consolidated financial statements included in our 2010 Annual Report. Average floating interest rates are calculated based on forward rates in the yield curve as of December 31, 2010. Future cash flows represent contractual principal payments. The fair value of our floating rate long-term debt is determined by discounting future cash flows using borrowing rates available to us as of March 31, 2011 and is summarized as follows:

Long-Term Debt(1)	Expected maturity dates as of March 31, 2011
	2011	2012	2013	2014	After 2015	Total	Fair Value
	(in millions of dollars)
Variable rate	29	259	1,453	6,572	15	8,328	8,320
Average interest rate	4.67%	5.53%	6.76%	4.90%	6.23%
Fixed rate	10	131	99	1,690	6,774	8,704	8,704
Average interest rate	8.31%	8.26%	8.26%	8.88%	8.93%

(1)	The information above includes the current maturities of the long-term debt. Total long-term debt as of March 31, 2011 does not include the perpetual debentures for an aggregate amount of Ps14.0 billion (U.S.$1.2 billion), issued by consolidated entities. See note 16D to our consolidated financial statements included in our 2010 Annual Report.

As of March 31, 2011, we were subject to the volatility of the floating interest rates, which, if such rates were to increase, may adversely affect our financing cost and our net income. As of March 31, 2011, 49% of our foreign currency-denominated long-term debt bears floating rates at a weighted average interest rate of LIBOR plus 417 basis points.

Foreign Currency Risk. Due to our geographic diversification, our revenues are generated in various countries and settled in different currencies. However, some of our production costs, including fuel and energy, and some of our cement prices, are periodically adjusted to take into account fluctuations in the Dollar/Peso exchange rate. For the three months ended March 31, 2011, approximately 23% of our net sales, before eliminations resulting from consolidation, were generated in Mexico, 14% in the United States, 4% in Spain, 9% in the United Kingdom, 6% in Germany, 8% in France, 6% in our Rest of Europe geographic segment, 12% in South America, Central America and the Caribbean, 7% in Africa and the Middle East, 3% in Asia and 8% from other regions and our cement and clinker trading activities. As of three months ended March 31, 2011, after giving pro forma effect to the issuance of the April 2011 Notes and the application of net proceeds therefrom, approximately 74% of our consolidated debt was Dollar-denominated, approximately 4% was Peso-denominated, approximately 22% was Euro-denominated and immaterial amounts were denominated in other currencies, without including approximately Ps14.0 billion (U.S.$1.2 billion) of notes issued in connection with the perpetual debentures; therefore, we had a foreign currency exposure arising from the Dollar-denominated debt, and the Euro-denominated debt, versus the currencies in which our revenues are settled in most countries in which we operate. See “— Liquidity and Capital Resources — Our Indebtedness.”

In addition, as of March 31, 2011, our Euro-denominated debt, after giving pro forma effect to the issuance of the April 2011 Notes and the application of net proceeds therefrom, represented approximately 22% of our total debt, without including approximately €147 million aggregate principal amount of the 6.277% Perpetual Debentures outstanding after the completion of the 2010 Exchange Offer and the 2011 Private Exchange. We cannot guarantee that we will generate sufficient revenues in Euros from our operations in Spain and the Rest of Europe to service these obligations. As of March 31, 2011, all cross-currency swaps had been settled.

Equity Risk. As described above, we have entered into equity forward contracts on AXTEL CPOs. Upon liquidation, the equity forward contracts provide cash settlement and the effects are recognized in the statement of operations. At maturity, if these forward contracts are not settled or replaced, or if we default on these agreements, our counterparties may sell the shares of the underlying contracts. Under these equity forward contracts, there is a direct relationship in the change in the fair value of the derivative with the change in value of the underlying asset.

As of March 31, 2011, the potential change in the fair value of these contracts that would result from a hypothetical, instantaneous decrease of 10% in the market price of AXTEL CPOs would be a loss of approximately U.S.$7 million (Ps83 million).

In addition, we have entered into forward contracts on the TRI of the Mexican Stock Exchange through which we maintain exposure to changes of such index, until maturity in October 2011. Upon liquidation, these forward contracts provide a cash settlement of the estimated fair value and the effects are recognized in the statement of operations. Under these equity forward contracts, there is a direct relationship in the change in the fair value of the derivative with the change in value of the TRI of the Mexican Stock Exchange.

As of March 31, 2011, the potential change in the fair value of these contracts that would result from a hypothetical, instantaneous decrease of 10% in the aforementioned index would be a loss of approximately U.S.$1.4 million (Ps16.7 million).

As of March 31, 2011, we were subject to the volatility of the market price of the CPOs in relation to our options over the CPO price and our put option transactions on the CPOs, as described in “— Qualitative and Quantitative Market Disclosure — Our Derivative Financial Instruments — Our Other Equity Derivative Contracts.” A decrease in the market price of the CPOs may adversely affect our result from financial instruments and our net income.

As of March 31, 2011, the potential change in the fair value of these contracts that would result from a hypothetical, instantaneous decrease of 10% in the market price of the CPOs would be a loss of approximately U.S.$66 million (Ps785 million).

In connection with the offering of the 2010 Optional Convertible Subordinated Notes issued in March 2010, we entered into a capped call transaction with an affiliate of Citigroup Global Markets Inc., the sole global coordinator and sole structuring agent of the 2010 Optional Convertible Subordinated Notes, and in connection with the offering of the 2011 Optional Convertible Subordinated Notes, we entered into capped call transactions with affiliates of certain of the initial purchasers of the 2011 Optional Convertible Subordinated Notes. See “— Qualitative and Quantitative Market Disclosure — Our Derivative Financial Instruments — Our Capped Call Transactions.”

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

CEMEX, S.A.B. de C.V. and subsidiaries:

Condensed Consolidated Balance Sheets as of March 31, 2011 and December 31, 2010	F-2

Condensed Consolidated Statements of Operations for the three-month periods ended March 31, 2011 and 2010	F-3

Condensed Consolidated Statements of Cash Flows for three-month periods ended March 31, 2011 and 2010	F-4

Condensed Consolidated Statement of Changes in Stockholders’ Equity for three-month periods ended March 31, 2011 and 2010	F-5

Notes to the Condensed Consolidated Financial Statements as of March 31, 2011 and December 31, 2010 and the three-month periods ended March 31, 2011 and 2010	F-6

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Millions of Mexican pesos)

		(Unaudited) March 31,		December 31,
	Notes	2011		2010
ASSETS

CURRENT ASSETS
Cash and investments	4	Ps	7,806	8,354
Trade receivables less allowance for doubtful accounts	5		15,469	12,193
Other accounts receivable	6		13,406	17,422
Inventories, net	7		16,144	15,098
Other current assets	8		3,861	2,798

Total current assets			56,686	55,865

NON-CURRENT ASSETS
Investments in associates	9A		7,800	8,261
Other investments and non-current accounts receivable	9B		18,491	15,588
Property, machinery and equipment, net	10		225,873	231,458
Goodwill, intangible assets, deferred charges and others, net	11		199,045	205,897

Total non-current assets			451,209	461,204

TOTAL ASSETS		Ps	507,895	517,069

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Short-term debt including current maturities of long-term debt	12A	Ps	819	5,637
Other financial obligations			120	115
Trade payables			18,320	18,686
Other accounts payable and accrued expenses	13		29,904	31,979

Total current liabilities			49,163	56,417

NON-CURRENT LIABILITIES
Long-term debt	12A		202,179	197,181
Other financial obligations			1,856	1,887
Employee benefits			7,428	7,583
Deferred income tax liability			16,509	17,147
Other non-current liabilities	13		23,807	23,154

Total non-current liabilities			251,779	246,952

TOTAL LIABILITIES			300,942	303,369

STOCKHOLDERS’ EQUITY
Controlling interest
Common stock and additional paid-in capital			112,938	108,722
Other equity reserves			21,159	22,180
Retained earnings			59,058	79,790
Net loss			(3,324)	(16,516)

Total controlling interest			189,831	194,176
Non-controlling interest and perpetual debentures	14C		17,122	19,524

TOTAL STOCKHOLDERS’ EQUITY			206,953	213,700

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		Ps	507,895	517,069

The accompanying notes are part of these condensed consolidated financial statements.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Millions of Mexican pesos, except for earnings per share)

		(Unaudited) For the three-month periods ended March 31,
	Note	2011		2010
Net sales	2P	Ps	40,745	38,794
Cost of sales	2Q		(29,150)	(28,340)

Gross profit			11,595	10,454

Administrative and selling expenses			(6,054)	(6,227)
Distribution expenses			(3,466)	(2,334)

Total operating expenses	2Q		(9,520)	(8,561)

Operating income			2,075	1,893

Other expenses, net	2S		(910)	(1,120)

Operating income after other expenses, net			1,165	773

Comprehensive financing result:
Financial expense	12		(4,173)	(4,012)
Financial income			124	82
Results from financial instruments	12		(527)	(521)
Foreign exchange results	2D		1,312	725
Monetary position result	2A		28	(1)

Comprehensive financing result			(3,236)	(3,727)

Equity in loss of associates			(219)	(299)

Loss before income tax			(2,290)	(3,253)

Income tax			(1,063)	(1,098)

Consolidated net loss )			(3,353)	(4,351)
Non-controlling interest net income (loss)			(29)	9

CONTROLLING INTEREST NET LOSS		Ps	(3,324)	(4,360)

BASIC LOSSES PER SHARE	15	Ps	(0.11)	(0.16)

The accompanying notes are part of these condensed consolidated financial statements.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Millions of Mexican pesos)

		(Unaudited) For the three-month periods ended March 31,
	Notes	2011		2010
OPERATING ACTIVITIES
Consolidated net loss		Ps	(3,353)	(4,351)
Non-cash items:
Depreciation and amortization of assets	10 and 11		4,168	4,676
Impairment losses	2S		145	314
Equity in loss of associates	9A		219	299
Other expenses, net			(42)	382
Comprehensive financing result			3,236	3,727
Income taxes			1,063	1,098
Changes in working capital, excluding income taxes			(3,752)	(4,226)

Net cash flow provided by operating activities before income taxes			1,684	1,919
Income taxes paid in cash			(807)	(632)

Net cash flows provided by operating activities			877	1,287

INVESTING ACTIVITIES
Property, machinery and equipment, net	10		(256)	(389)
Intangible assets and other deferred charges	11		(239)	(83)
Long term assets and others, net			11	1,509

Net cash flows provided by (used in) investing activities			(484)	1,037

FINANCING ACTIVITIES
Issuance of common stock	14A		—	1
Proceeds and financial expense from equity instruments, net	14C		164	(1,748)
Financing derivative instruments			(3,035)	(552)
Proceeds and repayment of debt, net	12A		2,828	5,758
Non-current liabilities and others, net			(300)	1,751

Net cash flows provided by (used in) financing activities			(343)	5,210

Increase in cash and investments			50	7,534
Cash conversion effect, net			(598)	(3,501)
Cash and investments at beginning of period			8,354	14,104

CASH AND INVESTMENTS AT END OF PERIOD	4	Ps	7,806	18,137

Changes in working capital:
Trade receivables, net		Ps	(3,225)	(1,271)
Other accounts receivable and other assets			(426)	(2,206)
Inventories			(1,569)	(1,370)
Trade payables			(288)	(375)
Other accounts payable and accrued expenses			1,756	996

Changes in working capital, excluding income taxes		Ps	(3,752)	(4,226)

The accompanying notes are part of these condensed consolidated financial statements.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Condensed Consolidated Statement of Changes in Stockholders’ Equity

(Millions of Mexican pesos)

	Note	Common stock		Additional paid-in capital	Other equity reserves	Retained earnings	Total controlling interest	Non- controlling interest	Total stockholders’ equity
Balance at December 31, 2009		Ps	4,127	98,797	28,484	82,465	213,873	43,697	257,570
Currency translation of foreign subsidiaries			—	—	(10,866)	—	(10,866)	—	(10,866)
Net loss			—	—	—	(4,360)	(4,360)	9	(4,351)

Comprehensive loss for the period			—	—	(10,866)	(4,360)	(15,226)	9	(15,217)
Adoption of new Mexican Financial Reporting Standards			—	—	—	(105)	(105)	—	(105)
Issuance and effects of convertible securities			—	—	1,242	—	1,242	—	1,242
Issuance and effects of perpetual debentures	14C		—	—	(630)	—	(630)	(2,948)	(3,578)
Changes in non-controlling interest	14C		—	—	—	—	—	(361)	(361)

Balance at March 31, 2010			4,127	98,797	18,230	78,000	199,154	40,397	239,551
Currency translation of foreign subsidiaries			—	—	(1,184)	—	(1,184)	—	(1,184)
Deferred income tax recognized directly in equity			—	—	737	—	737	—	737
Net loss			—	—	—	(12,156)	(12,156)	18	(12,138)

Comprehensive loss for the period			—	—	(447)	(12,156)	(12,603)	18	(12,585)
Adoption of new Mexican Financial Reporting Standards			—	—	—	2,911	2,911	—	2,911
Capitalization of retained earnings	14A		5	5,476	—	(5,481)	—	—	—
Issuance of common stock	14A		—	317	—	—	317	—	317
Issuance and effects of convertible securities			—	—	(10)	—	(10)	—	(10)
Issuance and effects of perpetual debentures	14C		—	—	4,407	—	4,407	(20,601)	(16,194)
Changes in non-controlling interest	14C		—	—	—	—	—	(290)	(290)

Balance at December 31, 2010			4,132	104,590	22,180	63,274	194,176	19,524	213,700
Currency translation of foreign subsidiaries			—	—	(5,125)	—	(5,125)	—	(5,125)
Net loss			—	—	—	(3,324)	(3,324)	(29)	(3,353)

Comprehensive loss for the period			—	—	(5,125)	(3,324)	(8,449)	(29)	(8,478)
Capitalization of retained earnings	14A		3	4,213	—	(4,216)	—	—	—
Issuance and effects of convertible securities			—	—	3,962	—	3,962	—	3,962
Exchange and effects of perpetual debentures	14C		—	—	142	—	142	(2,357)	(2,215)
Changes in non-controlling interest	14C		—	—	—	—	—	(16)	(16)

Balance at March 31, 2011		Ps	4,135	108,803	21,159	55,734	189,831	17,122	206,953

The accompanying notes are part of these consolidated financial statements.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

As of March 31, 2011 and December 31, 2010 and for the three-month periods ended

March 31, 2011 and 2010

(Millions of Mexican pesos)

1. DESCRIPTION OF BUSINESS

CEMEX, S.A.B. de C.V. is a Mexican corporation, a holding company (parent) of entities whose main activities are oriented to the construction industry, through the production, marketing, distribution and sale of cement, ready-mix concrete, aggregates and other construction materials. CEMEX is a public stock corporation with variable capital (S.A.B. de C.V.) organized under the laws of the United Mexican States (“Mexico”).

CEMEX, S.A.B. de C.V. was founded in 1906 and was registered with the Mercantile Section of the Public Register of Property and Commerce in Monterrey, N.L., Mexico in 1920 for a period of 99 years. In 2002, this period was extended to the year 2100. The shares of CEMEX, S.A.B. de C.V. are listed on the Mexican Stock Exchange (“MSE”) as Ordinary Participation Certificates (“CPOs”). Each CPO represents two series “A” shares and one series “B” share of common stock of CEMEX, S.A.B. de C.V. In addition, CEMEX, S.A.B. de C.V. shares are listed and traded on the New York Stock Exchange (“NYSE”) in the form of American Depositary Shares or “ADSs” under the symbol “CX.” Each ADS represents ten CPOs.

The terms “CEMEX, S.A.B. de C.V.” or the “Parent Company” used in these accompanying notes to the financial statements refer to CEMEX, S.A.B. de C.V. without its consolidated subsidiaries. The terms the “Company” or “CEMEX” refer to CEMEX, S.A.B. de C.V. together with its consolidated subsidiaries.

2. SIGNIFICANT ACCOUNTING POLICIES

A)	BASIS OF PRESENTATION AND DISCLOSURE

The financial statements are prepared in accordance with Mexican Financial Reporting Standards (“MFRS”) issued by the Mexican Board for Research and Development of Financial Reporting Standards (“CINIF”), which recognized the effects of inflation on the financial information until December 31, 2007.

The accompanying balance sheet as of March 31, 2011 as well as the statements of operations, cash flow statements and statement of changes in stockholders equity for the three-month periods ended March 31, 2011 and 2010, and their related disclosures included in these notes to the financial statements for the same interim periods, are unaudited.

The accounting policies used in the preparation and presentation of the interim financial statements are consistent with those used in the consolidated financial statements for the year ended December 31, 2010, except for the adoption as of January 1, 2011 of MFRS C-5 “Advanced payments” and C-10 “Derivative financial instruments and hedging activities” (notes 2F and 2K).

Definition of terms

When reference is made to pesos or “Ps,” it means Mexican pesos. Except when specific references are made to “earnings per share” and “prices per share,” the amounts in the financial statements and the accompanying notes are stated in millions of pesos. When reference is made to “US$” or dollars, it means millions of dollars of the United States of America (“United States”). When reference is made to “£” or pounds, it means millions of British pounds sterling. When reference is made to “€” or euros, it means millions of the currency in circulation in a significant number of European Union (“EU”) countries.

When it is deemed relevant, certain amounts presented in the notes to the financial statements include between parentheses a translation into dollars, into pesos, or both, as applicable. These translations are provided as informative data and should not be construed as representations that the amounts in pesos or dollars, as applicable, could be converted into pesos or dollars at the rate indicated. The translation procedures used are detailed as follows:

•

March 31, 2011 and December 31, 2010 translations of pesos into dollars, and dollars into pesos, were determined using the closing exchange rates of Ps11.90 per dollar and Ps12.36 per dollar for balance sheet amounts, respectively, and using the average exchange rates of Ps12.04 per dollar and Ps12.75 per dollar for the statements of operations amounts for the three-month periods ended March 31, 2011 and 2010, respectively.

•

When the amounts between parentheses are the peso and the dollar, it means the disclosed amounts were originated in other currencies. Such amounts were determined by translating the foreign currency figures into dollars using the respective closing exchange rates of the respective period, and then translated into pesos using the closing exchange rates of Ps11.90 per dollar in March 31, 2011 and Ps12.36 per dollar in December 31, 2010.

Inflationary accounting

Beginning on January 1, 2008, pursuant to MFRS B-10, “Inflation Effects” (“MFRS B-10”), the financial statements subject to restatement are those related to an entity whose functional currency corresponds to a country in which the cumulative inflation rate over the preceding three years equals or exceeds 26% (i.e., a high-inflation environment). Designation takes place at the end of each year, and inflation restatement is applied prospectively. In 2010, CEMEX restated the financial statements of its subsidiaries in Egypt, Nicaragua and Costa Rica for inflation.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

As of March 31, 2011 and December 31, 2010 and for the three-month periods ended

March 31, 2011 and 2010

(Millions of Mexican pesos)

The amounts in the statements of operations, the statements of cash flows and the statement of changes in stockholders’ equity are presented in nominal pesos. The restatement adjustments as of December 31, 2007, the date the inflationary accounting was discontinued, are part of the carrying amounts. When moving back from a low-inflation to a high-inflation environment, the initial restatement factor should consider the cumulative inflation since the last time in which inflationary accounting was applied.

Statements of cash flows

The statements of cash flows present cash inflows and outflows in nominal currency, and exclude inflation effects and unrealized foreign exchange effects.

Migration to International Financial Reporting Standards

In November 2008, the Mexican National Banking and Securities Commission (“CNBV”) published regulations requiring registrants whose shares are traded on the MSE to adopt International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) no later than January 1, 2012. Earlier adoption was allowed following certain requirements published by the CNBV.

On August 31, 2010, MFRS Interpretation 19 was issued by CINIF requiring disclosure by companies in process of adoption of IFRS of any obligation and/or decision to adopt IFRS, the expected date of adoption of IFRS and the estimated impact of the adoption on the financial statements. The interpretation is effective for all financial statements issued on or after September 30, 2010.

CEMEX will adopt IFRS, as issued and interpreted by the IASB, beginning on January 1, 2012. In order to comply with the requirements of the CNBV, CEMEX has gathered the necessary resources required in the IFRS conversion effort and is in the process of identifying and measuring the necessary adjustments. As of March 31, 2011, the migration process to IFRS is in progress and CEMEX cannot estimate the effects on its consolidated financial statements.

B)	PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include those of CEMEX, S.A.B. de C.V. and the entities in which the Parent Company holds, directly or through subsidiaries, more than 50% of their common stock and/or has control. Control exists when CEMEX has the power, directly or indirectly, to govern the administrative, financial and operating policies of an entity in order to obtain benefits from its activities. Balances and operations between related parties are eliminated in consolidation.

Investments in associates are accounted for by the equity method when CEMEX has significant influence, which is generally presumed with an equity interest between 10% and 50% in public companies, and between 25% and 50% in non-public companies, unless it is proven in each specific case that CEMEX has significant influence with a lower percentage. The equity method reflects, in the financial statements, the investment’s original cost and the proportional interest of the holding company in the associate’s equity and earnings after acquisition, considering the effects of inflation, if applicable.

Under MFRS B-8, “Consolidated or Combined Financial Statements,” beginning in 2009, the financial statements of joint ventures, which are those entities in which CEMEX and other third-party investors have agreed to exercise joint control, are recognized under the equity method.

C)	USE OF ESTIMATES

The preparation of financial statements in accordance with MFRS requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the period. These assumptions are reviewed on an ongoing basis using available information. Actual results could differ from these estimates.

The main captions subject to estimates and assumptions include, among others, long-lived assets, allowances for doubtful accounts and inventories, deferred income tax assets, the measurement of financial instruments at fair value, and the assets and liabilities related to employee benefits.

D)	FOREIGN CURRENCY TRANSACTIONS AND TRANSLATION OF FOREIGN CURRENCY FINANCIAL STATEMENTS

Transactions denominated in foreign currencies are recorded at the exchange rates prevailing on the dates of their execution. Monetary assets and liabilities denominated in foreign currencies are translated into pesos at the exchange rates prevailing at the balance sheet date, and the resulting foreign exchange fluctuations are recognized in earnings, except for exchange fluctuations arising from: 1) foreign currency indebtedness directly related to the acquisition of foreign entities; and 2) fluctuations associated with related parties’ balances denominated in foreign currency that are of a long-term investment nature. These fluctuations are recorded against stockholders’ equity, as part of the foreign currency translation adjustment of foreign subsidiaries.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

As of March 31, 2011 and December 31, 2010 and for the three-month periods ended

March 31, 2011 and 2010

(Millions of Mexican pesos)

The financial statements of foreign subsidiaries, which are determined using the functional currency applicable in each country, are translated to pesos at the closing exchange rate for balance sheet accounts and at the average exchange rates of each month for statement of operations accounts. The corresponding translation adjustment is included within “Other equity reserves” in the balance sheet. The closing exchange rates and the approximate average exchange rates for balance sheet accounts and statement of operations accounts, respectively, as of March 31, 2011 and December 31, 2010, were as follows:

	As of March 31, 2011		As of December 31, 2010		As of March 31, 2010
Currency	Closing	Average	Closing	Average	Average
United States Dollars	11.9000	12.0400	12.3600	12.6700	12.7500
Euro	16.8531	16.6597	16.4822	16.7106	17.4309
British Pound Sterling	19.0797	19.2702	19.2854	19.5404	19.7756
Colombian Peso	0.0063	0.0064	0.0065	0.0067	0.0065
Egyptian Pound	1.9957	2.0396	2.1285	2.2410	2.3233
Philippine Peso	0.2743	0.2753	0.2819	0.2813	0.2775

The financial statements of foreign subsidiaries are initially translated from their functional currencies into dollars and subsequently into pesos. Therefore, the foreign exchange rates presented in the table above between the functional currency and the peso represent the exchange rates resulting from this methodology. The peso to U.S. dollar exchange rate used by CEMEX is an average of free market rates available to settle its foreign currency transactions. No significant differences exist, in any case, between the foreign exchange rates used by CEMEX and those exchange rates published by the Mexican Central Bank.

E)	CASH AND INVESTMENTS (note 4)

The balance in this caption is comprised of available amounts of cash and cash equivalents, mainly represented by short-term investments of high liquidity, which are easily convertible into cash, and which are not subject to significant risks for changes in their values, including overnight investments, which yield fixed returns and have maturities of less than three months from the investment date. Those fixed-income investments are recorded at cost plus accrued interest. Other investments which are easily convertible into cash are recorded at market value. Gains or losses resulting from changes in market values and accrued interest are included as part of the Comprehensive Financing Result.

Beginning on January 1, 2010, based on new MFRS C-1, “Cash and Cash Equivalents,” restricted amounts of cash and investments, comprised by deposits in margin accounts with suppliers and financial institutions that guarantee CEMEX obligations under commercial transactions as well as those associated with derivative financial instruments, to the extent that the restriction will be lifted in less than three months at the balance sheet date. When the restriction period is greater than three months, such restricted cash and investments are not considered cash equivalents and are included within short-term or long-term “Other accounts receivable,” as appropriate.

F)	INVENTORIES (note 7)

Inventories are valued using the lower of their production cost and market value. Production cost may correspond to the latest purchase price, the average price of the last purchases or the last production cost. CEMEX analyzes its inventory balances to determine if, as a result of internal events, such as physical damage, or external events, such as technological changes or market conditions, certain portions of such balances have become obsolete or impaired. When an impairment situation arises, the inventory balance is adjusted to its net realizable value, whereas, if an obsolescence situation occurs, the inventory obsolescence reserve is increased. In both cases, these adjustments are recognized against the results of the period.

Starting January 2011, in accordance with MFRS C-5 “Advanced payments,” advances to suppliers are no longer recognized within “Inventories”; they are included in “Other current assets” and amounted to approximately Ps678 and Ps446 as of March 31, 2011 and December 31, 2010, respectively.

G)	OTHER INVESTMENTS AND NON-CURRENT RECEIVABLES (note 9B)

Other investments and non-current accounts receivable include CEMEX’s collection rights with respect to investments with maturities of more than twelve months as of the balance sheet date. Non-current assets resulting from the valuation of derivative financial instruments, as well as investments in private funds and other investments which are recognized at their estimated fair value as of the balance sheet date, and their changes in valuation are included in the statements of operations as part of the Comprehensive Financing Result.

Beginning on January 1, 2010, in accordance with MFRS C-3 “Accounts Receivable,” long-term accounts receivable are initially recognized at fair value. Subsequent changes in valuation are recognized in the Comprehensive Financing Result. The adoption of MFRS C-3, as of January 1, 2010, generated a reduction of approximately Ps146 in long-term accounts receivable, an increase in deferred tax assets of approximately Ps41 and a reduction in retained earnings of approximately Ps105.

H)	PROPERTY, MACHINERY AND EQUIPMENT (note 10)

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

As of March 31, 2011 and December 31, 2010 and for the three-month periods ended

March 31, 2011 and 2010

(Millions of Mexican pesos)

Property, machinery and equipment are recognized at their acquisition or construction cost, as applicable. When inflationary accounting is applied during high-inflation periods, such assets should be restated using the factors derived from the general price index of the countries where the assets are held.

Depreciation of fixed assets is recognized within “Cost of sales” and “Administrative and selling expenses,” depending on the utilization of the respective assets, and is calculated using the straight-line method over the estimated useful lives of the assets, except for mineral reserves, which are depleted using the units-of-production method. The maximum average useful lives by category of assets are as follows:

Years
Administrative buildings	35
Industrial buildings	34
Machinery and equipment in plant	21
Ready-mix trucks and motor vehicles	8
Office equipment and other assets	9

CEMEX capitalizes, as part of the historical cost of fixed assets, the Comprehensive Financing Result, which includes interest expense, and, when inflationary accounting is applied during periods of high inflation, the monetary position result, arising from existing debt during the construction or installation period of significant fixed assets, considering CEMEX’s corporate average interest rate and the average balance of investments in process for the period.

Costs incurred in respect of operating fixed assets that result in future economic benefits, such as an extension in their useful lives, an increase in their production capacity or in safety, as well as those costs incurred to mitigate or prevent environmental damage, are capitalized as part of the carrying amount of the related assets. The capitalized costs are depreciated over the remaining useful lives of such fixed assets. Other costs, including periodic maintenance on fixed assets, are expensed as incurred.

Beginning on January 1, 2011, idle assets are depreciated except for such assets for which their depreciation method is based on their activity.

I)	BUSINESS COMBINATIONS, GOODWILL, OTHER INTANGIBLE ASSETS, DEFERRED CHARGES AND OTHERS (note 11)

In accordance with MFRS B-7, “Business Combinations,” CEMEX applies the purchase method as the sole recognition alternative through the allocation of the purchase price to all assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. Intangible assets acquired are identified and recognized at fair value. Any unallocated portion of the purchase price is recognized as goodwill, which is not amortized and is subject to periodic impairment tests (note 2J). If applicable, goodwill is subsequently adjusted for any correction to the preliminary assessment given to the assets acquired and/or liabilities assumed, within the twelve-month period after purchase.

CEMEX capitalizes intangible assets acquired, as well as costs incurred in the development of intangible assets, when future economic benefits associated with the assets are identified and there is evidence of control over such benefits. Intangible assets are presented at their acquisition or development cost, and are restated during high inflation periods to comply with MFRS B-10. Such assets are classified as having a definite or indefinite life; the latter are not amortized since the period cannot be accurately established in which the benefits associated with such intangibles will terminate. Amortization of intangible assets of definite life is calculated under the straight-line method.

Direct costs incurred in debt issuances or borrowings are capitalized and amortized as part of the effective interest rate of each transaction over its maturity. These costs include commissions and professional fees. Direct costs incurred in the development stage of computer software for internal use are capitalized and amortized through the operating results over the useful life of the software, which on average is approximately 5 years.

Startup costs are recognized in the statement of operations as they are incurred. Costs associated with research and development activities (“R&D”), performed by CEMEX to create new products and services, as well as to develop processes, equipment and methods to optimize operational efficiency and reduce costs, are recognized in the operating results as incurred. The Technology and Energy departments in CEMEX undertake all significant R&D activities as part of their daily activities. For the three-month periods ended March 31, 2011 and 2010, total combined expenses of these departments were approximately US$8, and US$11, respectively.

J)	IMPAIRMENT OF LONG-LIVED ASSETS (notes 10 and 11)

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

As of March 31, 2011 and December 31, 2010 and for the three-month periods ended

March 31, 2011 and 2010

(Millions of Mexican pesos)

Property, machinery and equipment, intangible assets of definite life and other investments

According to MFRS C-15, “Impairment and disposal of long-lived assets” (“MFRS C-15”), property, machinery and equipment, intangible assets of definite life and other investments are tested for impairment upon the occurrence of factors such as the occurrence of a significant adverse event, changes in the operating environment in which CEMEX operates, changes in projected use or in technology, as well as expectations of lower operating results for each cash generating unit, in order to determine whether their carrying amounts may not be recovered, in which case an impairment loss is recorded in the statement of operations for the period when such determination is made within “Other expenses, net.” The impairment loss results from the excess of the carrying amount over the net present value of estimated cash flows related to such assets.

Goodwill and intangible assets of indefinite life

Goodwill and other intangible assets of indefinite life are tested for impairment when needed and at least once a year, during the last quarter of the period, by determining the value in use of the reporting units, which consists in the discounted amount of estimated future cash flows to be generated by the reporting units to which those assets relate. CEMEX determines the discounted amount of estimated future cash flows over a period of 5 years, unless a longer period is justified in a specific country considering its economic cycle and the situation of the industry. A reporting unit refers to a group of one or more cash generating units. An impairment loss is recognized if the value in use is lower than the net book value of the reporting unit.

The geographic segments reported by CEMEX (note 3), each integrated by multiple cash generating units, also represent the reporting units for purposes of testing goodwill for impairment, considering that: a) the operating components that comprise the reported segment have similar economic characteristics; b) the reported segments are the level used by CEMEX to organize and evaluate its activities in its internal information system; c) the homogeneous nature of the items produced and traded in each operative component, which are all used by the construction industry; d) the vertical integration in the value chain of the products comprising each component; e) the type of clients, which are substantially similar in all components; f) the operative integration among components; and g) the compensation system of a specific country is based on the consolidated results of the geographic segment and not on the particular results of the components.

Impairment tests are significantly sensitive, among other factors, to the estimation of future prices of CEMEX’s products, the development of operating expenses, local and international economic trends in the construction industry, the long-term growth expectations in the different markets, as well as the discount rates and the growth rates in perpetuity applied. CEMEX uses specific after-tax discount rates for each reporting unit, which are applied to after-tax cash flows. The amounts of estimated undiscounted future cash flows are significantly sensitive to the growth rate in perpetuity applied. Likewise, the amounts of discounted estimated future cash flows are significantly sensitive to the weighted average cost of capital (discount rate) applied. The higher the growth rate in perpetuity applied, the higher the amount obtained of undiscounted future cash flows by reporting unit. Conversely, the higher the discount rate applied, the lower the amount obtained of discounted estimated future cash flows by reporting unit.

K)	DERIVATIVE FINANCIAL INSTRUMENTS (note 12B)

In compliance with the guidelines established by its Risk Management Committee, CEMEX uses derivative financial instruments (“derivative instruments”), mainly in order to change the risk profile associated with changes in interest rates, the exchange rates of debt, or both; as an alternative source of financing, and as hedges of: (i) highly probable forecasted transactions and (ii) CEMEX’s net investments in foreign subsidiaries.

CEMEX recognizes derivative instruments as assets or liabilities in the balance sheet at their estimated fair values, and the changes in such fair values are recognized in the statements of operations within “Results from financial instruments” for the period in which they occur, except for hedges of cash flows and the net investment in foreign subsidiaries. Some derivative instruments have been designated as cash flow hedges. For the three-month period ended March 31, 2011 and the year ended December 31, 2010, CEMEX has not designated any fair value hedges. The accounting rules applied to specific derivative instruments are as follows:

a)	Changes in the fair value of interest rate swaps to exchange floating rates for fixed rates, designated and that are effective as hedges of the variability in the cash flows associated with the interest expense of a portion of the debt, are recognized in stockholders’ equity. These effects are reclassified to earnings as the interest expense of the related debt is accrued.

b)	Changes in the fair value of foreign currency forwards, designated as hedges of a portion of CEMEX’s net investment in foreign subsidiaries, whose functional currency is different from the peso, are recognized in stockholders’ equity as part of the foreign currency translation result (note 2D), and whose reversal to earnings would take place upon disposal of the foreign investment.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

As of March 31, 2011 and December 31, 2010 and for the three-month periods ended

March 31, 2011 and 2010

(Millions of Mexican pesos)

c)	Changes in the fair value of derivative instruments based on the price of CEMEX’s own shares are recognized in the statements of operations as incurred.

d)	Changes in the fair value of forward contracts on the price of raw materials and commodities, such as natural gas, designated and that are effective as hedges of the variability in market prices, are first recognized in stockholders’ equity and are subsequently reclassified to earnings starting when the underlying products are consumed.

e)	Accrued interest generated by interest rate swaps and cross currency swaps is recognized as financial expense in the relevant period, adjusting the effective interest rate of the related debt.

CEMEX reviews its different contracts to identify the existence of embedded derivatives. Identified embedded derivatives are analyzed to determine if they need to be separated from the host contract, and recognized in the balance sheet as assets or liabilities, applying the same valuation rules used with other derivative instruments.

Derivative instruments are negotiated with institutions with significant financial capacity; therefore, CEMEX believes the risk of non-performance of the obligations agreed to by such counterparties to be minimal. The estimated fair value represents the amount at which a financial asset could be bought or sold, or a financial liability could be extinguished, between willing parties in an arm’s length transaction. Occasionally, there is a reference market that provides the estimated fair value; in the absence of such market, such value is determined by the net present value of projected cash flows or through mathematical valuation models. The estimated fair values of derivative instruments determined by CEMEX and used for valuation, recognition and disclosure purposes in the financial statements and their notes, are supported as well by the confirmations of these values received from the financial counterparties, which act as valuation agents in these transactions.

Based on the improvements made to MFRS C-10 “Derivative financial instruments and hedging operations,” beginning in 2011, when contracts contain provisions for net settlement, these restricted amounts are not offset against the liabilities that CEMEX has with its counterparties.

L)	PROVISIONS

CEMEX recognizes provisions when it has a legal or constructive obligation resulting from past events, whose resolution would imply cash outflows or the delivery of other resources owned by the Company.

Restructuring (note 13)

CEMEX recognizes a provision for restructuring costs only when the restructuring plans have been properly finalized and authorized by CEMEX’s management, and have been communicated to the third parties involved and/or affected by the restructuring prior to the balance sheet date. These provisions may include costs not associated with CEMEX’s ongoing activities.

Asset retirement obligations (note 13)

Unavoidable obligations, legal or constructive, to restore operating sites upon retirement of long-lived assets at the end of their useful lives are measured at the net present value of estimated future cash flows to be incurred in the restoration process, and are initially recognized against the related assets’ book value. The increase to the assets’ book value is depreciated during its remaining useful life. The increase in the liability related to the passage of time is charged to the statements of operations. Adjustments to the liability for changes in estimations are recognized against fixed assets, and depreciation is modified prospectively.

These obligations are related mainly to future costs of demolition, cleaning and reforestation, so that quarries, maritime terminals and other production sites are left in acceptable condition at the end of their operation.

Costs related to environmental remediation (notes 13 and 17)

Provisions associated with environmental damage represent the estimated future cost of remediation. These provisions are recognized at their nominal value when the time schedule for the disbursement is not clear, or when the economic effect for the passage of time is not significant; otherwise, such provisions are recognized at their discounted values. Reimbursements from insurance companies are recognized as assets only when their recovery is practically certain. In that case, such reimbursement assets are not offset against the provision for remediation costs.

Contingencies and commitments (notes 16 and 17)

Obligations or losses related to contingencies are recognized as liabilities in the balance sheet when present obligations exist resulting from past events that are expected to result in an outflow of resources and the amount can be measured reliably. Otherwise, a qualitative disclosure is included in the notes to the financial statements. The effects of long-term commitments established with third parties, such as supply contracts with suppliers or customers, are recognized in the financial statements on the incurred or accrued basis, after taking into consideration the substance of the agreements. Relevant commitments are disclosed in the notes to the financial statements. The Company does not recognize contingent revenues, income or assets.

M)	EMPLOYEE BENEFITS

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

As of March 31, 2011 and December 31, 2010 and for the three-month periods ended

March 31, 2011 and 2010

(Millions of Mexican pesos)

Defined contribution plans

The costs of defined contribution pension plans are recognized in the operating results as they are incurred. Liabilities arising from such plans are settled through cash transfers to the employees’ retirement accounts, without generating future obligations.

Defined benefit plans, other post-retirement benefits and termination benefits

CEMEX recognizes the costs associated with employees’ benefits for: a) defined benefit pension plans; b) other postretirement benefits, basically comprised of health care benefits, life insurance and seniority premiums, granted pursuant to applicable law or by Company grant; and c) termination benefits, not associated with a restructuring event, which mainly represent severance payments by law. These costs are recognized in the operating results, as services are rendered, based on actuarial estimations of the benefits’ present value. The actuarial assumptions in a low-inflation environment consider the use of real nominal rates. For certain pension plans, irrevocable trust funds have been created to cover future benefit payments. These assets are valued at their estimated fair value at the balance sheet date.

The actuarial gains and losses (“actuarial results”), which exceed the greater of 10% of the fair value of the plan assets, and 10% of the present value of the plan obligations, the prior service cost and the transition liability, are amortized to the operating results over the employees’ estimated active service life. In accordance with the transition rules of revised MFRS D-3, beginning January 1, 2008, the actuarial results, prior service costs and the transition liability recognized as of December 31, 2007, should be amortized to the statement of operations in a maximum period of five years. The net periodic cost for the three-month periods ended March 31, 2011 and 2010 includes a portion of this transition amortization. The excess of amortization expense resulting from the transition rule is recognized within “Other expenses, net.”

The net periodic cost recognized in the operating results includes: a) the service cost for additional benefits earned by employees during the period; b) the interest cost for the increase in the liability by the passage of time; c) the amortization of the actuarial gains and losses, prior service cost and transition liability; and d) the expected return on plan assets for the period.

N)	INCOME TAXES

According to MFRS D-4, “Accounting for Income Taxes” (“MFRS D-4”), the effects reflected in the statement of operations for income taxes include the amounts incurred during the period determined according to the income tax law applicable to each subsidiary, as well as the amounts of deferred income taxes, which for interim periods are determined based on the best estimates of the effective tax rates expected for the full year in each subsidiary. Consolidated deferred income taxes represent the addition of the amounts determined in each subsidiary by applying the enacted statutory income tax rate to the total temporary differences resulting from comparing the book and taxable values of assets and liabilities, taking into account and subject to a recoverability analysis, tax loss carryforwards as well as other recoverable taxes and tax credits. Deferred income taxes for the period represent the difference between the balances of deferred income at the beginning and the end of the period. Deferred income tax assets and liabilities relating to different tax jurisdictions are not offset. According to MFRS, all items charged or credited directly in stockholders’ equity are recognized net of their deferred income tax effects. The effect of a change in enacted statutory tax rates is recognized in the statement of operations for the period in which the change is officially enacted.

For the recognition of deferred tax assets derived from net operating losses and their corresponding valuation reserve, CEMEX makes an assessment of: a) the aggregate amount of self-determined tax loss carryforwards included in its income tax returns in each country that CEMEX believes the tax authorities would not reject based on available evidence; and b) the likelihood of the recoverability of such tax loss carryforwards prior to their expiration through an analysis of estimated future taxable income. If CEMEX believes that it is more-likely-than-not that the tax authorities would reject a self-determined deferred tax asset, it would decrease its deferred tax assets. Likewise, if CEMEX believes that it would not be able to use a deferred tax carryforward asset before its expiration, CEMEX would increase its valuation reserve. Both situations would result in additional income tax expense in the statement of operations for the period in which such determination is made.

In November 2009 reforms to the income tax law were approved in Mexico which became effective beginning January 1, 2010. These reforms include changes to the tax consolidation regime in Mexico pursuant to which entities are required, among other changes, to determine income taxes as if the tax consolidation provisions did not exist from 1999 and onward. In connection with this change in tax consolidation law, on December 15, 2009, CINIF issued for its immediate application MFRS Interpretation 18, “Effects on income taxes arising from the tax reform 2009” (“Interpretation 18”). Interpretation 18 establishes that the portion of the liability related to: a) the difference between the sum of the equity of the controlled entities for tax purposes and the equity of the consolidated entity for tax purposes; b) dividends from the controlled entities for tax purposes to CEMEX, S.A.B. de C.V.; and c) other transactions that represented the transfer of resources between the companies included in the tax consolidation, should be recognized against retained earnings.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

As of March 31, 2011 and December 31, 2010 and for the three-month periods ended

March 31, 2011 and 2010

(Millions of Mexican pesos)

Moreover, Interpretation 18 clarifies that the tax liabilities associated with the tax loss carryforwards used in the tax consolidation of the Mexican subsidiaries should not be offset with deferred tax assets in the balance sheet; therefore, beginning in 2009, CEMEX recognizes deferred income tax assets and liabilities associated with this concept separately. The realization of these tax assets is subject to the generation of future tax earnings in the controlled subsidiaries that generated the tax loss carryforwards in the past. In December 2010, by means of miscellaneous rules, the tax authority in Mexico eliminated the taxable amount for the difference between the sum of the equity of the controlled entities for tax purposes and the equity of the consolidated entity for tax purposes. Based on Interpretation 18, the effects from these modifications were recognized in the fourth quarter of 2010 against “Retained earnings”.

O)	STOCKHOLDERS’ EQUITY

Beginning in 2008, stockholders’ equity of the Parent Company would only be restated during high-inflation periods in Mexico.

Common stock and additional paid-in capital (note 14A)

These items represent the value of stockholders’ contributions, including those increases related to the recapitalization of retained earnings and executive compensation.

Other equity reserves

This caption groups the cumulative effects of items and transactions that are, temporarily or permanently, recognized directly to stockholders’ equity, and includes the elements of “Comprehensive income (loss) for the period,” which is presented in the statement of changes in stockholders’ equity. Comprehensive income includes, in addition to net income (loss), certain changes in stockholders’ equity during a period, not resulting from investments by owners and distributions to owners.

The balance of “Other equity reserves” includes the result from holding non-monetary assets accrued until December 31, 2007, which referred to the difference between the revaluation effect of non-monetary assets (inventories, fixed assets, intangible assets) using specific restatement factors, and the effect that would have resulted using inflation-only restatement factors.

The most significant items within “Other equity reserves” during the reported periods are as follows:

Items of “Other equity reserves” within comprehensive income:

•

Currency translation effects from the translation of foreign subsidiaries’ financial statements, net of changes in the estimated fair value of foreign currency forward contracts related to net investment in foreign subsidiaries (note 2K), and exchange results from foreign currency debt directly related to the acquisition of foreign subsidiaries, as well as from foreign currency related parties balances that are of a long-term investment nature (note 2D);

•	The effective portion of the valuation and liquidation effects from derivative instruments under cash flow hedging relationships, which are recorded temporarily in stockholders’ equity (note 2K); and

•	The deferred income tax arising from items whose effects are directly recognized in stockholders’ equity.

Items of “Other equity reserves” not included in comprehensive income:

•	Effects related to controlling stockholders’ equity for changes or transactions affecting non-controlling interest stockholders in CEMEX’s consolidated subsidiaries;

•

Effects attributable to controlling stockholders’ equity for financial instruments issued by consolidated subsidiaries that qualify for accounting purposes as equity instruments, such as the interest expense paid on perpetual debentures;

•

The component of equity of outstanding mandatorily convertible securities into shares of the Parent Company (note 12A). Upon conversion, this amount will be reclassified to common stock and additional paid-in capital;

•

The component of equity of the optional convertible subordinated notes into shares of the Parent Company (note 12A). If the conversion option is exercised, this amount would be reclassified to additional paid-in capital; and

•	The cancellation of the Parent Company’s shares held by consolidated subsidiaries.

Retained earnings (note 14B)

Retained earnings represent the cumulative net results of prior accounting periods, net of dividends declared to stockholders, and net of any recapitalizations of retained earnings. Retained earnings also include the effects from the adoption of certain newly issued MFRS as detailed in note 14B.

Non-controlling interest and perpetual debentures (note 14C)

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

As of March 31, 2011 and December 31, 2010 and for the three-month periods ended

March 31, 2011 and 2010

(Millions of Mexican pesos)

This caption includes the share of non-controlling stockholders in the results and equity of consolidated subsidiaries. This caption also includes the amount as of the balance sheet date of financial instruments (perpetual notes) issued by consolidated entities that qualify as equity instruments because there is: a) no contractual obligation to deliver cash or another financial asset; b) no predefined maturity date; and c) an unilateral option to defer interest payments or preferred dividends for indeterminate periods.

P)	REVENUE RECOGNITION

CEMEX’s consolidated revenues represent the value, before tax on sales, of products and services sold by consolidated subsidiaries as a result of ordinary activities, after the elimination of transactions between related parties. Revenues are quantified at the fair value of the consideration received or receivable, decreased by any trade discounts or volume rebates granted to customers.

Revenue from the sale of goods and services is recognized when goods are delivered or services are rendered to customers, there is no condition or uncertainty implying a reversal thereof, and the customers have assumed the risk of loss. Revenues from trading activities, in which CEMEX acquires finished goods from a third-party and subsequently sells the goods to another third-party, are recognized on a gross basis, considering that CEMEX assumes the total risk of property on the goods purchased, not acting as agent or commissioner.

Revenues and costs associated with construction contracts are recognized in the period in which the work is performed by reference to the stage of completion of the contract activity at the end of the period, considering that the following have been defined: a) each party’s enforceable rights regarding the asset to be constructed; b) the consideration to be exchanged; c) the manner and terms of settlement; d) actual cost incurred and contract costs required to complete the asset are effectively controlled; and e) it is probable that the economic benefits associated with the contract will flow to the entity.

Q)	COST OF SALES, ADMINISTRATIVE EXPENSES AND SELLING AND DISTRIBUTION EXPENSES

Cost of sales represents the production cost of inventories at the moment of sale. Such cost of sales includes depreciation, amortization and depletion of assets involved in production and expenses related to storage in producing plants. Cost of sales excludes expenses related to personnel, equipment and services involved in sale activities and storage of product at points of sales, as well as costs related to warehousing of products at the selling points.

Expenses related to freight of raw material in plants, as well as of finished product between plants and points of sale and freight expenses between points of sales and customers’ facilities, are all recognized within distribution expenses except for distribution or delivery expenses related to our ready-mix concrete business, which are included in our cost of sales.

For the three-month periods ended March 31, 2011 and 2010, selling expenses amounted to Ps1,961 and Ps1,925, respectively. Distribution expenses refer to freight of finished products between points of sale and the customers’ facilities.

R)	MONETARY POSITION RESULT

Monetary position result represents the gain or loss for holding monetary assets and liabilities in high-inflation environments and is calculated applying the inflation rate of the country where the subsidiary operates to its net monetary position (monetary assets less monetary liabilities).

S)	OTHER INCOME (EXPENSES), NET

The caption consists primarily of revenues and expenses not directly related to CEMEX’s main activity, or which are of an unusual or non-recurring nature. Other expenses, net for the three-month periods ended March 31, 2011 and 2010, are the following:

	March 31, 2011		March 31, 2010
Impairment losses (notes 10 and 11)	Ps	(145)	(314)
Restructuring costs (note 13)		(48)	(190)
Charitable contributions		(22)	(138)
Results from the sale of assets and others expenses, net		(695)	(478)

	Ps	(910)	(1,120)

T)	EXECUTIVE STOCK OPTION PROGRAMS

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

As of March 31, 2011 and December 31, 2010 and for the three-month periods ended

March 31, 2011 and 2010

(Millions of Mexican pesos)

CEMEX applies MFRS D-8, “Share-based payments” (“MFRS D-8”), to recognize its executive stock-based compensation programs.

Stock awards based on CEMEX shares granted to executives are defined as equity instruments, when services received from employees are settled delivering CEMEX’s shares; or as liability instruments, when CEMEX commits to make cash payments to the executives on the exercise date of the awards based on changes in the CEMEX’s own stock (intrinsic value). The cost of equity instruments represents their estimated fair value at the date of grant and is recognized in the statement of operations during the period in which the exercise rights of the employees become vested. In respect of liability instruments, these instruments are valued at their estimated fair value at each reporting date, recognizing the changes in fair value through the statement of operations. CEMEX determines the estimated fair value of options using the binomial financial option-pricing model.

U)	EMISSION RIGHTS: EUROPEAN EMISSION TRADING SYSTEM TO REDUCE GREENHOUSE GAS EMISSIONS

In some countries where CEMEX operates, such as member countries of the EU, governments have established mechanisms aimed to reduce carbon-dioxide emissions (“CO2”), by means of which, industries releasing CO2 must submit to the environmental authority at the end of a compliance period, emission rights for a volume equivalent to the tons of CO2 released. In addition, the United Nations Framework Convention on Climate Change (“UNFCCC”) grants Certified Emission Reductions (“CERs”) to qualified CO2 emission reduction projects. CERs may be used in specified proportions to settle emission rights obligations in the EU. CEMEX actively participates in the development of projects aimed to reduce CO2 emissions. Some of these projects have been awarded with CERs.

In the absence of a MFRS or an IFRS that defines an accounting treatment for these schemes, CEMEX accounts for the effects associated with CO2 emission reduction mechanisms as follows:

•	Emission rights granted by governments are not recognized in the balance sheet considering their cost is zero;

•

Revenues from the sale of any surplus of emission rights are recognized decreasing cost of sales; in the case of forward sale transactions, revenues are recognized upon physical delivery of the emission certificates;

•

Emission rights and/or CERs acquired to hedge current CO2 emissions are recognized as intangible assets at cost, and are further amortized to cost of sales during the compliance period; in the case of forward purchases, assets are recognized upon physical reception of the emission certificates;

•

CEMEX accrues a provision against cost of sales when the estimated annual emissions of CO2 are expected to exceed the number of emission rights, net of any benefit obtained through swap transactions of emission rights for CERs;

•

CERs received from the UNFCCC are recognized as intangible assets at their development cost, which are attributable mainly to legal expenses incurred with authorities in the process of obtaining such CERs; and

•	CEMEX does not maintain emission rights, CERs and/or forward transactions for trading purposes.

The combined effect of the use of alternate fuels that help reduce the emission of CO2 and the downturn in produced cement volumes in the EU, has generated a surplus of emission rights held over the estimated CO2 emissions. From the consolidated surplus of emission rights, during the first three months of 2011 and 2010, CEMEX sold approximately 3.7 and 5.2 million emission rights certificates, respectively, receiving revenues of approximately Ps978, and Ps1,167, for the periods previously mentioned. As of March 31, 2011, there were no emission rights forward sale commitments.

V)	CONCENTRATION OF CREDIT

CEMEX sells its products primarily to distributors in the construction industry, with no specific geographic concentration within the countries in which CEMEX operates. As of March 31, 2011 and December 31, 2010 and for the three-month periods ended March 31, 2011 and 2010, no single customer individually accounted for a significant amount of the reported amounts of sales or in the balances of trade receivables. In addition, there is no significant concentration of a specific supplier relating to the purchase of raw materials.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

As of March 31, 2011 and December 31, 2010 and for the three-month periods ended

March 31, 2011 and 2010

(Millions of Mexican pesos)

3. SELECTED FINANCIAL INFORMATION BY GEOGRAPHIC OPERATING SEGMENT

Operating segments are defined as the components of an entity oriented to the production and sale of goods and services, which are subject to risks and benefits different from those associated with other business segments. CEMEX operates principally in the construction industry segment through the production, distribution, marketing and sale of cement, ready-mix concrete and aggregates.

CEMEX operates geographically on a regional basis. Each regional manager supervises and is responsible for all the business activities in the countries comprising the region. These activities refer to the production, distribution, marketing and sale of cement, ready-mix concrete and aggregates. The country manager, who is one level below the regional manager in the organizational structure, reports his business unit operating results including all the operating sectors, to the regional manager. CEMEX’s management internally evaluates the results and performance of each country and region for decision-making purposes, following a vertical integration approach. According to this approach, in the daily operations, management allocates economic resources on a country basis rather than on an operating component basis.

The main indicator used by CEMEX’s management to evaluate the performance of each country is operating EBITDA, which CEMEX defines as operating income plus depreciation and amortization. This indicator, which is presented in the selected financial information by geographic operating segment, is consistent with the information used by CEMEX’s management for decision-making purposes. The accounting policies applied to determine the financial information by geographic operating segment are consistent with those described in note 2. CEMEX recognizes sales and other transactions between related parties based on market values.

Selected statements of operation information by geographic operating segment for the three-month periods ended March 31, 2011 and 2010 was as follows:

Three-month period ended March 31, 2011	Net sales (including related parties)		Related parties	Consolidated net sales	Operating income (loss)	Depreciation and amortization	Operating EBITDA
North America
Mexico	Ps	10,140	(168)	9,972	3,065	446	3,511
United States		6,095	(20)	6,075	(2,424)	1,804	(620)
Europe
Spain		1,891	(22)	1,869	205	199	404
United Kingdom		3,742	—	3,742	(209)	271	62
Germany		2,812	(187)	2,625	(340)	131	(209)
France		3,405	—	3,405	120	205	325
Rest of Europe 1		2,473	(97)	2,376	(309)	201	(108)
Central and South America and the Caribbean
Colombia		1,757	—	1,757	514	74	588
Rest of Central and South America and the Caribbean 2		3,253	(466)	2,787	522	287	809
Africa and Middle East
Egypt		1,631	—	1,631	759	61	820
Rest of Africa and Middle East 3		1,353	—	1,353	84	50	134
Asia
Philippines		838	—	838	76	81	157
Rest of Asia 4		627	—	627	16	29	45
Others 5		3,521	(1,833)	1,688	(4)	329	325

Total Consolidated	Ps	43,538	(2,793)	40,745	2,075	4,168	6,243

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

As of March 31, 2011 and December 31, 2010 and for the three-month periods ended

March 31, 2011 and 2010

(Millions of Mexican pesos)

Three-month period ended March 31, 2010	Net sales (including related parties)		Related parties	Consolidated net sales	Operating income (loss)	Depreciation and amortization	Operating EBITDA
North America
Mexico	Ps	9,455	(173)	9,282	2,818	486	3,304
United States		7,009	(9)	7,000	(2,399)	2,094	(305)
Europe 1
Spain		1,906	(17)	1,889	176	206	382
United Kingdom		3,361	—	3,361	(413)	305	(108)
Germany		2,035	(164)	1,871	(483)	142	(341)
France		2,797	—	2,797	(26)	223	197
Rest of Europe		1,998	(65)	1,933	(400)	183	(217)
Central and South America and the Caribbean 2
Colombia		1,739	—	1,739	671	55	726
Rest of Central and South America and the Caribbean		2,973	(314)	2,659	622	269	891
Africa and Middle East 3
Egypt		2,090	—	2,090	874	68	942
Rest of Africa and Middle East		1,272	—	1,272	53	68	121
Asia
Philippines		1,027	—	1,027	297	79	376
Rest of Asia 4		559	—	559	13	34	47
Others 5		1,950	(635)	1,315	90	464	554

Total Consolidated	Ps	40,171	(1,377)	38,794	1,893	4,676	6,569

All significant balances and transactions between related parties have been eliminated in the preparation of the selected financial information by operating geographic segments. Balance sheet information as of March 31, 2011 and December 31, 2010, information is as follows:

As of March 31, 2011	Investments in associates		Other segment assets	Total assets	Total liabilities	Net assets by segment	Capital expenditures
North America
Mexico	Ps	854	63,606	64,460	11,798	52,662	23
United States		(123)	210,336	210,213	8,332	201,881	42
Europe 1
Spain		157	57,670	57,827	30,627	27,200	41
United Kingdom		216	30,850	31,066	11,717	19,349	68
Germany		73	11,758	11,831	6,513	5,318	18
France		625	15,248	15,873	5,013	10,860	20
Rest of Europe		111	22,543	22,654	5,143	17,511	56
Central and South America and the Caribbean 2
Colombia		—	10,207	10,207	4,557	5,650	5
Rest of Central and South America and the Caribbean		23	19,669	19,692	3,918	15,774	78
Africa and Middle East 3
Egypt		—	7,556	7,556	2,957	4,599	13
Rest of Africa and Middle East		1	6,517	6,518	2,108	4,410	22
Asia 5
Philippines		—	8,237	8,237	1,787	6,450	5
Rest of Asia 4		—	2,014	2,014	344	1,670	4
Corporate 5		4,201	19,174	23,375	199,362	(175,987)	—
Others 5		1,662	14,710	16,372	6,766	9,606	34

Total Consolidated	Ps	7,800	500,095	507,895	300,942	206,953	429

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

As of March 31, 2011 and December 31, 2010 and for the three-month periods ended

March 31, 2011 and 2010

(Millions of Mexican pesos)

As of December 31, 2010	Investments in associates		Other segment assets	Total assets	Total liabilities	Net assets by segment	Capital expenditures
North America
Mexico	Ps	803	62,079	62,882	11,222	51,660	1,089
United States		193	219,506	219,699	18,535	201,164	945
Europe 1
Spain		155	49,668	49,823	26,171	23,652	581
United Kingdom		227	30,424	30,651	12,503	18,148	657
Germany		72	10,804	10,876	6,186	4,690	593
France		633	14,933	15,566	7,076	8,490	294
Rest of Europe		105	22,080	22,185	4,970	17,215	688
Central and South America and the Caribbean 2
Colombia		—	10,422	10,422	4,533	5,889	241
Rest of Central and South America and the Caribbean		22	20,003	20,025	3,951	16,074	794
Africa and Middle East 3
Egypt		—	7,780	7,780	3,116	4,664	315
Rest of Africa and Middle East		1	6,837	6,838	2,366	4,472	102
Asia 5
Philippines		—	8,371	8,371	1,783	6,588	181
Rest of Asia 4		—	1,647	1,647	624	1,023	53
Corporate 5		4,374	15,162	19,536	198,581	(179,045)	—
Others 5		1,676	29,092	30,768	1,752	29,016	430

Total Consolidated	Ps	8,261	508,808	517,069	303,369	213,700	6,963

As of March 31, 2011 and December 31, 2010, total consolidated liabilities included debt of Ps202,998 and Ps202,818, respectively. Of such debt, approximately 33% and 26% was in the Parent Company, 37% and 42% in Spain, 12% and 13% in Dutch financial subsidiaries, 16% and 17% in one finance company in the United States, and 2% and 2% in other countries, respectively.

The information of net sales by sector and geographic segment for the three-month periods ended March 31, 2011 and March 31 2010, is as follows:

Three-month period ended March 31, 2011	Cement		Ready-mix Concrete	Aggregates	Others	Eliminations	Net sales
North America
Mexico	Ps	6,884	2,949	560	2,061	(2,482)	9,972
United States		2,373	2,161	1,436	1,691	(1,586)	6,075
Europe 1
Spain		1,443	523	174	130	(401)	1,869
United Kingdom		827	1,492	1,301	1,431	(1,309)	3,742
Germany		949	1,174	721	640	(859)	2,625
France		—	2,870	962	93	(520)	3,405
Rest of Europe		1,238	1,121	288	179	(450)	2,376
Central and South America and the Caribbean 2
Colombia		1,399	541	87	171	(441)	1,757
Rest of Central and South America and the Caribbean		2,663	671	104	180	(831)	2,787
Africa and Middle East 3
Egypt		1,507	118	6	47	(47)	1,631
Rest of Africa and Middle East		77	1,072	253	171	(220)	1,353
Asia
Philippines		838	—	—	—	—	838
Rest of Asia 4		227	349	48	30	(27)	627
Others 5		—	—	—	3,519	(1,831)	1,688

Total Consolidated	Ps	20,425	15,041	5,940	10,343	(11,004)	40,745

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

As of March 31, 2011 and December 31, 2010 and for the three-month periods ended

March 31, 2011 and 2010

(Millions of Mexican pesos)

Three-month period ended March 31, 2010	Cement		Ready-mix Concrete	Aggregates	Others	Eliminations	Net sales
North America
Mexico	Ps	6,494	2,382	330	2,063	(1,987)	9,282
United States		2,677	2,553	1,618	1,956	(1,804)	7,000
Europe
Spain		1,426	505	175	277	(494)	1,889
United Kingdom		690	1,151	1,134	1,470	(1,084)	3,361
Germany		654	863	505	534	(685)	1,871
France		—	2,303	778	89	(373)	2,797
Rest of Europe 1		978	862	255	171	(333)	1,933
Central and South America and the Caribbean
Colombia		1,433	463	90	156	(403)	1,739
Rest of Central and South America and the Caribbean 2		2,444	662	61	110	(618)	2,659
Africa and Middle East
Egypt		1,865	185	11	55	(26)	2,090
Rest of Africa and Middle East 3		109	961	247	163	(208)	1,272
Asia
Philippines		1,012	—	—	15	—	1,027
Rest of Asia 4		192	314	42	36	(25)	559
Others 5		—	—	—	1,950	(635)	1,315

Total Consolidated	Ps	19,974	13,204	5,246	9,045	(8,675)	38,794

Footnotes to the geographic segment tables presented above:

1	For the reported periods, the segment “Rest of Europe” refers primarily to operations in Ireland, the Czech Republic, Austria, Poland, Croatia, Hungary and Latvia.
2	For the reported periods, the segment “Rest of Central and South America and the Caribbean” includes CEMEX’s operations Costa Rica, Panama, Puerto Rico, the Dominican Republic, Nicaragua, other countries in the Caribbean, Guatemala, and small ready-mix concrete operations in Jamaica and Argentina.
3	The segment “Rest of Africa and Middle East” includes the operations in the United Arab Emirates and Israel.
4	For the reported periods, the segment “Rest of Asia” includes the operations in Thailand, Bangladesh, China and Malaysia.
5	This segment refers to: 1) cement trade maritime operations, 2) the subsidiary involved in the development of information technology solutions (Neoris, N.V.), 3) the Parent Company and other corporate entities, and 4) other minor subsidiaries with different lines of business.

4. CASH AND INVESTMENTS

As of March 31, 2011 and December 31, 2010, consolidated cash and investments consisted of:

	March 31, 2011		December 31, 2010
Cash and bank accounts	Ps	3,192	3,659
Fixed-income securities		4,596	4,683
Investments in marketable securities		18	12

	Ps	7,806	8,354

As of March 31, 2011 and December 31, 2010, the balance of cash and investments excluded amounts deposited in margin accounts that guarantee several obligations of CEMEX for approximately Ps3,183 and Ps2,918, respectively, of which approximately Ps2,295 as of March 31, 2011 and Ps1,972 as of December 31, 2010, are related to derivative financial instruments. As of March 31, 2011, fixed-income securities included approximately Ps335 for the CBs reserve (note 12A).

5. TRADE ACCOUNTS RECEIVABLE

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

As of March 31, 2011 and December 31, 2010 and for the three-month periods ended

March 31, 2011 and 2010

(Millions of Mexican pesos)

As of March 31, 2011 and December 31, 2010, consolidated trade accounts receivable consisted of:

	March 31, 2011		December 31, 2010
Trade accounts receivable	Ps	17,716	14,439
Allowances for doubtful accounts		(2,247)	(2,246)

	Ps	15,469	12,193

As of March 31, 2011 and December 31, 2010, trade receivables excluded receivables of Ps10,336 (US$867) and Ps9,968 (US$807), respectively, that were sold to financial institutions under securitization programs for the sale of trade receivables, established in Mexico, the United States, Spain and France. Under these programs, CEMEX effectively surrenders control associated with the trade receivables sold and there is no guarantee or obligation to reacquire the assets; therefore, the amount of receivables sold is removed from the balance sheet at the moment of sale, except for the amounts owed by the counterparties, which are reclassified to other short-term accounts receivable. Trade receivables qualifying for sale exclude amounts over certain days past due or concentrations over certain limits to any one customer, according to the terms of the programs. The discount granted to the acquirers of the trade receivables is recorded as financial expense and amounted to approximately Ps75 (US$6) in March 31, 2011 and Ps110 (US$9) in March 31, 2010.

CEMEX’s securitization programs are negotiated for specific periods and are typically renewed at their maturity, normally for periods of one or two years. Programs outstanding in Mexico, the United States, Spain and France mature in December 2011, May 2013, May 2016 and September 2011, respectively.

In connection with the migration to IFRS, we expect that our programs for the sale of accounts receivable (“securitization programs”) under IFRS will not qualify for derecognition of the trade receivables sold; consequently, any resources obtained from such sales under these programs will be recognized against a liability.

6. OTHER ACCOUNTS RECEIVABLE

As of March 31, 2011 and December 31, 2010, consolidated other accounts receivable consisted of:

	March 31, 2011		December 31, 2010
Non-trade accounts receivable	Ps	2,837	4,606
Current portion of valuation of derivative financial instruments		4,598	7,448
Interest and notes receivable		4,980	4,366
Loans to employees and others		287	264
Refundable taxes		704	738

	Ps	13,406	17,422

Non-trade accounts receivable are mainly attributable to the sale of assets. As of March 31, 2011 and December 31, 2010, the caption “Interests and notes receivable” includes Ps3,952 and Ps3,306, respectively, arising from uncollected trade receivables sold under securitization programs (note 5), and Ps214 as of March 31, 2011 and Ps221 as of December 31, 2010 arising from the settlement of derivative instruments related to perpetual debentures issued by CEMEX (notes 12B and 14C).

7. INVENTORIES

As of March 31, 2011 and December 31, 2010, consolidated balances of inventories are summarized as follows:

	March 31, 2011		December 31, 2010
Finished goods	Ps	5,482	5,434
Work-in-process		3,006	2,710
Raw materials		2,998	2,783
Materials and spare parts		4,645	4,383
Inventory in transit		484	301
Allowance for obsolescence		(471)	(513)

	Ps	16,144	15,098

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

As of March 31, 2011 and December 31, 2010 and for the three-month periods ended

March 31, 2011 and 2010

(Millions of Mexican pesos)

8. OTHER CURRENT ASSETS

As of March 31, 2011 and December 31, 2010, consolidated other current assets consisted of:

	March 31, 2011		December 31, 2010
Advance payments	Ps	2,908	1,833
Assets held for sale		953	965

	Ps	3,861	2,798

Assets held for sale are stated at their estimated realizable value and include real estate properties received in payment of trade receivables.

9. INVESTMENTS IN ASSOCIATES AND OTHER INVESTMENTS AND NON-CURRENT ACCOUNTS RECEIVABLE

9A) INVESTMENTS IN ASSOCIATES

As of March 31, 2011 and December 31, 2010, consolidated investments in shares of associates were summarized as follows:

	March 31, 2011		December 31, 2010
Book value at acquisition date	Ps	3,257	3,257
Changes in stockholders’ equity since acquisition		4,543	5,004

	Ps	7,800	8,261

As of March 31, 2011 and December 31, 2010, investments in shares of associates are as follows:

	Activity	Country	%	March 31, 2011		December 31, 2010
Control Administrativo Mexicano, S.A. de C.V.	Cement	Mexico	49.0	Ps	4,193	4,366
Ready Mix USA, LLC	Concrete	United States	49.9		(103)	66
Trinidad Cement Ltd	Cement	Trinidad	20.0		537	560
Cancem, S.A. de C.V.	Cement	Mexico	10.3		446	465
Société Méridionale de Carrières	Aggregates	France	33.3		277	264
ABC Capital, S.A. de C.V.S.F.O.M.	Financing	Mexico	49.0		398	333
Lehigh White Cement Company	Cement	United States	24.5		146	155
Société d’Exploitation de Carrières	Aggregates	France	50.0		200	188
Société des Ciments Antillais	Cement	French Antilles	26.0		127	124
Huttig Building Products Inc.	Materials	United States	25.2		48	48
Other companies	—	—	—		1,531	1,692

				Ps	7,800	8,261

As of March 31, 2011 and December 31, 2010, CEMEX’s joint ventures with Ready Mix USA had the following prospective changes:

•

The two joint ventures, which were created in 2005, are comprised of the following assets: a) CEMEX Southeast, LLC, the joint venture owned by CEMEX at 50.01% and consolidated by CEMEX, owns the Demopolis cement plant in Alabama with an annual installed capacity of 0.9 million tons, the Clinchfield cement plant in Georgia with an annual installed capacity of 0.8 million tons, and 12 cement terminals; and b) Ready Mix USA LLC, the joint venture owned by Ready Mix USA at 50.01% and consolidated by Ready Mix USA, owns 10 sand and gravel pits, 149 concrete plants and 20 block plants located throughout the states of Arkansas, Mississippi, Tennessee, Alabama, Georgia, and the Florida Panhandle. Starting on June 30, 2008, Ready Mix USA had the right, but not the obligation, to sell its interest in both entities to CEMEX.

•

On September 30, 2010, Ready Mix USA exercised its put option. As a result, upon closing of the transaction, which will take place upon performance of the obligations by both parties under the put option agreement and is expected during or before September 2011, CEMEX will acquire its joint venture partner’s interests in the two joint ventures. CEMEX’s purchase price for its partner’s interests, including a non-compete agreement, will be approximately US$355. Ready Mix USA will continue to manage the joint venture in which it has a majority interest (Ready Mix USA LLC) until the closing of the transaction. As of March 31, 2011, CEMEX has not recognized a liability as the fair value of the net assets exceeds the estimated purchase price. Had the purchase price exceeded the fair value of the net assets to be acquired, a loss would have been recognized. As of March 31, 2011, Ready Mix USA, LLC had approximately US$23 (unaudited) in net debt (debt minus cash and cash equivalents), which will be consolidated upon closing of the transaction.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

As of March 31, 2011 and December 31, 2010 and for the three-month periods ended

March 31, 2011 and 2010

(Millions of Mexican pesos)

•

In addition, on February 22, 2010, Ready Mix USA LLC sold 12 quarries located in Georgia, Tennessee and Virginia and certain other assets to SPO Partners & Co. for US$420. The assets were deemed non-strategic by CEMEX and Ready Mix USA. The proceeds from the sale were partly used to reduce debt held by Ready Mix USA LLC, and to effect a cash distribution of approximately US$100 to each joint venture partner. Furthermore, in January 2008, as part of the joint venture agreements, CEMEX contributed and sold certain assets located also in Georgia, Tennessee and Virginia to Ready Mix USA, LLC for approximately US$380 of which US$120 represented the sale of assets and was received in cash. The difference between the US$380 and the fair value of the assets of approximately US$437 was included within investment in associates.

In April 2010, CEMEX agreed to participate as a minority investor and invest up to US$100 into the share capital of Blue Rock Cement Holdings (“Blue Rock”) to develop a cement plant in Peru, and CEMEX is evaluating if it will assist, by agreement with the majority shareholders, in the development, building, and operation of the plant. The plant is designed to have an initial annual production capacity of 1 million tons and is expected to be completed in 2013 with a total investment of around US$230. This investment falls under permitted terms under CEMEX’s debt financing agreements (note 12A).

9B) OTHER INVESTMENTS AND NON-CURRENT ACCOUNTS RECEIVABLE

As of March 31, 2011 and December 31, 2010, other investments and non-current accounts receivable are summarized as follows:

	March 31, 2011		December 31, 2010
Non-current portion of valuation of derivative financial instruments	Ps	3,993	1,615
Non-current accounts receivable and other assets		14,124	13,516
Investments in private funds		374	457

	Ps	18,491	15,588

As of March 31, 2011 and December 31, 2010, “Non-current accounts receivable and other assets” include the following: CEMEX’s net investment in its expropriated assets in Venezuela for Ps5,690 and Ps6,203, respectively; an investment in AXTEL’s CPOs for Ps92 and Ps94, respectively; an investment restricted for acquisitions in cement, concrete and/or aggregates businesses for Ps1,047 and Ps1,144, respectively; as well as Ps704 and Ps726 as of March 31, 2011 and December 31, 2010, respectively, resulting from the settlement of derivative instruments associated with the perpetual debentures, which are used to pay coupons under such instruments (notes 12B and 14C).

10. PROPERTY, MACHINERY AND EQUIPMENT

As of March 31, 2011 and December 31, 2010, consolidated property, machinery and equipment consisted of:

	March 31, 2011		December 31, 2010
Land and mineral reserves	Ps	74,700	76,146
Buildings		62,891	63,391
Machinery and equipment		237,804	240,283
Construction in progress		12,483	12,745
Accumulated depreciation and depletion		(162,005)	(161,107)

	Ps	225,873	231,458

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

As of March 31, 2011 and December 31, 2010 and for the three-month periods ended

March 31, 2011 and 2010

(Millions of Mexican pesos)

11. GOODWILL, INTANGIBLE ASSETS, DEFERRED CHARGES AND OTHERS

As of March 31, 2011 and December 31, 2010, consolidated goodwill, intangible assets and deferred charges are summarized as follows:

	March 31, 2011				December 31, 2010
	Cost		Accumulated amortization	Carrying amount	Cost		Accumulated amortization	Carrying amount
Intangible assets of indefinite useful life:
Goodwill	Ps	137,572	—	137,572	Ps	142,094	—	142,094
Intangible assets of definite useful life:
Extraction rights		26,131	(2,819)	23,312		27,051	(2,738)	24,313
Cost of internally developed software		7,540	(6,717)	823		7,664	(6,537)	1,127
Industrial property and trademarks		3,337	(2,236)	1,101		3,476	(2,209)	1,267
Customer relationships		4,416	(1,537)	2,879		4,587	(1,596)	2,991
Mining projects		1,983	(592)	1,391		1,969	(600)	1,369
Other intangible assets		7,396	(5,171)	2,225		7,239	(4,564)	2,675
Deferred charges and others:
Deferred income taxes		24,506	—	24,506		24,504	—	24,504
Prepaid financing costs		7,867	(2,631)	5,236		7,743	(2,186)	5,557

	Ps	220,748	(21,703)	199,045	Ps	226,327	(20,430)	205,897

The amortization of intangible assets of definite useful life was approximately Ps858 and Ps1,059 as of March 31, 2011 and 2010, respectively, and was recognized within operation costs and expenses.

Goodwill

Goodwill balances by reporting unit as of March 31, 2011 and December 31, 2010, were the following:

	March 31, 2011		December 31, 2010
North America
United States	Ps	105,635	109,765
Mexico		6,354	6,354
Europe
Spain		8,570	8,750
United Kingdom		4,199	4,254
France		3,355	3,302
Rest of Europe 1		541	545
Central and South America and the Caribbean
Colombia		4,902	5,031
Dominican Republic		201	195
Rest of Central and South America and the Caribbean 2		706	714
Africa and Middle East
United Arab Emirates		1,264	1,275
Egypt		231	229
Asia and Australia
Philippines		1,285	1,339
Others
Other reporting units 3		329	341

	Ps	137,572	142,094

1.	This segment includes reporting units in the Czech Republic and Latvia.
2.	This segment includes reporting units in Costa Rica and Panama.
3.	This segment is primarily associated with CEMEX’s subsidiary in the information technology and software development business.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

As of March 31, 2011 and December 31, 2010 and for the three-month periods ended

March 31, 2011 and 2010

(Millions of Mexican pesos)

12. DEBT AND FINANCIAL INSTRUMENTS

A)	SHORT-TERM AND LONG-TERM DEBT

As of March 31, 2011 and December 31, 2010, consolidated debt according to the interest rates, the currencies and the type of instrument in which it was negotiated is summarized as follows:

	Carrying amount			Effective rate 1
	March 31, 2011		December 31, 2010	March 31, 2011	December 31, 2010
Short-term
Floating rate	Ps	695	4,806	6.4%	5.2%
Fixed rate		124	831	8.0%	7.8%

		819	5,637

Long-term
Floating rate		98,738	120,581	5.2%	5.0%
Fixed rate		103,441	76,600	8.3%	7.5%

		202,179	197,181

	Ps	202,998	202,818

	March 31, 2011					December 31, 2010
Currency	Short-term		Long-term	Total	Effective rate 1	Short-term		Long-term	Total	Effective rate 1
Dollars	Ps	164	149,688	149,852	7.0%	Ps	176	137,249	137,425	6.5%
Euros		162	44,476	44,638	5.9%		600	47,159	47,759	5.5%
Pesos		344	7,905	8,249	8.4%		4,705	12,636	17,341	6.8%
Other currencies		149	110	259	6.5%		156	137	293	5.4%

	Ps	819	202,179	202,998		Ps	5,637	197,181	202,818

1	Represents the weighted average effective interest rate.

March 31, 2011	Short-term		Long-term	December 31, 2010	Short-term		Long-term
Bank loans				Bank loans
Loans in Mexico, 2011 to 2014	Ps	—	2,105	Loans in Mexico, 2011 to 2014	Ps	—	2,217
Loans in foreign countries, 2011 to 2018		150	23,689	Loans in foreign countries, 2011 to 2018		499	27,985
Syndicated loans, 2011 to 2014		—	70,496	Syndicated loans, 2011 to 2014		—	83,741

		150	96,290			499	113,943

Notes payable				Notes payable
Notes payable in Mexico, 2011 to 2017		—	4,943	Notes payable in Mexico, 2011 to 2017		—	13,224
Medium-term notes, 2011 to 2020		—	99,409	Medium-term notes, 2011 to 2017		—	72,471
Other notes payable, 2011 to 2025		190	2,016	Other notes payable, 2011 to 2025		574	2,107

		190	106,368			574	87,802

Total bank loans and notes payable		340	202,658	Total bank loans and notes payable		1,073	201,745
Current maturities		479	(479)	Current maturities		4,564	(4,564)

	Ps	819	202,179		Ps	5,637	197,181

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

As of March 31, 2011 and December 31, 2010 and for the three-month periods ended

March 31, 2011 and 2010

(Millions of Mexican pesos)

Relevant transactions during the three-month period ended March 31, 2011 and the year ended December 31, 2010

On March 15, 2011, CEMEX finalized the offering of US$977.5 aggregate principal amount of 3.25% convertible subordinated notes due in 2016 (the “2016 Notes”) and US$690 aggregate principal amount of 3.75% convertible subordinated notes due in 2018 (the “2018 Notes” and, together with the 2016 Notes, the “2011 Optional Convertible Subordinated Notes”). The aggregate principal amounts reflect the full exercise of the US$177.5 and US$90 over-allotment options granted to the relevant initial purchasers related to the 2016 Notes and the 2018 Notes, respectively. The initial conversion price was equivalent to an approximate 30% premium to the closing price of CEMEX’s ADSs on March 9, 2011, and the 2011 Optional Convertible Subordinated Notes are convertible into CEMEX’s ADSs at any time after June 30, 2011. After antidilution adjustments, the conversion rate as of March 31, 2011 was 92.1659 ADSs per each 1 thousand dollars principal amount of the 2011 Optional Convertible Subordinated Notes. The net proceeds from this transaction were used to fund the purchase of capped call transactions, which are generally expected to reduce the potential cost to CEMEX upon future conversion of the 2011 Optional Convertible Subordinated Notes, and to improve CEMEX’s debt maturity profile by prepaying outstanding amounts under the Financing Agreement. Such contract represented, as of March 31, 2011, an asset of approximately US$218 (Ps2,594). This prepayment satisfied in full the scheduled December 2012 amortization amount and reduced the scheduled June 2013 amortization amount to US$299 million. As a result of the issuance, substantially all the new shares approved at CEMEX’s extraordinary stockholders’ meeting on February 24, 2011 are being reserved by CEMEX to satisfy conversion of these notes. Based on MFRS, the 2011 Optional Convertible Subordinated Notes contain a liability component and an equity component. The equity component, which represents the premium of the noteholders’ call option, amounted to Ps3,962 (net of commissions) and was recognized upon issuance within “Other equity reserves.” As of March 31, 2011, the liability component amounted to approximately Ps15,836 (US$1,331).

On March 4, 2011, CEMEX closed a private exchange transaction of approximately €119 aggregate principal amount of 6.277% Fixed-to-Floating Rate Callable Perpetual Debentures for approximately US$125 aggregate principal amount of new 9.25% U.S. Dollar-Denominated Senior Secured Notes due 2020, issued by CEMEX España, and guaranteed by CEMEX, S.A.B. de C.V., CEMEX México, S.A. de C.V., and New Sunward Holding B.V. The notes share the collateral pledged to the lenders under the Financing Agreement and other senior secured indebtedness having the benefit of such collateral. As a result of such private exchange, approximately €119 in aggregate principal amount of the 6.277% Perpetual Debentures and an equal corresponding aggregate principal amount of underlying dual-currency notes were cancelled. As a result of the exchange, CEMEX generated a gain of approximately Ps397 (US$33), representing the difference between the amount of perpetual debentures reacquired and the amount of new secured notes issued, which was recorded in “Other equity reserves.”

On February 10, 2011, CEMEX made a prepayment of US$50 to reduce the principal amount due under the Financing Agreement. The prepayment satisfied in full the scheduled June 2012 amortization amount.

On January 11, 2011, CEMEX, S.A.B. de C.V. finalized the offering of US$1 billion aggregate principal amount of senior secured notes due in 2018 with annual coupon of 9.0%, which were issued at 99.364% of face value, and will be callable beginning on their 4th anniversary. The notes share the collateral pledged to the lenders under the Financing Agreement and other senior secured indebtedness having the benefit of such collateral, and are unconditionally guaranteed by CEMEX México, S.A. de C.V., New Sunward Holding B.V. and CEMEX España, S.A. This transaction was intended to improve CEMEX’s debt maturity profile and reduce short-term refinancing risk. As of March 31, 2011 the liability amounted to Ps11,824 (US$994).

On December 15, 2010, CEMEX prepaid US$100 toward maturities coming due in June 2012 under the Financing Agreement, reducing the June 2012 amortization amount to US$47.

In June 2010, CEMEX concluded an early cash payment of Ps4,077 (US$330) in CBs (“Certificados Bursátiles”) following a public tender offer and the exercise of a call option. For the early payment of CBs, CEMEX used proceeds from the optional convertible subordinated notes (the “2010 Optional Convertible Subordinated Notes”) issued in March 2010 (see below). As of March 31, 2011, the balance of CBs outstanding that were not tendered during the public tender offer were paid on their maturity date.

In May 2010, CEMEX exchanged, at a discount, part of each series of its perpetual debentures (note 14C) into new senior secured notes as follows: (1) US$1,067 senior secured notes denominated in dollars maturing in May 2020, with an annual coupon of 9.25% and callable commencing on the fifth anniversary of their issuance; and (2) €115 (US$153) senior secured notes denominated in euros maturing in May 2017, with an annual coupon of 8.875% and callable commencing on the fourth anniversary of their issuance. The senior secured notes, which were issued by our subsidiary CEMEX España, S.A., acting through its Luxembourg branch, are fully and unconditionally guaranteed by CEMEX, S.A.B. de C.V., CEMEX México, S.A. de C.V. and New Sunward Holding B.V, and have a pari passu over the collateral and all proceeds of the collateral granted to the financial institutions under the Financing Agreement and other secured lenders. As a result of the exchange, CEMEX generated a gain of approximately Ps5,401 (US$437), representing the difference between the amount of perpetual debentures reacquired and the amount of new secured notes issued, which was recorded in “Other equity reserves.”

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

As of March 31, 2011 and December 31, 2010 and for the three-month periods ended

March 31, 2011 and 2010

(Millions of Mexican pesos)

On March 30, 2010, CEMEX issued US$715 aggregate principal amount of 4.875% Optional Convertible Subordinated Notes due 2015, including the full exercise of the US$65 over-allotment option granted to the initial purchasers of the notes. The 2010 Optional Convertible Subordinated Notes are subordinated to all the Parent Company’s liabilities and commitments. The holders of the 2010 Optional Convertible Subordinated Notes have the option to convert their notes into CEMEX’s ADSs at a conversion price per ADS 30% higher than the ADS price at the pricing of the transaction. In connection with the offering, CEMEX entered into a capped call transaction expected to generally reduce the potential dilution cost to CEMEX upon future conversion of the 2010 Optional Convertible Subordinated Notes (note 12B). Based on MFRS, the 2010 Optional Convertible Subordinated Notes contain a liability component and an equity component. The equity component, which represents the premium of the noteholders’ call option, amounted to Ps1,232 and was recognized upon issuance within “Other equity reserves.” As of March 31, 2011, the liability component amounted to approximately Ps7,509 (US$631). After antidilution adjustments, the conversion rate as of March 31, 2011 was 79.5410 ADSs per each 1 thousand dollars principal amount of such 2010 Optional Convertible Subordinated Notes.

On January 13, 2010, through a reopening of the offering of its 9.5% notes due in 2016, CEMEX issued notes for an additional amount of US$500. The additional notes were issued at a price of US$105.25 per US$100 principal amount plus accrued interest from December 14, 2009 with a yield to maturity of 8.477%. CEMEX used approximately US$411 of the net proceeds to prepay principal due in 2011 under the Financing Agreement, and the difference was used for general corporate purposes. The original and additional notes are guaranteed by several of CEMEX’s operating subsidiaries.

The most representative exchange rates for the financial debt as of March 31, 2011 were as follows:

March 31, 2011
Mexican pesos per dollar	11.90
Euros per dollar	0.7061

Changes in consolidated debt for the three-month period ended March 31, 2011 and the year ended December 31, 2010, were as follows:

	March 31, 2011		December 31, 2010
Debt at beginning of the period	Ps	202,818	211,144
Proceeds from new debt instruments		28,234	20,026
Debt repayments		(25,406)	(29,641)
Issuance of debt in exchange for perpetual notes		1,491	15,437
Foreign currency translation and inflation effects		(4,139)	(14,148)

Debt at end of the period	Ps	202,998	202,818

The maturities of consolidated long-term debt as of March 31, 2011 were as follows:

	March 31, 2011
2012	Ps	4,596
2013		18,464
2014		98,321
2015		7,616
2016 and thereafter		73,182

	Ps	202,179

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

As of March 31, 2011 and December 31, 2010 and for the three-month periods ended

March 31, 2011 and 2010

(Millions of Mexican pesos)

Financing Agreement

On October 25, 2010, CEMEX and its lenders under the Financing Agreement agreed to amendments which prospectively modify certain financial ratios and other financial tests. In addition, CEMEX’s creditors under the Financing Agreement consented to the following amendments: a) allowing CEMEX to use the proceeds from a permitted fundraising to be applied to repay short-term CBs issued in Mexico; b) allowing CEMEX to replenish its CBs reserve with cash on hand or disposal proceeds following a voluntary prepayment of debt under the Financing Agreement made using amounts from the CBs reserve; c) assuming that specified debt reductions are met, allowing CEMEX to apply the proceeds from equity or equity-linked securities to the CBs reserve in the same way as it was permitted for proceeds from debt and convertible securities; d) the modification of solvency tests applying to certain intermediate holding companies to permit the elimination of subordinated intercompany liabilities; e) assuming that specified debt reductions are met, allowing the Parent Company to provide guarantees in connection with the refinancing of certain debt held by subsidiaries in Holland and Spain; f) permitting CEMEX to enter into a greater variety of derivative transactions for hedging exposures under voluntary convertible/exchangeable obligations, and permitting CEMEX to enter into such transactions with respect to mandatorily convertible securities; g) if by September 30, 2011, CEMEX has not issued equity or equity-linked securities for at least US$1,000, the interest rate on its debt under the Financing Agreement will increase until such amount of equity or equity-linked securities has been issued, and CEMEX will have the obligation, by an additional securities demand of its Financing Agreement creditors, to issue such securities prior to 6 months after the date of the additional securities demand. The interest rate increase will apply until that amount of equity or equity-linked securities is issued. To obtain the amendments package, CEMEX paid a fee to its creditors under the Financing Agreement. Unless CEMEX is able to repay approximately US$1,500 by December 31, 2011, of the debt outstanding under the Financing Agreement, CEMEX will be required to pay an additional fee in January 2012. CEMEX believes that the aforementioned amendments will increase its flexibility to refinance and/or repay existing debt.

With the issuance of the 2011 Optional Convertible Subordinated Notes CEMEX fulfilled its requirement to issue at least US$1,000 in equity or equity-linked securities therefore avoiding the step-up in the interest rate on its debt under the Financing Agreement as mentioned in the paragraph above.

B)	FAIR VALUE OF ASSETS, FINANCIAL INSTRUMENTS AND DERIVATIVE FINANCIAL INSTRUMENTS

CEMEX has negotiated interest rate swaps, cross currency swaps, forward contracts and other foreign exchange derivatives, as well as forward contracts and other derivative instruments on CEMEX’s own shares and third parties’ shares, with the objective, depending in each case, of: a) changing the profile of the interest rates and/or the interest rates and currencies originally negotiated in a portion of the debt; b) changing the mix of currencies of the debt; c) hedging certain net investments in foreign subsidiaries; d) changing the risk profile associated with the price of raw materials and other energy projects; and e) other corporate purposes.

As of March 31, 2011 and December 31, 2010, the notional amounts and fair values of CEMEX’s derivative instruments were as follows:

		March 31, 2011			December 31, 2010
	(U.S. dollars millions)	Notional amount		Fair value 1	Notional amount	Fair value 1
I.	Interest rate swaps	US$	196	34	196	35
II.	Equity forwards on third party shares		53	16	53	15
III.	Forward instruments over indexes		13	1	16	1
IV.	Options on CEMEX’s own shares		3,076	143	1,575	(71)

		US$	3,338	194	1,840	(20)

1	As of March 31, 2011 and December 31, 2010, the fair value amounts presented in this table are net of margin calls. For balance sheet purposes the margin calls are recognized within “Other current assets,” and “Other investments and non-current accounts receivable” as applicable.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

As of March 31, 2011 and December 31, 2010 and for the three-month periods ended

March 31, 2011 and 2010

(Millions of Mexican pesos)

13. OTHER CURRENT AND NON-CURRENT LIABILITIES

As of March 31, 2011 and December 31, 2010, consolidated other current accounts payable and accrued expenses were as follows:

	March 31, 2011		December 31, 2010
Provisions	Ps	9,948	9,372
Other accounts payable and accrued expenses		4,042	2,967
Tax payable		7,042	6,911
Advances from customers		1,307	1,564
Interest payable		2,430	1,697
Current liabilities for valuation of derivative instruments		5,101	9,438
Dividends payable		34	30

	Ps	29,904	31,979

Current provisions primarily consist of employee benefits accrued at the balance sheet date, insurance payments, and accruals related to legal and environmental assessments expected to be settled in the short-term (note 17). These amounts are revolving in nature and are expected to be settled and replaced by similar amounts within the next 12 months.

Other non-current liabilities include the best estimate of cash flows with respect to diverse issues where CEMEX is determined to be responsible and which are expected to be settled over a period greater than 12 months. They include asset retirement obligations, remediation and environmental liabilities, accruals for legal assessments and other responsibilities and non-current liabilities for valuation of derivative instruments. As of March 31, 2011 and as of December 31, 2010, the balance of other non-current liabilities amounted to Ps23,807 and Ps23,154, respectively.

14. STOCKHOLDERS’ EQUITY

A)	COMMON STOCK

As of March 31, 2011 and December 31, 2010, the common stock of CEMEX, S.A.B. de C.V. was represented as follows:

	March 31, 2011		December 31, 2010
Shares 1	Series A 2	Series B 3	Series A 2	Series B 3
Subscribed and paid shares	20,845,346,272	10,422,673,136	20,043,602,184	10,021,801,092
Unissued shares authorized for stock compensation programs	345,164,180	172,582,090	345,164,180	172,582,090
Shares that guarantee the issuance of convertible securities 4	5,932,438,520	2,966,219,260	1,896,584,924	948,292,462
Shares authorized for the issuance of stock or convertible securities 5	7,561,480	3,780,740	3,415,076	1,707,538

	27,130,510,452	13,565,255,226	22,288,766,364	11,144,383,182

1	13,068,000,000 shares as of March 31, 2011 and December 31, 2010, correspond to the fixed portion and 27,627,765,678 shares as of March 31, 2011 and 20,365,149,546 shares as of December 31, 2010 correspond to the variable portion.
2	Series “A” or Mexican shares must represent at least 64% of CEMEX’s capital stock.
3	Series “B” or free subscription shares must represent at most 36% of CEMEX’s capital stock.
4	Shares that guarantee the conversion of the 2009 Mandatorily Convertible Securities, the 2010 Optional Convertible Subordinated Notes and the 2011 Optional Convertible Subordinated Notes (note 12).
5	Shares authorized for the issuance of stock through a public offer or through the issuance of convertible securities.

On February 24, 2011, stockholders at the extraordinary stockholders’ meeting approved an increase in the variable portion of CEMEX’s capital stock of up to 6 billion shares (equivalent to 2 billion CPOs). Pursuant to the resolution approved by CEMEX’s stockholders, the subscription and payment of the new shares represented by CPOs may occur through a public offer of CPOs and/or issuance of convertible bonds and, until then, these shares will be kept in CEMEX’s treasury.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

As of March 31, 2011 and December 31, 2010 and for the three-month periods ended

March 31, 2011 and 2010

(Millions of Mexican pesos)

On February 24, 2011, stockholders at the 2010 annual ordinary stockholders’ meeting approved resolutions: (i) to increase the variable common stock through the capitalization of retained earnings, issuing up to 1,202.6 million shares (400.9 million CPOs) based on a price of Ps10.52 per CPO. Stockholders received 3 new shares for each 75 shares held (1 new CPO for each 25 CPOs held), through the capitalization of retained earnings; as a result, shares equivalent to approximately 401 million CPOs were issued, representing an increase in common stock of approximately Ps3, considering a nominal value of Ps0.00833 per CPO, and additional paid-in capital of Ps4,213; there was no cash distribution and no entitlement to fractional shares; and (ii) to increase the variable common stock by up to 60 million shares (20 million CPOs) issuable as a result of antidilution adjustments upon conversion of CEMEX’s 2010 Optional Convertible Subordinated Notes and the 2009 Mandatorily Convertible Securities; these shares will be kept in CEMEX’s treasury and will be used to preserve the rights of holders of these convertible notes.

On April 29, 2010, stockholders at the 2009 annual ordinary stockholders’ meeting approved resolutions: (i) to increase the variable common stock through the capitalization of retained earnings, issuing up to 1,153.8 million shares (384.6 million CPOs) based on a price of Ps14.24 per CPO. Stockholders received 3 new shares for each 75 shares held (1 new CPO for each 25 CPOs held), through the capitalization of retained earnings; as a result, shares equivalent to approximately 384.6 million CPOs were issued, representing an increase in common stock of approximately Ps3, considering a nominal value of Ps0.00833 per CPO, and additional paid-in capital of Ps5,476; there was no cash distribution and no entitlement to fractional shares; and (ii) to increase the variable common stock by up to 750 million shares (250 million CPOs) issuable as a result of antidilution adjustments upon conversion of CEMEX’s convertible securities, which generated an increase in common stock for approximately Ps2 against retained earnings. There was no cash distribution and no entitlement to fractional shares.

B)	RETAINED EARNINGS

In the fourth quarter of 2010, due to recent modifications to the income tax law in Mexico, in accordance to Interpretation 18, CEMEX reduced its estimated tax payable by approximately Ps2,911 against a credit to “Retained Earnings.” In addition, in connection with the initial adoption of MFRS C-3 in 2010, CEMEX reduced its retained earnings by approximately Ps105.

As of March 31, 2011 and December 31, 2010 retained earnings amounted to approximately Ps55,734 and Ps63,274, respectively.

C)	NON-CONTROLLING INTEREST AND PERPETUAL DEBENTURES

Non-controlling interest

Non-controlling interest represents the share of non-controlling stockholders in the results and equity of consolidated subsidiaries. As of March 31, 2011 and December 31, 2010, non-controlling interest in equity amounted to approximately Ps3,169 and Ps3,214, respectively.

Perpetual debentures

As of March 31, 2011 and December 31, 2010, consolidated balance sheets included approximately US$1,172 (Ps13,953) and US$1,320 (Ps16,310), respectively, representing the notional amount of perpetual debentures. In March 2011 and May 2010, as mentioned in note 12A, CEMEX exchanged part of its outstanding perpetual debentures for new senior secured notes.

Interest expense on the perpetual debentures, which is accrued based on the principal amount, was included within “Other equity reserves” and represented expenses for the three-month periods ended March 31, 2011 and 2010 of approximately Ps259 and Ps630, respectively.

These debentures have no fixed maturity date and do not represent a contractual payment obligation for CEMEX. As a result, these debentures, issued entirely by Special Purpose Vehicles (“SPVs”), qualify as equity instruments and are classified within non-controlling interest, as they were issued by consolidated entities. In addition, CEMEX has the unilateral right to defer indefinitely the payment of interest due on the debentures. The definition of the debentures as equity instruments was made under applicable IFRS, which were applied to these transactions in compliance with the supplementary application of IFRS in Mexico. The different SPVs were established solely for purposes of issuing the perpetual debentures and were included in CEMEX’s consolidated financial statements.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

As of March 31, 2011 and December 31, 2010 and for the three-month periods ended

March 31, 2011 and 2010

(Millions of Mexican pesos)

As of March 31, 2011 and December 31, 2010, CEMEX’s perpetual debentures were as follows:

Issuer	Issuance Date	March 31, 2011 Nominal Amount		December 31, 2010 Nominal Amount		Repurchase Option	Interest Rate
C10-EUR Capital (SPV) Ltd.	May 2007		€147		€266	Tenth anniversary	6.3%
C8 Capital (SPV) Ltd.	February 2007	US$	369	US$	369	Eight anniversary	6.6%
C5 Capital (SPV) Ltd. 1	December 2006	US$	147	US$	147	Fifth anniversary	6.2%
C10 Capital (SPV) Ltd.	December 2006	US$	449	US$	449	Tenth anniversary	6.7%

1	If CEMEX does not exercise its repurchase option by December 31, 2011, the annual interest rate of this series will change to 3-month LIBOR plus 4.277%, which will be reset quarterly. Interest payments on this series will be made quarterly instead of semi-annually. CEMEX is not permitted to call these debentures under the Financing Agreement. As of March 31, 2011, 3-month LIBOR was approximately 0.303%.

15. EARNINGS PER SHARE

The amounts considered for calculations of earnings (loss) per share (“EPS”) for the three-month period ended March 31, 2011 and March 31, 2010 were as follows:

	March 31, 2011		March 31, 2010
Denominator (thousands of shares)
Weighted average number of shares outstanding – basic		30,107,660	26,743,183
Numerators
Controlling interest loss	Ps	(3,353)	(4,351)
Non-controlling interest net income (loss)		(29)	9

Controlling interest loss – basic		(3,324)	(4,360)
Basic loss per share
Controlling interest basic EPS	Ps	(0.11)	(0.16)

Based on MFRS B-14 “Earnings per Share,” (“MFRS B14”), the weighted average number of shares outstanding as of March 31, 2011 and 2010 includes the shares issued as a result of the capitalization of retained earnings declared in February 2011 and April 2010 (note 14A).

According to MFRS B-14, diluted earnings per share shall not be disclosed when the result from continuing operations is a loss.

Beginning on January 1, 2011, in accordance with MFRS B-14 “Earnings per share,” EPS should be determined using the information related to the corresponding interim period.

16. COMMITMENTS

A)	GUARANTEES

As of March 31, 2011 and December 31, 2010, CEMEX, S.A.B. de C.V. had guaranteed loans of certain subsidiaries for approximately US$12,000 and US$13,028, respectively.

B)	PLEDGED ASSETS

As of March 31, 2011 and December 31, 2010, CEMEX had liabilities amounting to US$195 and US$186, respectively, secured by property, machinery and equipment.

In addition, in connection with the Financing Agreement (note 12A), CEMEX transferred the shares of several of its main subsidiaries, including CEMEX México, S.A. de C.V. and CEMEX España, S.A., to a trust for the benefit of the bank lenders, note holders and other creditors having the benefit of negative pledge clauses, in order to guarantee payment obligations under the Financing Agreement and other financial transactions. These shares secure several other financings entered into subsequent to the date of the Financing Agreement.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

As of March 31, 2011 and December 31, 2010 and for the three-month periods ended

March 31, 2011 and 2010

(Millions of Mexican pesos)

C)	COMMITMENTS

As of March 31, 2011 and December 31, 2010, CEMEX had commitments for the purchase of raw materials for an approximate amount of US$275 and US$288, respectively.

In 2006, in order to take advantage of the high wind potential in the “Tehuantepec Isthmus,” CEMEX and the Spanish company ACCIONA formed an alliance to develop a wind farm project for the generation of 250 Megawatts (MW) in the Mexican state of Oaxaca. CEMEX acted as promoter of the project, which was named EURUS. ACCIONA provided the required financing, made the construction and currently operates the wind farm. The installation of 167 wind turbines in the farm was finished on November 15, 2009. The agreements between CEMEX and ACCIONA established that CEMEX’s plants in Mexico should acquire a portion of the energy generated by the wind farm for a period of at least 20 years, which began in February 2010, when EURUS reached the committed limit capacity.

In 1999, CEMEX entered into agreements with an international partnership, which built and operated an electrical energy generating plant in Mexico called Termoeléctrica del Golfo (“TEG”). In 2007, another international company replaced the original operator. The agreements established that CEMEX would purchase the energy generated for a term of not less than 20 years, which started in April 2004. Likewise, CEMEX committed to supply TEG all fuel necessary for its operations, a commitment that has been hedged through a 20-year agreement entered with Petróleos Mexicanos, which terminates in 2024. With the change of the operator, in 2007, CEMEX extended the term of its agreement with TEG until 2027. Consequently, for the last 3 years of the TEG fuel supply contract, CEMEX intends to purchase the required fuel in the market. CEMEX is not required to make any capital expenditure in the project. For the three-month period ended March 31, 2011 and the year ended December 31, 2010, TEG supplied (unaudited) 69.83% and 72.8%, respectively, of CEMEX’s 15 plants’ electricity needs in Mexico during such periods.

In 2007, CEMEX Ostzement GmbH (“COZ”), CEMEX’s subsidiary in Germany, entered into a long-term energy supply contract with the recently renamed entity, Vattenfall Europe New Energy Ecopower (“VENEE”), pursuant to which VENEE was committed to supply energy to CEMEX’s Rüdersdorf plant for a period of 15 years starting on January 1, 2008. Based on the contract, each year COZ has the option to fix in advance the volume of energy that it will acquire from VENEE, with the option to adjust the purchase amount once on a monthly and quarterly basis. According to the contract, COZ acquired 28 MW in 2008 and 2009, 27 MW in 2010 and will acquire 27 MW per year from 2011 to 2014. COZ expects to acquire between 26 and 28 MW per year starting in 2015 and thereafter. The contract, which establishes a price mechanism for the energy acquired, based on the price of energy future contracts quoted on the European Energy Exchange, does not require initial investments and was expected to be performed at a future date. Based on its terms, this contract qualified as a financial instrument under MFRS. However, as the contract is for CEMEX’s own use and CEMEX sells any energy surplus as soon as actual energy requirements are known, regardless of changes in prices and thereby avoiding any intention of trading in energy, such contract is not recognized at its fair value.

In April 2008, Citibank entered into put option transactions on CEMEX’s CPOs with a Mexican trust that CEMEX established on behalf of its Mexican pension fund and certain of CEMEX’s directors and current and former employees (“the participating individuals”). The transaction was structured with two main components. Under the first component, the trust sold, for the benefit of CEMEX’s Mexican pension fund, put options to Citibank in exchange for a premium of approximately US$38. The premium was deposited into the trust and was used to purchase, on a prepaid forward basis, securities that track the performance of the Mexican Stock Exchange. Under the second component, the trust sold, on behalf of the participating individuals, additional put options to Citibank in exchange for a premium of approximately US$38, which was used to purchase prepaid forward CPOs. These prepaid forward CPOs, together with additional CPOs representing an equal amount in U.S. dollars, were deposited into the trust by the participating individuals as security for their obligations, and represent the maximum exposure of the participating individuals under this transaction. The put options gave Citibank the right to require the trust to purchase, in April 2013, approximately 112 million CPOs at a price of US$3.2086 per CPO (120% of initial CPO price in dollars). If the value of the assets held in the trust (32.1 million CPOs and the securities that track the performance of the Mexican Stock Exchange) were insufficient to cover the obligations of the trust, a guarantee would be triggered and CEMEX, S.A.B. de C.V. would be required to purchase in April 2013 the total CPOs at a price per CPO equal to the difference between US$2.8660 and the market value of the assets of the trust. The purchase price per CPO in dollars and the corresponding number of CPOs under this transaction are subject to dividend and other antidilution adjustments. After giving effect to the dividend adjustments as of March 31, 2011, and after giving effect to any dilution adjustments in respect of the recapitalization of earnings approved by shareholders at the 2010 shareholders’ meeting, the number of CPOs subject to this transaction is approximately 131 million and the purchase price has been adjusted to U.S.$2.7558. CEMEX recognizes a liability for the fair value of the guarantee, and changes in valuation were recorded in the statements of operations (note 12B).

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

As of March 31, 2011 and December 31, 2010 and for the three-month periods ended

March 31, 2011 and 2010

(Millions of Mexican pesos)

17. CONTINGENCIES

A)	CONTINGENT LIABILITIES RESULTING FROM LEGAL PROCEEDINGS

As of March 31, 2011, CEMEX was involved in various significant legal proceedings, the resolutions of which would imply cash outflows or the delivery of other resources owned by CEMEX. As a result, certain provisions have been recognized in the financial statements. Such provisions represent the best estimate of the contingent amounts payable in respect of these legal proceedings. As a result, CEMEX believes that it will not incur significant expenditure in excess of the amounts previously recorded. The details of the most significant events are as follows:

•

On January 2, 2007, the Polish Competition and Consumers Protection Office (the “Protection Office”) notified CEMEX Polska, a subsidiary in Poland, about the initiation of an antitrust proceeding against all cement producers in the country, including CEMEX Polska and another of CEMEX’s indirect subsidiaries in Poland. The Protection Office alleged that there was an agreement between all cement producers in Poland regarding prices, market quotas and other sales conditions of cement, and that the producers exchanged confidential information, all of which limited competition in the Polish cement market. In January 2007, CEMEX Polska filed its response to the notification, denying that it had committed the practices listed by the Protection Office. In addition, CEMEX Polska submitted formal comments and objections gathered during the proceeding, as well as facts supporting its position that its activities were in line with Polish competition law. In December 2009, the Protection Office issued a resolution imposing fines on a number of Polish cement producers, including CEMEX Polska. The fine imposed on CEMEX Polska amounted to 115 million Polish zlotys (US$41 or Ps488), which represents 10% of CEMEX Polska’s total revenue for the calendar year preceding the imposition of the fine. CEMEX Polska initiated an appeal before the Polish Court of Competition and Consumer Protection. The resolution will not be enforced until two appeals are exhausted. As of December 31, 2010, CEMEX recognized a provision of approximately 72 million Polish zlotys (US$25 or Ps298), representing the best estimate on such date of the expected cash outflow in connection with this resolution.

•

In 2005, through the acquisition of RMC Group plc (“RMC”), CEMEX assumed environmental remediation liabilities in the United Kingdom, pertaining to closed and current landfill sites for the confinement of waste. As of December 31, 2010, CEMEX had generated a provision for the net present value of such obligation of approximately £130 (US$208 or Ps2,475). Expenditure has been assessed and quantified over the period in which the sites have the potential to cause environmental harm, which was accepted by the regulator as being up to 60 years from the date of closure. The assessed expenditure included the costs of monitoring the sites and the installation, repair and renewal of environmental infrastructure.

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In August 2005, Cartel Damages Claims, S.A. (“CDC”), filed a lawsuit in the District Court in Düsseldorf, Germany against CEMEX Deutschland, AG, CEMEX’s subsidiary in Germany, and other German cement companies, originally seeking approximately €102 (US$144 or Ps1,714) in respect of damage claims by 28 entities relating to alleged price and quota fixing by German cement companies between 1993 and 2002. In the meantime, CDC has acquired new claims by assignment and the claim has increased to €131 (US$186 or Ps2,213). CDC is a Belgian company established in the aftermath of the German cement cartel investigation that took place from July 2002 to April 2003 by Germany’s Federal Cartel Office, with the purpose of purchasing potential damage claims from cement consumers and pursuing those claims against the cartel participants. In February 2007, the District Court in Düsseldorf allowed this lawsuit to proceed without going into the merits of this case by issuing an interlocutory judgment. All defendants appealed the resolution but the appeal was dismissed in May 2008 and the lawsuit will proceed at the level of court of first instance. As of March 31, 2011, CEMEX Deutschland, AG had accrued liabilities regarding this matter for approximately €20 (US$28 or Ps333). The District Court in Düsseldorf called for a hearing on the merits of this case, originally scheduled for May 26, 2011. This hearing has been cancelled, and no new date for a hearing has been notified.

•

As of March 31, 2011, CEMEX’s subsidiaries in the United States have accrued liabilities specifically relating to environmental matters in the aggregate amount of approximately US$28 (Ps333). The environmental matters relate to: a) the disposal of various materials, in accordance with past industry practice, which might be currently categorized as hazardous substances or wastes, and b) the cleanup of sites used or operated by CEMEX, including discontinued operations, regarding the disposal of hazardous substances or waste, either individually or jointly with other parties. Most of the proceedings are in the preliminary stages, and a final resolution might take several years. For purposes of recording the provision, CEMEX’s subsidiaries believe that it is probable that a liability has been incurred and the amount of the liability is reasonably estimable, whether or not claims have been asserted, and without giving effect to any possible future recoveries. Based on the information developed to date, CEMEX’s subsidiaries do not believe that they will be required to spend significant sums on these matters in excess of the amounts previously recorded. The ultimate cost that may be incurred to resolve these environmental issues cannot be assured until all environmental studies, investigations, remediation work and negotiations with or litigation against potential sources of recovery have been completed.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

As of March 31, 2011 and December 31, 2010 and for the three-month periods ended

March 31, 2011 and 2010

(Millions of Mexican pesos)

B)	OTHER LEGAL PROCEEDINGS

CEMEX is involved in various legal proceedings, which have not required the recognition of accruals as CEMEX believes that the probability of loss is reasonably remote after considering all the elements of such proceedings. As of March 31, 2011, the details of the most significant events with a quantification of the potential loss were as follows:

•

In September 2009, officers from the European Commission (“EC”), in conjunction with local officials of the Spanish National Competition Enforcement Authority (Comisión Nacional de la Competencia or “CNC”), conducted an unannounced inspection at CEMEX’s offices in Spain. The EC alleges that CEMEX may have participated in anti-competitive agreements and/or concerted practices. This investigation is related to previous unannounced inspections carried out by the EC in the United Kingdom and Germany in November 2008. Since the inspections, CEMEX has received requests for information from the EC in September 2009, October 2010 and December 2010. CEMEX has fully cooperated by providing the relevant information on time.

•

On December 8, 2010, the EC informed CEMEX that it has decided to initiate formal proceedings in respect of possible anticompetitive practices in Austria, Belgium, the Czech Republic, France, Germany, Italy, Luxembourg, the Netherlands, Spain and the United Kingdom. These proceedings may lead to an infringement decision, or if the objections raised by the EC are not substantiated, the case might be closed. If the allegations are substantiated, the EC may impose a maximum fine of up to 10% of the total turnover of the relevant companies for the last year preceding the imposition of the fine for which the financial statements have been approved. CEMEX intends to defend its position vigorously in this proceeding and is fully cooperating and will continue to cooperate with the EC in connection with this matter.

•

On November 10, 2010, the Colombian Tax Authority (Dirección de Impuestos) notified CEMEX Colombia of a proceeding in which the Colombian Tax Authority rejected certain tax losses taken by CEMEX Colombia in its 2008 year-end tax return. In addition, the Colombian Tax Authority assessed an increase in taxes to be paid by CEMEX Colombia in the amount of approximately 43 billion Colombian pesos (US$23 or Ps274) and imposed a penalty in the amount of approximately 69 billion Colombian pesos (US$37 or Ps440), both amounts as of December 31, 2010. The Colombian Tax Authority argues that CEMEX Colombia is limited in its use of prior year tax losses to 25% of such losses per subsequent year. CEMEX believes that the tax provision that limits the use of prior year tax losses does not apply in the case of CEMEX Colombia because the applicable tax law was repealed in 2006. Furthermore, CEMEX believes that the Colombian Tax Authority is no longer able to review the 2008 tax return because the time to review such returns has already expired pursuant to Colombian law. In February 2011, CEMEX Colombia presented its arguments to the Colombian Tax Authority. The Colombian Tax Authority has six months from the time CEMEX Colombia presented such arguments to send a “Liquidación Oficial,” or final determination, that CEMEX may appeal, if necessary. At this stage, CEMEX is not able to assess the likelihood of an adverse result or potential damages which could be borne by CEMEX Colombia.

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In September 2009, the CNC, applying exclusively national antitrust law, separately conducted its own inspection in the context of possible anticompetitive practices in the production and distribution of mortar, ready-mix and aggregates within the Chartered Community of Navarre (“Navarre”). In December 2009, the CNC started a procedure against CEMEX España for alleged practices prohibited under the Spanish competition law. In November 2010, the CNC provided CEMEX España with a Statement of Facts that included some allegations that could be construed as a possible infringement by CEMEX España of Spanish competition law in Navarre. The Statement of Facts was addressed to CEMEX España, but also indicated that its parent company, New Sunward Holding B.V., could be jointly and severally liable for the investigated behavior. On December 10, 2010, the CNC Investigative Department notified CEMEX of its proposed decision, which declared an existence of infringement, and will submit the proposed decision to the CNC Council. The notification of the proposed decision marked the end of the investigation phase. On December 29, 2010, CEMEX submitted its opposition to the proposed decision denying all charges formulated by the CNC. The CNC must issue a final decision within 18 months from the formal start of the procedure, which began on December 15, 2009. The maximum fine that the CNC could impose would be 10% of the total revenues of CEMEX España’s ready-mix production activities within Navarre for the calendar year preceding the imposition of the fine.

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In June 2009, the Texas General Land Office (“GLO”) alleged that CEMEX Construction Materials South, LLC failed to pay approximately US$550 (Ps6,545) in royalties related to mining by CEMEX and its predecessors since the 1940s on lands that, when transferred originally by the State of Texas, contained reservation of mineral rights. The petition filed by the GLO also states that the State of Texas is seeking injunctive relief. On December 17, 2009, the Texas court handling this matter granted CEMEX’s motion for summary judgment finding that the GLO’s claims had no merit. The GLO filed an appeal on March 25, 2010. CEMEX will continue to vigorously defend the claim.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

As of March 31, 2011 and December 31, 2010 and for the three-month periods ended

March 31, 2011 and 2010

(Millions of Mexican pesos)

•

In January and March 2009, one of CEMEX’s subsidiaries in Mexico was notified of two findings of presumptive responsibility issued by the Mexican Competition Authority (Comisión Federal de Competencia or “CFC”), alleging certain violations of Mexican antitrust laws. CEMEX believes these findings contain substantial violations of rights granted by the Mexican Constitution. In February and April 2009, CEMEX filed two constitutional challenges in connection with these two cases. With respect to the first case, the Circuit Court determined that CEMEX lacked standing since the notice of presumptive responsibility did not affect any of CEMEX’s rights; therefore, CEMEX should wait until the CFC concludes its proceedings and issues a final ruling before raising its constitutional challenge again. However, in July 2010, in light of the possible violations to CEMEX’s constitutional rights, the CFC terminated the existing proceeding and reinitiated a new proceeding against CEMEX to avoid such violations. CEMEX believes that Mexican law does not entitle the CFC to reinitiate a new proceeding but only to continue with the original one. In August 2010, CEMEX filed a separate constitutional challenge with the Circuit Court to argue against the reinitiated proceeding. With respect to the second case, in December 2010, the District Court in Mexico City determined that CEMEX lacked standing with its constitutional challenge since the notice of presumptive responsibility did not affect any of CEMEX’s rights; therefore, CEMEX should wait until the CFC concludes its proceeding and issues a final ruling before raising its constitutional challenge again. CEMEX expects to appeal the resolution of the District Court.

•

In November 2008, AMEC/Zachry, the general contractor for the expansion program in Brooksville, Florida, filed a lawsuit against CEMEX Florida in the United States, alleging delay damages and seeking an equitable adjustment to the contract and payment of change orders. In its claim, AMEC/Zachry sought indemnity for US$60 (Ps714). During 2009, FLSmidth (“FLS”), a supplier for the mining and cement industry, became a co-defendant in the lawsuit. During 2009 and 2010, CEMEX filed counterclaims against both suppliers. On November 18, 2010, the court denied AMEC/Zachry’s motion to dismiss against CEMEX Florida, and denied FLS’s motion on the pleading against CEMEX Florida. CEMEX Florida amended its pleadings in accordance with the court’s rulings. The parties have exchanged documents and depositions are scheduled for the next several months. Until discovery is significantly underway, CEMEX cannot assess the likelihood of an adverse result or the potential damages which could be borne by CEMEX.

•

In August 2005, a lawsuit was filed against a subsidiary of CEMEX Colombia and other members of the Asociación Colombiana de Productores de Concreto, or ASOCRETO, a union formed by all the ready-mix concrete producers in Colombia. The lawsuit claimed that CEMEX Colombia and other ASOCRETO members were liable for the premature distress of the roads built for the mass public transportation system in Bogotá using ready-mix concrete supplied by CEMEX Colombia and other ASOCRETO members. The plaintiffs alleged that the base material supplied for the road construction failed to meet the quality standards offered by CEMEX Colombia and the other ASOCRETO members and/or that they provided insufficient or inaccurate information in connection with the product. The plaintiffs sought the repair of the roads and estimated that the cost of such repair would be approximately 100 billion Colombian pesos (US$53 or Ps631). In January 2008, CEMEX Colombia was subject to a court order, sequestering a quarry called El Tunjuelo, as security for a possible future money judgment to be rendered against CEMEX Colombia in these proceedings. The court determined that in order to lift this attachment and prevent further attachments, CEMEX Colombia was required to deposit with the court 337.8 billion Colombian pesos (US$180 or Ps2,142) in cash. CEMEX appealed this decision and also requested that the guarantee be covered by all defendants in the case. In March 2009, the Superior Court of Bogotá allowed CEMEX to offer security in the amount of 20 billion Colombian pesos (US$11 or Ps131). CEMEX deposited the security and, in July 2009, the attachment was lifted. At this stage, we are not able to assess the likelihood of an adverse result or the potential damages that could be borne by CEMEX Colombia upon appeal.

•

On January 21, 2011, the Mexican tax authorities notified CEMEX, S.A.B. de C.V., of a tax assessment for approximately Ps996 (US$84) pertaining to the tax year 2005. The tax assessment is related to the corporate income tax in connection with the tax consolidation regime. As a result of a tax reform in 2005, the law allows the cost of goods sold to be deducted, instead of deducting purchases. Since there were inventories as of December 31, 2004, in a transition provision, the law allowed the inventory to be accumulated as income (thus reversing the deduction via purchases) and then be deducted from 2005 onwards as cost of goods sold. In order to compute the income resulting from the inventories in 2004, the law allowed this income to be offset against accumulated tax losses of some of CEMEX’s subsidiaries. The authorities argued that because of this offsetting, the right to use such losses at the consolidated level had been lost; therefore, CEMEX had to increase its consolidated income or decrease its consolidated losses. CEMEX believes that there is no legal support for the conclusion of the Mexican tax authorities. Therefore on March 29, 2011, CEMEX challenged the assessment before the tax court.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

As of March 31, 2011 and December 31, 2010 and for the three-month periods ended

March 31, 2011 and 2010

(Millions of Mexican pesos)

C)	OTHER CONTINGENCIES FOR LEGAL PROCEDURES

Finally, there are certain legal proceedings in which a negative resolution for CEMEX may represent, among others, the revocation of operating licenses or the assessment of fines, whereby CEMEX may experience a decrease of future revenues, an increase in operating costs or a loss. Nevertheless, as of the date of these financial statements, in some cases, it is not possible to quantify the impact. As of March 31, 2011, the most significant other contingencies were the following:

•

Pursuant to amendments to the Mexican income tax law effective on January 1, 2005, Mexican companies with investments in entities incorporated in foreign countries whose income tax liability is less than 75% of the income tax that would be payable in Mexico, are required to pay taxes in Mexico on indirect revenues, such as dividends, royalties, interest, capital gains and rental fees obtained by such foreign entities, provided, however, that such revenues are not derived from entrepreneurial activities in such countries. CEMEX challenged the constitutionality of the amendments before the Mexican federal courts. In September 2008, the Supreme Court of Justice ruled the amendments were constitutional for tax years 2005 to 2007. Since the Supreme Court’s decision does not pertain to the amount of taxes due or other tax obligations, CEMEX will self-assess any taxes due through the submission of amended tax returns. CEMEX has not yet determined the amount of tax or the periods affected, but the amount could be material. If the Mexican tax authorities do not agree with our self-assessment of the taxes due for past periods, they may assess additional amounts of taxes past due, which could be material and may impact CEMEX’s cash flows.

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On June 5, 2010, the Secretaría Distrital de Ambiente de Bogotá, the District of Bogota’s environmental secretary (or the “environmental secretary”), ordered the suspension of the mining activities of CEMEX Colombia at El Tunjuelo quarry, located in Bogotá, Colombia, as a temporary injunction. As part of the temporary injunction, Holcim Colombia and Fundación San Antonio (local aggregates producers), which also have mining activities located in the same area of El Tunjuelo quarry, have also been ordered to suspend mining activities in that area. The environmental secretary alleges that during the past 60 years CEMEX Colombia and the other companies included in the temporary injunction have illegally changed the course of the Tunjuelo River, have used the percolating waters without any permission and have improperly used the edge of the river for mining activities. In connection with the temporary injunction, on June 5, 2010, CEMEX Colombia received a formal notification from the environmental secretary informing about the initiation of proceedings to impose fines based on the previously mentioned presumed environmental violations against CEMEX Colombia. CEMEX Colombia responded to the temporary injunction by requesting that it be revoked based on the fact that the mining activities at El Tunjuelo quarry are supported by the corresponding authorizations required by the applicable environmental laws and that all the environmental impact statements submitted by CEMEX Colombia have been reviewed and permanently authorized by the Ministerio del Medio Ambiente, Vivienda y Desarrollo Territorial. On June 11, 2010, the local authorities in Bogotá, in compliance with the environmental secretary’s decision, sealed off the mine to machinery and prohibited the removal of our aggregates inventory. Although there is not an official quantification of the possible fine, the environmental secretary has publicly declared that the fine could be as much as 300 billion Colombian pesos (US$160 or Ps1,904). The temporary injunction does not currently compromise the production and supply of ready-mix concrete to our clients in Colombia. CEMEX Colombia is analyzing its legal strategy to defend itself against these proceedings. At this stage, we are not able to assess the likelihood of an adverse result or potential damages which could be borne by CEMEX Colombia.

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In October 2009, CEMEX Corp., one of CEMEX’s subsidiaries in the United States, and other cement and concrete suppliers were named as defendants in several purported class action lawsuits alleging price-fixing in Florida. The purported class action lawsuits are of two distinct types: a) the first type were filed by entities purporting to have purchased cement or ready-mix concrete directly from one or more of the defendants; and b) the second group of plaintiffs are entities purporting to have purchased cement or ready-mix concrete indirectly from one or more of the defendants. Underlying all purported suits is the allegation that the defendants conspired to raise the price of cement and hinder competition in Florida. On October 12, 2010, the court granted in part the defendants’ motion, dismissing from the case all claims relating to cement and reducing the applicable time period of the plaintiffs’ claims. On October 29, 2010, the plaintiffs filed further amended complaints pursuant to the court’s decision. On December 2, 2010, CEMEX moved to dismiss the amended complaint filed by the indirect purchaser plaintiffs based on lack of standing. CEMEX also answered the complaint filed by the direct purchaser plaintiffs. On January 4, 2011, both the direct and indirect purchaser plaintiffs filed further amended complaint, which CEMEX answered on January 18, 2011. CEMEX simultaneously moved to partially dismiss the indirect purchaser plaintiffs’ amended complaint, again based on a lack of standing for two of the three named plaintiffs. In March 2011, the direct and indirect purchasers, filed motions for certification. CEMEX continues to believe that the lawsuits are without merit and intends to defend them vigorously.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

As of March 31, 2011 and December 31, 2010 and for the three-month periods ended

March 31, 2011 and 2010

(Millions of Mexican pesos)

•

In October 2008, in connection with the nationalization of CEMEX’s assets in Venezuela, CEMEX’s subsidiaries in Holland, which held CEMEX’s shares in CEMEX Venezuela, submitted a complaint seeking international arbitration to the International Centre for Settlement of Investment Disputes (“ICSID”) following the Venezuelan Government’s confiscation of assets, deprivation of rights of CEMEX Venezuela and the initiation of the expropriation of CEMEX’s Venezuelan business. On July 27, 2010, the ICSID tribunal heard arguments on the jurisdictional objections raised by the Republic of Venezuela and issued its decision in favor of jurisdiction on December 30, 2010. The proceedings are now expected to proceed to the merits phase of the arbitration. CEMEX is unable at this preliminary stage to estimate the likely range of potential recovery or to determine what position the Republic of Venezuela will take in these proceedings, the nature of the award that may be issued by the ICSID tribunal or the likely extent of collection of any possible monetary award issued.

On January 7, 2011, CEMEX announced that it is maintaining a constructive negotiation process with the Republic of Venezuela aimed at achieving an amicable settlement and that an agreement may be finalized in the near term. Such agreement would render the ongoing arbitration process with the ICSID unnecessary. Nonetheless, for accounting purposes at March 31, 2011, CEMEX cannot assess the likelihood of effectively recovering the net asset in the short-term; therefore, its net assets remain within long-term assets.

In addition, the government of Venezuela has claimed that three cement transportation vessels, transferred before the expropriation of CEMEX Venezuelan operations, continue to be the property of the former CEMEX Venezuela, and obtained interim measures before a Venezuelan court barring further transfer or disposition of the vessels. The government of Venezuela attempted to enforce this interim measure in the courts of Panama, and on November 2010, the Panamanian Supreme Civil Court’s confirmed its prior rejection of such attempt to give the Venezuelan interim measures legal effect in Panama. The appropriate affiliates of CEMEX will continue to resist any further efforts by the government of Venezuela to assert ownership rights over the vessels.

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In July 2008, Strabag SE (“Strabag”), one of the leading suppliers of building materials in Europe, entered into a Share Purchase Agreement (“SPA”) to purchase CEMEX’s operations in Austria and Hungary for €310 (US$439 or Ps5,224), subject to authorization of the competition authorities in Hungary and Austria. On July 1, 2009, Strabag notified CEMEX of its purported rescission of the SPA, arguing that the regulatory approvals were not obtained before June 30, 2009. In October 2009, CEMEX filed a claim against Strabag before the International Arbitration Court of the International Chamber of Commerce (“ICC”), requesting a declaration that Strabag’s rescission of the SPA was invalid and claiming the payment of damages caused to CEMEX for the alleged breach of the SPA for €150 (US$212 or Ps2,523). In December 2009, Strabag requested the tribunal to dismiss the claim and also filed a counterclaim for the payment of damages and applied for security for costs related to the arbitration proceedings for an aggregate amount of approximately €2 (US$3 or Ps36). The security for costs application was withdrawn by Strabag in March 2010. The arbitration tribunal was constituted on February 16, 2010. On June 30, 2010, CEMEX submitted its statement of claim and its list of witnesses. On October 29, 2010, Strabag submitted its statement of defense and counterclaim. On January 14, 2011, CEMEX submitted a reply and answer to Strabag’s counterclaim and on March 7, 2011, Strabag submitted its reply. CEMEX believes Strabag’s counterclaim to be unfounded.

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In 2002, CEMEX Construction Materials Florida, LLC (“CEMEX Florida”), one of CEMEX’s subsidiaries in the United States, was granted one federal quarry permit that covered the SCL and FEC quarries, and was the beneficiary of another federal quarrying permit for the Lake Belt area in South Florida, which covered the Kendall Krome quarry. In response to litigation brought by environmental groups concerning the manner in which the federal quarry permits were granted, in January 2009, a judge from the U.S. District Court for the Southern District of Florida ordered the withdrawal of the federal quarry permits of CEMEX’s SCL, FEC and Kendall Krome quarries. The judge ruled that there were deficiencies in the procedures and analysis undertaken by the relevant governmental agencies involved with the issuance of the permits. On January 29, 2010, in connection with the withdrawal of federal quarry permits in Lake Belt, Florida, the Army Corps of Engineers concluded a revision related to the court’s ruling in 2006 and determined procedures for granting new federal quarry permits in the area. During February 2010, new quarry permits were granted to the SCL and FEC quarries. However, at December 31, 2010, a number of potential environmental impacts must be addressed before a new federal quarry permit may be issued for mining in the Kendall Krome quarry. If CEMEX Florida were unable to maintain the new Lake Belt permits, CEMEX Florida would need to source aggregates, to the extent available, from other locations in Florida or import aggregates. This would likely affect operating income from CEMEX’s Florida operations. Any adverse impacts on the Florida economy arising from the cessation or significant restriction of quarrying operations in the Lake Belt area could also have a material adverse effect on our financial results.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

As of March 31, 2011 and December 31, 2010 and for the three-month periods ended

March 31, 2011 and 2010

(Millions of Mexican pesos)

•

In April 2006, the cities of Kaštela and Solin in Croatia published their respective development master plans, adversely impacting the mining concession granted to a CEMEX’s subsidiary in Croatia by the Croatian government in September 2005. In May 2006, CEMEX filed an appeal before one constitutional court seeking a declaration by the court of its rights and seeking prohibition of the implementation of the master plans. The municipal courts in Kaštela and Solin had previously rejected the appeals presented by CEMEX. These resolutions were appealed. These cases are currently under review by the Constitutional Court in Croatia, and it is expected that these proceedings will continue for several years before resolution. During the proceedings, the Administrative Court in Croatia ruled in favor of CEMEX, validating the legality of the mining concession granted by the government of Croatia. This decision was final. However, CEMEX expects a resolution from the Constitutional Court to determine if the cities of Kaštela and Solin, within the scope of their master plans, can unilaterally change the borders of exploited fields. Currently, it is difficult to determine the impact on CEMEX as a result of the Kaštela and Solin proceedings.

In addition, as of March 31, 2011, there are various legal proceedings of minor impact that have arisen in the ordinary course of business. These proceedings involve: 1) product warranty claims; 2) claims for environmental damages; 3) indemnification claims relating to acquisitions; 4) claims to revoke permits and/or concessions; and 5) other diverse civil actions. CEMEX considers that in those instances in which obligations have been incurred, CEMEX has accrued adequate provisions to cover the related risks. CEMEX believes these matters will be resolved without any significant effect on its business or results of operations.

As of March 31, 2011, the tax returns submitted by some subsidiaries of CEMEX located in several countries are under review by the respective tax authorities in the ordinary course of business. CEMEX cannot anticipate if such reviews will result in new tax assessments, which, should any exist, would be appropriately disclosed and/or recognized in the financial statements.

18. SUBSEQUENT EVENTS

On April 1, 2011, the Colombian Tax Authority (Dirección de Impuestos) notified CEMEX Colombia of a proceeding in which the Colombian Tax Authority rejected certain deductions taken by CEMEX Colombia in its 2009 year-end tax return. In addition, the Colombian Tax Authority seeks to increase the taxes to be paid by CEMEX Colombia in the amount of approximately 90 billion Colombian pesos (US$48) and to impose a penalty in the amount of approximately 144 billion Colombian pesos (US$77). The Colombian Tax Authority argues that certain expenses are not deductible for fiscal purposes because they are not linked to direct revenues recorded in the same fiscal year, without taking into consideration that future revenue will be subject to income tax in Colombia. At this stage, CEMEX is not able to assess the likelihood of an adverse result or potential damages which could be borne by CEMEX Colombia.

On April 1, 2011, in connection with the European Commission’s antitrust investigations, the European Commission notified CEMEX, S.A.B. de C.V. about a decision under Article 18(3) of Council Regulation (EC) No 1/2003 of December 16, 2002 on the implementation of the rules on competition set forth in Article 81 of the EC Treaty (current Articles 101 and 102 of the EC Treaty), which included a request for CEMEX, S.A.B. de C.V. to deliver a material amount of information and documentation by June 27, 2011. CEMEX, S.A.B. de C.V. and several of its European affiliates filed an appeal before the General Court of the European Union for the annulment of such decision on the grounds that such request is contrary to several principles of European Union Law. In addition, on June 17, 2011, CEMEX, S.A.B. de C.V. and several of its European affiliates filed a claim for a provisional suspension of the obligation to comply with such decision before the General Court of the European Union.

On April 5, 2011, CEMEX closed the offering of US$800 aggregate principal amount of Floating Rate Senior Secured Notes due in 2015, which were issued at 99.001% of face value. The April 2011 Notes are unconditionally guaranteed by CEMEX México, S.A. de C.V., New Sunward Holding B.V. and CEMEX España, S.A. The net proceeds from the offering, approximately US$788, were used to repay indebtedness under the Financing Agreement.

On April 15, 2011, in connection with the antitrust cases in Florida, the court denied the motions for certification filed by the direct and indirect purchasers.

On April 19, 2011, in connection with the investment described in note 9A, Blue Rock adopted the form of a S.à.r.l. (private limited liability company), and its name changed to TRG Blue Rock HBM Holdings S.à.r.l. (“Blue Rock -TRG”). Blue Rock-TRG is now managed by entities that are part of The Rohatyn Group, LLC (a privately owned firm that invests in the public equity and fixed income markets across the globe, including emerging markets of Latin America, Asia, Africa and Central and Eastern Europe).

On May 3, 2011, in connection with the Texas General Land Office litigation, the GLO and CEMEX submitted briefs and the Court of Appeals heard oral arguments on this matter. It is not certain when the court will issue its ruling.

On May 5, 2011 and May 17, 2011, CEMEX extended its securitization programs of accounts receivables in Spain and in the United States for 5 and 2 years, respectively, for funded amounts of up to €100 in Spain and US$275 in the United States. As a result, CEMEX’s securitization programs outstanding as of March 31, 2011 are scheduled to expire for Spain in May 2016 and for the United States in May 2013.

On May 17, 2011, in connection with the antitrust investigations in Spain by the CNC, the CNC Council decided to accept CEMEX España’s request to review the evidence presented by the other parties. As a result, the deadline for the CNC Council to issue a decision has been interrupted and will resume once the other parties present the proposed evidence requested by CEMEX España.

CEMEX, S.A.B. DE C.V. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

As of March 31, 2011 and December 31, 2010 and for the three-month periods ended

March 31, 2011 and 2010

(Millions of Mexican pesos)

As of May 31, 2011, the Internal Revenue Service (“IRS”) has issued various Notices of Proposed Adjustment (“NOPAs”) for the years 2005 through 2007 proposing certain adjustments. CEMEX has requested the opportunity to discuss and negotiate these with the IRS field team before they are finalized as formal Revenue Agent Reports. CEMEX anticipates that this process of discussion and negotiation, together with subsequent administrative and legal processes that CEMEX may avail itself of if discussion and negotiation do not produce an acceptable settlement, may take an extended period of time, and management is uncertain that these issues will be settled in the next twelve months. CEMEX believes it has adequately reserved for its uncertain tax positions; however, there can be no assurance that the outcome of the IRS negotiations will not require further provisions for taxes.

19. MAIN SUBSIDIARIES

The main subsidiaries as of March 31, 2011 and December 31, 2010 were as follows:

		% interest
Subsidiary	Country	March 31, 2011	December 31, 2010
CEMEX México, S. A. de C.V. 1	Mexico	100.0	100.0
CEMEX España, S.A. 2	Spain	99.9	99.9
CEMEX, Inc.	United States	100.0	100.0
CEMEX (Costa Rica), S.A.	Costa Rica	99.1	99.1
Assiut Cement Company	Egypt	95.8	95.8
CEMEX Colombia S.A.	Colombia	99.7	99.7
Cemento Bayano, S.A.	Panama	99.5	99.5
CEMEX Dominicana, S.A.	Dominican Republic	100.0	100.0
CEMEX de Puerto Rico Inc.	Puerto Rico	100.0	100.0
CEMEX France Gestion (S.A.S.)	France	100.0	100.0
CEMEX Asia Holdings Ltd. 3	Singapore	100.0	100.0
Solid Cement Corporation 3	Philippines	100.0	100.0
APO Cement Corporation 3	Philippines	100.0	100.0
CEMEX (Thailand) Co., Ltd. 3	Thailand	100.0	100.0
CEMEX U.K.	United Kingdom	100.0	100.0
CEMEX Investments Limited	United Kingdom	100.0	100.0
CEMEX Deutschland, AG.	Germany	100.0	100.0
CEMEX Austria, AG.	Austria	100.0	100.0
CEMEX Hrvatska d.d.	Croatia	100.0	100.0
CEMEX Czech Operations, s.r.o.	Czech Republic	100.0	100.0
CEMEX Polska sp. Z.o.o.	Poland	100.0	100.0
CEMEX Hungária Kft.	Hungary	100.0	100.0
Readymix PLC. 4	Ireland	61.2	61.2
CEMEX Holdings (Israel) Ltd.	Israel	100.0	100.0
CEMEX SIA	Latvia	100.0	100.0
CEMEX Topmix LLC, CEMEX Supermix LLC and CEMEX Falcon LLC 5	United Arab Emirates	100.0	100.0

1.	CEMEX México, S.A. de C.V. is the indirect holding company of CEMEX España, S.A. and subsidiaries.
2.	CEMEX España, S.A. is the indirect holding company of all CEMEX’s international operations.
3.	Represents CEMEX’s indirect interest in the economic benefits of these entities.
4.	Readymix PLC shares are listed on the Irish stock exchange.
5.	CEMEX owns 49% of the common stock of these entities and obtains 100% of the economic benefits, through arrangements with other stockholders.